UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

Mercury Systems, Inc.
 (Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒ No fee required

☐ Fee paid previously with preliminary materials

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

September 21, 2023
Dear Shareholder:
We will hold our 2023 Annual Meeting of Shareholders on October 25, 2023, beginning at 10:00 a.m Eastern Time at the Company's headquarters at 50 Minuteman Road, Andover, Massachusetts 01810. We look forward to your attending the meeting either in person or by proxy. The enclosed notice of meeting, proxy statement, and proxy card describe the proposals to be acted upon at the meeting.
Please refer to the enclosed proxy statement for detailed information on each of the proposals. Your vote is important. Please vote by internet, telephone, or mail as soon as possible to ensure your vote is recorded promptly. Please also note that, if you wish to attend the meeting, you must request an admission ticket in advance. To obtain an admission ticket, please follow the instructions on page 1 of the proxy statement.
On behalf of the Board of Directors, we would like to express our appreciation for your continued interest in our Company.
Sincerely yours,
William L. Ballhaus
President, Chief Executive Officer, and Director

MERCURY SYSTEMS, INC.
50 MINUTEMAN ROAD
ANDOVER, MA 01810
(978) 256-1300

Notice of 2023 Annual Meeting of Shareholders

To Be Held on October 25, 2023
The 2023 Annual Meeting of Shareholders of MERCURY SYSTEMS, INC. will be held on October 25, 2023, at 10:00 a.m. Eastern Time at the Company's headquarters at 50 Minuteman Road, Andover, Massachusetts 01810. The meeting is being held for the following purposes:
1.    To elect three Class II directors nominated by the Board of Directors, each to serve for a three-year term, and in each case until their successors are duly elected and qualified.
2.    To hold an advisory vote on the fiscal 2023 compensation of our named executive officers (the "say-on-pay" vote).
3.    To hold an advisory vote on the frequency of holding future say-on-pay votes.
4. To hold a vote to approve our Amended and Restated 2018 Stock Incentive Plan.
5.    To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2024.
6.    To consider and act upon any other business that may properly come before the meeting or any adjournment or postponement of the meeting.
Proposal Number One relates solely to the election of three Class II directors and does not include any other matters relating to the election of directors, including, without limitation, the election of directors nominated by any Mercury shareholder.
The Board of Directors has fixed the close of business on August 25, 2023 as the record date for the meeting. All shareholders of record on that date are entitled to notice of and to vote at the meeting.
Your vote is important. Please vote by internet, telephone, or mail as soon as possible to ensure your vote is recorded promptly. To attend the meeting, please follow the instructions on page 1 of the proxy statement.
Important Notice Regarding the Availability of Proxy Materials for the 2023 Annual Meeting of Shareholders To Be Held on October 25, 2023: This proxy statement and Annual Report and Form 10-K for our fiscal year ended June 30, 2023 are available at www.edocumentview.com/MRCY.

By Order of the Board of Directors

Christopher C. Cambria Secretary

Andover, Massachusetts
September 21, 2023

i

EXECUTIVE SUMMARY
This executive summary is an overview of information that you will find elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.
Proposals and Board Recommendations

No.	Proposal Summary	Board's Voting Recommendations
1	Election of Three Class II Directors	FOR each nominee
2	Advisory Vote on Fiscal 2023 Executive Compensation ("Say-on-Pay")	FOR
3	Advisory Vote on the Frequency of Holding Future Say-on-Pay Votes	1 YEAR
4	Amended and Restated 2018 Stock Incentive Plan	FOR
5	Ratification of Appointment of Our Independent Registered Public Accounting Firm for Fiscal 2024	FOR

Cautionary Note on Forward-Looking Statements: This proxy statement contains certain forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, including those relating to the Company's focus on enhanced execution of the Company's strategic plan under a refreshed Board and leadership team. You can identify these statements by the words "may," "will," "could," "should," "would," "plans," "expects," "anticipates," "continue," "estimate," "project," "intend," "likely," "forecast," "probable," "potential," and similar expressions. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. Such risks and uncertainties include, but are not limited to, continued funding of defense programs, the timing and amounts of such funding, general economic and business conditions, including unforeseen weakness in the Company's markets, effects of any U.S. federal government shutdown or extended continuing resolution, effects of geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in or cost increases related to completing development, engineering, and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, changes in, or in the U.S. government's interpretation of, federal export control or procurement rules and regulations, changes in, or in the interpretation or enforcement of, environmental rules and regulations, market acceptance of the Company's products, shortages in or delays in receiving components, supply chain delays or volatility for critical components such as semiconductors, production delays or unanticipated expenses including due to quality issues or manufacturing execution issues, failure to achieve or maintain manufacturing quality certifications, such as AS9100, the impact of the COVID pandemic and supply chain disruption, inflation and labor shortages, among other things, on program execution and the resulting effect on customer satisfaction, inability to fully realize the expected benefits from acquisitions, restructurings, and execution excellence initiatives or delays in realizing such benefits, challenges in integrating acquired businesses and achieving anticipated synergies, effects of shareholder activism, increases in interest rates, changes to industrial security and cyber-security regulations and requirements and impacts from any cyber or insider threat events, changes in tax rates or tax regulations, such as the deductibility of internal research and development, changes to interest rate swaps or other cash flow hedging arrangements, changes to generally accepted accounting principles, difficulties in retaining key employees and customers, which difficulties may be impacted by the termination of the Company's announced strategic review initiative, unanticipated challenges with the transition of the Company's Chief Executive
Officer and Chief Financial Officer roles, including any dispute arising with the former CEO over his resignation, unanticipated costs under fixed-price service and system integration engagements, and various other factors beyond our control. These risks and uncertainties also include such additional risk factors as are discussed in the Company's filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2023. The Company cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

FY23 FINANCIAL HIGHLIGHTS

REVENUE ($M)

1%
YOY
15% CAGR
493
655
797
924
988
974
FY18 FY19 FY20 FY21 FY22 FY23

GAAP Net Income (Loss) ($M)

N.A.
YOY
40.9
46.8
85.7
62.0
11.3
(28.3)
FY18 FY19 FY20 FY21 FY22 FY23

GAAP Earnings (Loss) Per Share ($)

N.A.
YOY
0.86
0.96
1.56
1.12
0.20
(0.50)
FY18 FY19 FY20 FY21 FY22 FY23

BACKLOG ($M)

10%
YOY
21% CAGR
448
625
831
909
1,038
1,140
FY18 FY19 FY20 FY21 FY22 FY23

ADJ. EBITDA ($M, %)(1)

34%
YOY
3% CAGR
115
145
176
202
201
132
FY18 FY19 FY20 FY21 FY22 FY23
23.2% 22.2% 22.1% 21.9% 20.3% 13.6%

ADJ. EPS ($)(1)

54%
YOY
1.41
1.84
2.30
2.42
2.19
1.00
FY18 FY19 FY20 FY21 FY22 FY23

CAGR figures for period of FY18–FY23. YoY figures for period of FY22 vs FY23. Numbers are rounded. Per-share data is presented on a fully diluted basis.

SELECTED FINANCIAL DATA

The following table summarizes certain historical consolidated financial data, which should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this report (in thousands, except per-share data):

	FISCAL YEARS				
	2023	**2022**	**2021**	**2020**	**2019**
Statement of Operations Data					
Net revenues	$973,882	$988,197	$923,996	$796,610	$654,744
(Loss) income from operations	$(21,685)	$31,610	$81,001	$91,062	$76,584
Net (loss) income	$(28,335)	$11,275	$62,044	$85,712	$46,775
Net (Loss) Earnings Per Share					
Basic	$(0.50)	$0.20	$1.13	$1.57	$0.98
Diluted	$(0.50)	$0.20	$1.12	$1.56	$0.96
Adjusted EBITDA(1)	$132,253	$200,507	$201,896	$176,242	$145,326
Adjusted EPS(1)	$1.00	$2.19	$2.42	$2.30	$1.84

	AS OF FISCAL YEARS				
	2023	**2022**	**2021**	**2020**	**2019**
Balance Sheet Data					
Working capital	$703,754	$621,325	$492,277	$508,854	$484,140
Total assets	$2,391,367	$2,304,415	$1,955,137	$1,610,720	$1,416,977
Long-term obligations	$591,418	$573,303	$320,168	$100,021	$34,206
Total shareholders' equity	$1,566,685	$1,537,185	$1,484,146	$1,384,784	$1,284,739

(1) Adjusted EBITDA and adjusted EPS are key measures that are not calculated according to U.S. generally accepted accounting principles ("GAAP"). Refer to "Non-GAAP Financial Measures" in Management's Discussion and Analysis of Financial Condition and Results of Operations for our definition of these measures, including reconciliations to our most directly comparable GAAP financial measures. Reconciliations to our most directly comparable GAAP financial measures are included in our Annual Report on Form 10-K for fiscal years 2021, 2022, and 2023.

Company Background
We are a technology company that delivers processing power for the most demanding aerospace and defense missions. Headquartered in Andover, Massachusetts, our end-to-end processing platform enables a broad range of aerospace and defense programs, optimized for mission success in some of the most challenging and demanding environments. Processing technologies that comprise our platform include signal solutions, display, software applications, networking, storage, and secure processing. Our innovative solutions are mission-ready, software-defined, and open and modular, meeting our customers' cost and schedule needs today by allowing them to use or modify our products to suit their mission. Customers access our solutions via the Mercury Processing Platform, which encompasses the broad scope of our investments in technologies, companies, products, services, and the expertise of our people. Ultimately, we connect our customers to what matters most to them. We connect commercial technology to defense, people to data, and partners to opportunities. At the most human level, we connect what we do to our customers' missions; supporting the people for whom safety, security, and protecting freedom are of paramount importance.
As a leading manufacturer of essential components, products, modules, and subsystems, we sell to defense prime contractors, the U.S. government, and original equipment manufacturers ("OEM") commercial aerospace companies. We have built a trusted, robust portfolio of proven product solutions, leveraging the most advanced commercial silicon technologies and purpose-built to exceed the performance needs of our defense and commercial customers. Customers add their own applications and algorithms to our specialized, secure, and innovative products and pre-integrated solutions. This allows them to complete their full system by integrating with their platform, the sensor technology and, increasingly, the processing from Mercury. Our products and solutions are deployed in more than 300 programs with over 25 different defense prime contractors and commercial aviation customers.
Our transformational business model accelerates the process of making new technology profoundly more accessible to our customers by bridging the gap between commercial technology and aerospace and defense applications on time constraints that matter. Our long-standing deep relationships with leading high-tech and other commercial companies, coupled with our high level of research and development ("R&D") investments on a percentage basis of sales and industry-leading trusted and secure design and manufacturing capabilities, are the foundational tenets of this highly successful model. We are leading the development and adaptation of commercial technology for aerospace and defense solutions. From chip-scale to system scale and from data, including radio frequency ("RF"), to digital to decision, we make mission-critical technologies safe, secure, affordable, and relevant for our customers.
Our capabilities, technology, people, and R&D investment strategy combine to differentiate Mercury in our industry. We maintain our technological edge by investing in critical capabilities and intellectual property ("IP" or "building blocks") in processing, leveraging open standards and open architectures to adapt quickly those building blocks into solutions for highly data-intensive applications, including emerging needs in areas such as artificial intelligence ("AI").
Our mission critical solutions are deployed by our customers for a variety of applications including command, control, communications, computers, intelligence, surveillance, and reconnaissance ("C4ISR"), electronic intelligence, mission computing avionics, electro-optical/infrared ("EO/IR"), electronic warfare, weapons and missile defense, hypersonics and radar.
Named Executive Officers
Our named executive officers for our 2023 fiscal year are:

Name	Position
William L. Ballhaus(1)	President and Chief Executive Officer
Michelle M. McCarthy(2)	Senior Vice President, Chief Accounting Officer and Former Interim Chief Financial Officer and Treasurer
Christine F. Harbison(3)	Executive Vice President and Chief Growth Officer
James M. Stevison(4)	Executive Vice President and President of Mission Systems
Charles R. Wells, IV	Executive Vice President and President of Microelectronics
Mark Aslett(5)	Former President and Chief Executive Officer
Michael D. Ruppert(6)	Former Executive Vice President, Chief Financial Officer, and Treasurer
(1)Mr. Ballhaus was appointed as our Interim President and Chief Executive Officer on June 24, 2023. Following the completion of a formal search process, he was named as our President and Chief Executive Officer effective August 15, 2023.

(2)Ms. McCarthy was appointed as our Interim Chief Financial Officer and Treasurer effective February 18, 2023 and served in this capacity through July 16, 2023. She also retained her prior title and responsibilities as our Chief Accounting Officer during and after this period. On July 17, 2023, we appointed David E. Farnsworth as our new Chief Financial Officer and Treasurer, who will appear as a named executive officer in our proxy statement for our 2024 Annual Meeting.
(3)Ms. Harbison joined Mercury on March 6, 2023.
(4)Mr. Stevison served as our Chief Growth Officer until October 31, 2022, when he was named as President of our Mission Systems division.
(5)Mr. Aslett served as our President and Chief Executive Officer until his resignation effective June 24, 2023. For a further discussion, see "Compensation Discussion and Analysis—Resignations of Named Executive Officers During Fiscal 2023" on page 63.
(6)Mr. Ruppert served as our Chief Financial Officer and Treasurer until his resignation effective February 17, 2023. For a further discussion, see "Compensation Discussion and Analysis — Resignations of Named Executive Officers During Fiscal 2023" on page 63.
Shareholder Engagement and 2022 Advisory "Say-on-Pay" Vote on Executive Compensation
At our 2022 Annual Meeting of Shareholders, our Say-on-Pay proposal received the support of 20% of the votes cast. In response to this disappointing outcome, we have been focused on understanding and addressing the underlying concerns and perspectives of our shareholders. We assembled an expanded engagement team, with substantially all of our meetings with shareholders led by William K. O’Brien, Chair of the Board, Mary Louise (ML) Krakauer, current Chair of our Committee, and/or Howard L. Lance, a member of the Committee who has been appointed as Committee Chair effective upon Ms. Krakauer's previously announced retirement from the Board and the Committee as of the date of the 2023 Annual Meeting of Shareholders.
In the months leading up to the 2022 Say-on-Pay vote, we reached out to our 20 largest investors and had meetings with 11 of them, representing approximately 74% and 56% of our outstanding shares, respectively. Through these engagements, we heard that the primary concern leading shareholders to vote against our 2022 Say-on-Pay proposal was the grant of special long-term incentive ("LTI") awards in fiscal 2022 under an Equity Retention Plan (the "ERP") to critical business leaders across our enterprise, including our former Chief Executive Officer (our "CEO") and our other named executive officers.
Following the 2022 Annual Meeting, we continued our extensive engagement with shareholders to discuss potential actions to respond to the feedback we received regarding the special LTI awards, as well as other matters relating to our executive compensation program generally. As part of this outreach, we invited 19 shareholders to engage with us and held meetings with 6 of them, representing approximately 71% and 36% of our outstanding shares, respectively.
Throughout the last fourteen months, we had discussions with shareholders representing more than 62% of our outstanding shares as we solicited feedback to develop and refine potential compensation program changes. During the course of this engagement, our shareholders advised us that they were pleased with our commitments regarding future special awards, with the changes already reflected in our fiscal 2023 program design and with the opportunity to provide input on proposed program changes for fiscal 2024 prior to adoption. They were broadly supportive of our prior and pending actions, which they viewed as a comprehensive response to the concerns they had previously shared.
The table below summarizes the feedback we heard from shareholders and the actions we took to enhance our compensation programs, respond to shareholder concerns, and ensure that our programs are aligned with our strategic priorities and shareholder expectations going forward.
v

What We Heard Concerns Identified Through Shareholder Engagement	How we Responded to Shareholder Feedback Evolution of our Programs for Fiscal 2023 and Fiscal 2024
Special LTI Awards

•Scope and magnitude of ERP awards made in fiscal year 2022, and in particular, the participation of our former CEO and other named executive officers.

•Concerns about potential issuance of additional special awards to the ERP program participants prior to the completion of the vesting cycle under the ERP awards.

•Consistent with our prior commitment, we did not grant any LTI awards during fiscal 2023 to our former CEO or any other named executive officer for 2022.
•The Committee confirms that it will not grant special awards to our 2022 executive officers with outstanding ERP awards absent a promotion or other extraordinary circumstance.

Annual Incentive Plan ("AIP") •Narrow categories of performance captured in measures. •Use of semi-annual performance periods, with second-half targets established mid-year.
Beginning with the AIP for fiscal 2023:
•We expanded the performance measures under the AIP by adding revenue (25%) and adjusted free cash flow (25%) to the legacy adjusted EBITDA (50%) measure.
•We adopted a full one-year performance period based on performance targets set at the start of the fiscal year, which replaced our prior practice of using two semi-annual performance periods.

Long-Term Incentive Plan

•Preference for greater allocation of equity incentives to performance-based awards.

•Use of performance measures that could reward M&A activities regardless of value creation.

•Rigor of relative performance targets and appropriateness of using our compensation peer group to assess relative performance achievements.

•Magnitude of maximum incentive opportunity.

Beginning with annual LTI awards for fiscal 2024:
•We increased the allocation of our annual LTI granted in the form of performance awards from 50% to 60% for our CEO, and to 55% for all other executive officers.
•Performance awards use absolute financial performance measures instead of relative measures for greater alignment with internal forecasts and better line-of-sight for recipients.
•Performance awards use organic revenue instead of total revenue to more effectively drive intended value-creation behaviors.
•Performance awards are subject to a modifier based on relative total shareholder return ("TSR") to align payouts with shareholder outcomes.
•Relative TSR performance is assessed against the Spade Defense Index components instead of our compensation peer group to promote relative performance against a broader industry index that is more representative of comparable investment opportunities available to our shareholders.
•Maximum payouts under our performance awards have been reduced from 300% to 200% of target shares, subject to a modifier based on relative TSR of up to ±25% of target shares.

Compensation Benchmarking •Use of compensation peer groups that are misaligned with current Company size.
Beginning with benchmarking of executive pay levels for fiscal 2024:
•Eliminated multiple peer groups intended to reflect future Company growth in favor of a new peer group with median revenues aligned with the Company's current size.

2023 Financial Performance
•Our bookings increased by 1.9% from $1.06 billion in fiscal 2022 to $1.08 billion in fiscal 2023. Our book-to-bill ratio increased from 1.08x in fiscal 2022 to 1.10x in fiscal 2023.
•Our total backlog at year end increased by 9.8% from $1,037.7 million for fiscal 2022 to $1,139.8 million for fiscal 2023.

•Our fiscal 2023 revenues declined by 1.4% to $973.9 million, compared to $988.2 million for fiscal 2022. Our fiscal 2023 results included organic revenue, a non-GAAP financial measure, of $948.8 million, a decrease of 3.4% from fiscal 2022 organic revenue of $982.2 million. The organic revenue results discussed in this paragraph are subject to the adjustments set forth in "Appendix B: Reconciliation of Non-GAAP Measures to GAAP Measures."
•Our net loss was $28.3 million for fiscal 2023, compared to net income of $11.3 million for fiscal 2022. Our adjusted EBITDA, a non-GAAP financial measure, declined from $200.5 million for fiscal 2022 to $132.3 million for fiscal 2023, which includes adverse impacts of $56.3 million in fiscal 2023 from approximately 20 challenged programs. The adjusted EBITDA results discussed in this paragraph are subject to the adjustments set forth in "Appendix B: Reconciliation of Non-GAAP Measures to GAAP Measures."
•Our cash flows used in operating activities were $(21.3) million, compared to $(18.9) million in fiscal 2022. Our free cash flow, a non-GAAP financial measure defined as cash flows from operating activities less capital expenditures from property and equipment, was $(60.1) million for fiscal 2023 and $(46.5) million for fiscal 2022. The free cash flow results discussed in this paragraph are subject to the adjustments set forth in "Appendix B: Reconciliation of Non-GAAP Measures to GAAP Measures."
2023 Compensation Program Highlights
Our compensation philosophy is designed to promote a pay-for-performance culture. We consider market median compensation levels as our reference point in making executive pay decisions, subject to adjustments based on experience, performance, the other individual factors as described in "Compensation Discussion and Analysis – Use of Market Data and Competitive Compensation Positioning" beginning on page 55, and as otherwise appropriate. The majority of each executive's target pay is in the form of incentive compensation that is subject to achieving pre-set performance goals to have any realized value. See the information in "Compensation Discussion and Analysis – Mix of Pay" on page 54.
Consistent with our prior commitment, we did not grant LTI awards during fiscal 2023 to any of our executive officers for fiscal 2022. As detailed in our 2022 proxy statement, a portion of the ERP awards granted in fiscal 2022 represents the value of annual LTI awards that would have ordinarily been granted at the beginning of 2023 as compensation for the 2023 fiscal year. Accordingly, we committed in our 2022 proxy statement that we would not grant any LTI awards during fiscal 2023 to our former CEO or any of our other named executive officers for 2022, all of whom received ERP awards. Consistent with this commitment, none of our executive officers from 2022, including those who continued to serve as named executive officers during 2023 (Messrs. Stevison, Wells, Aslett, and Ruppert), received grants of LTI awards during fiscal 2023. The compensation reported for fiscal 2023 for these executives in the Summary Compensation Table on page 68 is limited to base salary, annual incentive award payouts, and customary benefit payments.
No target pay increases for fiscal 2023 to any of our executive officers in fiscal 2022. The Human Capital and Compensation Committee (the "Committee") did not award any base salary increases for fiscal 2023 to any of our executive officers from 2022 (including Messrs. Stevison, Wells, Aslett and Ruppert), nor did it increase their 2023 target bonuses or (as described above) grant them any LTI awards during 2023.
2023 Annual Incentive Plan paid out significantly below target. With respect to our AIP, our performance for fiscal 2023 fell below threshold requirements for adjusted EBITDA and adjusted free cash flow measures that represented 75% of the value of target bonuses, and above threshold but below our plan targets for the remaining 25% of target bonuses based on revenue performance. Accordingly, aggregate plan payouts to our named executive officers for fiscal 2023 represented only 18.8% of their respective target bonuses. For a further discussion, see "Compensation Discussion and Analysis – Elements of Fiscal 2023 Target Pay – Annual Incentives" beginning on page 59.
No payouts under long-term performance program. We did not make any payouts to our named executive officers under long-term performance awards with performance periods ending in fiscal 2023. None of our named executive officers previously received grants of long-term performance awards for these performance periods other than Messrs. Aslett and Ruppert, who forfeited their awards in connection with their resignation prior to vesting.
2023 Target Pay
The table below details each named executive officer's annual base salary, target annual incentive opportunity ("target bonus"), and grant date target value of annual LTI awards (collectively, "target pay") for fiscal 2023. We use target pay as the basis for benchmarking our named executive officers' annual compensation and for allocating compensation among different pay elements.
As noted above, a portion of the ERP awards granted in fiscal 2022 were made in lieu of annual LTI awards that would have ordinarily been granted at the beginning of fiscal 2023 as compensation for the 2023 fiscal year. The value of these "accelerated" awards are reflected in this Compensation, Discussion and Analysis as part of each named executive officer's

2023 target pay in order to match these awards with the 2023 fiscal year to which they relate. In contrast, the Summary Compensation Table on page 68 reports these accelerated awards as part of each named executive officer's compensation for fiscal 2022, in accordance with SEC rules that provide for such awards to be reported as compensation for the fiscal year in which they are granted.

Target Pay for Fiscal 2023(1)
	Salary(2)	Target Bonus as % of Salary(2)	Annual LTI Awards (including accelerated 2023 awards granted in 2022)(3)	Target Pay
Current Employees:
William L. Ballhaus(4)	$ —	—%	$ 215,000	$ —
Michelle M. McCarthy(5)	340,000	50%	215,000	725,000
Christine F. Harbison(6)	415,000	100%	800,000	1,630,000
James M. Stevison	425,000	100%	796,000	1,646,000
Charles R. Wells, IV	415,000	100%	830,000	1,660,000
Former Employees:
Mark Aslett(7)	800,060	150%	4,300,000	6,300,150
Michael D. Ruppert(7)	446,351	110%	1,430,000	2,367,337
(1)This table is intended to reflect each executive's ordinary compensation for fiscal 2023. Accordingly, for Ms. McCarthy, the table excludes awards that were made to her in December of 2022 in connection with her promotion to Senior Vice President, and in February and July of 2023 in recognition of her additional responsibilities as our Interim Chief Financial Officer and Treasurer during fiscal 2023. For a further discussion, see "Compensation Discussion and Analysis — Recognition Awards for Michelle McCarthy" on page 63. In the case of Ms. Harbison, this table excludes the value of "new-hire" LTI awards that were granted in connection with the commencement of her employment in March 2023 because they were intended, in part, to restore compensation forfeited to a prior employer in connection with her departure to join Mercury. Instead, the table includes the annual value established by the Committee and set forth in Ms. Harbison's offer letter as the basis for her future LTI awards beginning in fiscal 2024. For a further discussion, see "Compensation Discussion and Analysis — Offer Letter with Christine Harbison" on page 63.
(2)Represents each executive's annual base salary rate and target bonus as a percentage of salary at the beginning of fiscal 2023 or at such later time during fiscal 2023 at which they became an executive officer.
(3)Other than for Mr. Ballhaus and Ms. Harbison as described below in Note 4 and above in Note 1, respectively, the LTI awards granted to our named executive officers for fiscal 2023 were granted on an accelerated basis on February 15, 2022, six months earlier than normal, as part of our 2022 equity retention plan to promote the continuity of our critical talent during a period of heightened industry and labor market challenges. For a further discussion, see "Compensation Discussion and Analysis — Long-Term Incentives – Long-Term Incentives Awarded for Fiscal 2023."
(4)Mr. Ballhaus was appointed as our Interim President and CEO at the end of fiscal 2023, on June 24, 2023. Prior to that time during fiscal 2023, he served as a non-employee member of our Board of Directors. No target pay is disclosed for Mr. Ballhaus because the Committee did not award him any compensation for his service as Interim President and CEO for his seven days of service in fiscal 2023. Mercury later entered into an employment agreement with him as of August 15, 2023 that established his compensation as an executive officer as of the start of fiscal 2024, on July 1, 2023. For a further discussion, see "Compensation Discussion and Analysis — Summary of Compensation Actions for Fiscal 2024" on page 64.
(5)Ms. McCarthy became an executive officer effective February 18, 2023 by virtue of her appointment at that time as our Interim Chief Financial Officer and Treasurer. For a further discussion, see "Compensation Discussion and Analysis — Recognition Awards for Michelle McCarthy" on page 63.
(6)Ms. Harbison became an executive officer on March 6, 2023 in connection with the commencement of her employment as our Executive Vice President, Chief Growth Officer. For a further discussion, see "Compensation Discussion and Analysis — Offer Letter with Christine Harbison" on page 63.

(7)Messrs. Aslett and Ruppert served as executive officers until their resignations effective June 24, 2023 and February 17, 2023, respectively. For a further discussion, see "Compensation Discussion and Analysis — Resignations of Named Executive Officers During Fiscal 2023" on page 63.
2024 Compensation Program Changes
To further align our LTI programs with our long-term growth strategy and in response to investor feedback received through our comprehensive shareholder engagement process, the Committee adopted a new LTI plan design for fiscal 2024 that places a greater emphasis on performance-based awards with new performance measures and payout opportunities that are designed to more effectively drive intended value-creation behaviors and better reflect shareholder expectations and outcomes. For a further discussion, see "Compensation Discussion and Analysis — Summary of Compensation Actions for Fiscal 2024" on page 63.

Our Board of Directors
The following table provides summary information about our Directors as of the date of this proxy statement.

				Committee Memberships
Name	Director Since	Primary Occupation	Independent	AC	HC	NGC	GRC	M&A
William L. Ballhaus Class I Director Term Ending in 2025	2022	President and CEO, Mercury Systems	No
Orlando P. Carvalho Class III Director Term Ending in 2024	2020	Former Executive Vice President Aeronautics, Lockheed Martin	Yes		M	M		C
Gerard J. DeMuro Class II Director Nominated for a Term Ending in 2026	2023	Co-CEO, Eve Air Mobility	Yes	M,F
Lisa S. Disbrow Class I Director Term Ending in 2025	2017	Under Secretary of the U.S. Air Force (Retired)	Yes	M,F	M		C
Mary Louise Krakauer Class II Director Term Ending in 2023	2017	Former Executive, Dell and EMC	Yes		C		M
Roger A. Krone Class II Director Nominated for a Term Ending in 2026	2023	Former Chairman and CEO, Leidos	Yes			M		M
Howard L. Lance Class I Director Term Ending in 2025	2022	Former President and CEO Maxar Technologies and Harris Corporation	Yes		M	M	M	M
Barry R. Nearhos Class III Director Term Ending in 2024	2018	Former Managing Partner, PricewaterhouseCoopers	Yes	C,F		M		M
William K. O'Brien Chairman of the Board Class II Director Term Ending in 2023	2008	Former Executive Chairman, Enterasys Networks	Yes	M,F		C		M
Scott Ostfeld Class II Director Nominated for a Term Ending in 2026	2023	Managing Partner and Portfolio Manager, JANA Partners	Yes		M			M
Debora A. Plunkett Class III Director Term Ending in 2024	2021	Federal Senior Executive National Security Agency (Retired)	Yes	M	M		M

AC = Audit Committee	GRC = Government Relations Committee	M = Member
HC = Human Capital and Compensation Committee	M&A = M&A and Finance Committee	C = Committee Chair
NGC = Nominating and Governance Committee		F = Financial Expert

x

We are proposing that Gerard J. DeMuro, Roger A. Krone, and Scott Ostfeld, three continuing Class II directors, be elected to serve terms of three years, and in each case until their successors are duly elected and qualified or until they sooner die, resign, or are removed. Messrs. DeMuro and Krone were appointed to the Board in June 2023. In connection with a voting agreement with JANA Partners, Mr. Ostfeld was appointed to the Board in July 2023. Mary Louise Krakauer and William K. O'Brien, Class II directors, informed the Board of Directors that they will retire from service on the Board at the end of their current terms effective at the 2023 Annual Meeting of Shareholders. We thank Mr. O'Brien for his service on the Board since 2008 and for his service as Chairman of the Board since 2021, and we thank Ms. Krakauer for her service on the Board since 2017 and for her service as Chairman of the Human Capital and Compensation Committee since 2020.
As previously announced, effective with the 2023 Annual Meeting of Shareholders, William L. Ballhaus, the Company's President and Chief Executive Officer will assume the additional duties of Chairman of the Board, and Barry R. Nearhos will become the Company's Lead Independent Director. Mr. Ballhaus was appointed to the Board in June 2022, became our interim President and CEO in June 2023, and was named our President and CEO in August 2023. Mr. Nearhos was appointed to the Board in November 2018 and has been the Chairman of the Audit Committee since October 2020. Howard L. Lance will assume the duty of Chairman of the Human Capital and Compensation Committee. Mr. Nearhos will assume the duty of Chairman of the Nominating and Governance Committee.
Environmental, Social, and Corporate Governance Highlights
Governance
Our focus on good corporate governance stems from our belief that a strong governance framework creates long-term value for our shareholders, strengthens Board and management accountability, and builds trust in us and our brand. Our governance framework includes the following highlights:

Board and Governance Information (1)		Board and Governance Information (1)
Size of the Board of Directors	9	Board Meetings Held During Fiscal 2023	14
Number/ % of Independent Directors	8/ 89%	Lead Independent Director	Yes
Average Age of Independent Directors	62	Separate Chairman and CEO	No
Average Independent Director Tenure	2 years	Code of Business Conduct and Ethics	Yes
Women Board Members	22%	Stock Ownership Guidelines: Directors & Executives	Yes
Board Committees Chaired by Women	20%	Board Refreshment: New Directors Over Past 5 Years	8
Racial/ Ethnically Diverse Board Members	11%	Board Policy to Reflect Diversity (Gender & Race)	Yes
Classified Board of Directors	Yes	Anti-Hedging and Pledging Policies	Yes
Majority Voting in Uncontested Director Elections	Yes	Compensation Clawback Policy	Yes
Plurality Voting in Contested Director Elections	Yes	Proxy Access	No
Annual Board and Committee Self-Assessments	Yes	Ongoing Shareholder Outreach and Engagement	Yes
Limited Membership on Other Public Co Boards	Yes	Capital Structure with One Vote per Common Share	Yes
Board Committees are 100% Independent Directors	Yes	Succession Planning Process for Senior Management	Yes
Poison Pill	No	Regular Executive Sessions without Management	Yes
(1) Reflects the retirements of Mary Louise Krakauer and William K. O'Brien effective upon the 2023 Annual Meeting of Shareholders as well as the appointments of William L. Ballhaus as Chairman of the Board, Barry R. Nearhos as Lead Independent Director and Chairman of the Nominating and Governance Committee, and Howard L. Lance as Chairman of the Human Capital and Compensation Committee.
    Our Board of Directors and executives understand and embrace the importance to all of our primary stakeholders of environmental, social, and governance ("ESG") measurement and reporting. For a number of years, we have been focused on the aspects of ESG we believe have the greatest impact on our business, our stakeholders, and value creation. As it relates to the environment and sustainability, our initial priorities include: talent management and culture; responsible sourcing and operational excellence; cyber security; and environmental stewardship. We have also focused on addressing a number of key governance principles that are generally considered best practices. Of our areas of focus, we are more focused on developing talent management and culture and cyber security because we believe these have the greatest potential to create - and the highest risk to destroy - value for Mercury and our shareholders. We continue to invest in our efforts, results, and reporting accountability, and endeavor to add both to what we do and how we report these efforts over time.

Our executive leadership team oversees and implements our environmental initiatives with a view towards demonstrating our commitment to good corporate citizenship and responsible business practices. The Human Capital and Compensation Committee of the Board of Directors reviews our ESG practices with a view toward how our efforts help attract, develop, and retain employee talent, including our culture and values as well as how we demonstrate our commitment to good corporate citizenship. The Nominating and Governance Committee of our Board of Directors is responsible for reviewing and overseeing Mercury's environmental impact and initiatives as well the oversight of the Company's governance policies and initiatives.
Talent Management
For talent management and culture, we strive to invest in the professional development of our team members, hiring and retaining a diverse workforce. We are focused on ongoing employee training in critical compliance areas and on business ethics, export rules, and our culture of integrity. We adhere to high ethical and security standards and operating with integrity is a foundation of our culture and values. We disclose in the Environmental, Social, and Governance ("ESG") section of our website gender, racial, and ethnicity data, our voluntary and involuntary termination rates, and our OSHA injury rates.
Diversity, Equity, and Inclusion
We are focused on advancing diversity, equity, and inclusion internally and externally through a variety of programs and initiatives and we report our employee diversity statistics at regular meetings of the Human Capital and Compensation Committee.
Cyber and Industrial Security
The layers of cyber security we have built into our business systems and incorporated into our processes help ensure the critical data that drives the development of customer solutions is secure and protects our employees' personal information. Our good work has been recognized and we remain focused on modeling industry best practices. We also have cyber security expertise on our Board of Directors, with Ms. Plunkett having served as a federal senior executive at the National Security Agency (NSA), including roles as Deputy Director and later Director of Information Assurance, where she led the agency's information assurance/ cyber defense mission.
We have deployed and have been relying upon a best in class industrial security program as evidenced by superior ratings from the U.S. Defense Counterintelligence and Security Agency (DCSA). Six of our cleared sites have been recognized with the James S. Cogswell Industrial Security Achievement Award in recent years, with our Cypress, California, and West Caldwell, New Jersey locations being recognized with this award in 2021; less than 1% of the 13,000+ cleared contractor locations receive this award annually.
Responsible Sourcing
We believe responsible sourcing and operational excellence are integral parts of value creation. We work with all our suppliers in an effort to ensure that we all adhere to an equal and high standard of sustainability and ethical principles. We provide opportunities for small businesses to engage with us as we support our customers in the aerospace, defense, and intelligence markets. We work closely with many categories of small businesses, including small disadvantaged, women-owned, veteran-owned, service-disabled veteran-owned, and historically underutilized business zone (HUBZone) companies.
Our execution excellence initiatives include a focus on supply chain efficiency and procurement savings, which we believe will further enhance our competitiveness and value in the coming years.
Environmental Stewardship
As a technology company, we have relatively limited exposure to environmental stewardship risks in our operations. Nonetheless, we are focused on promoting environmental stewardship and introducing innovative processes and technologies that improve our efforts, including quantifying and disclosing our environmental impact along with our efforts to maximize future generations' ability to live, work, and play in our shared natural environment. We disclose in the ESG section of our website details of scope 1, scope 2, and scope 3 greenhouse gas (GHG) emissions from our business activities covering backup-generators and boilers for scope 1 emissions, purchased energy for scope 2 emissions, and business travel for scope 3 emissions. We have partnered with a nationally-recognized waste management vendor to ensure that our by-products and materials are reclaimed, recycled, or disposed of in ways that will reduce environmental impacts and conserve natural resources. As an environmentally-conscious company, we focus on and support efforts that move towards a zero waste future through continuous improvement of production processes, sustainable materials management, and resource efficiency.

Facilities optimization and capital and asset efficiency are significant themes in our execution excellence initiatives, and we believe we will create further value for all of our stakeholders as we use our resources more efficiently.
Further Information
Please see the Environmental, Social, and Governance section of our website, www.mrcy.com, under "Company" for detailed disclosures on our commitment to sustainability and ESG practices. Information contained on our website and social media channels does not constitute part of this proxy statement or our Annual Report on Form 10-K.

MERCURY SYSTEMS, INC.
50 MINUTEMAN ROAD
ANDOVER, MA 01810
(978) 256-1300
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why am I receiving these materials?
We are mailing this proxy statement, with the accompanying proxy card, to you on or about September 21, 2023 in connection with the solicitation of proxies by the Board of Directors of Mercury Systems, Inc. ("Mercury") for the 2023 Annual Meeting of Shareholders to be held on October 25, 2023, and any adjournment or postponement of that meeting. The meeting will be held on October 25, 2023, beginning at 10:00 a.m. Eastern Time at our headquarters at 50 Minuteman Road, Andover, Massachusetts 01810. You are invited to attend the meeting, and we request that you vote on the proposals described in this proxy statement. You do not need to attend the meeting to vote your shares. You may vote by internet, telephone, or mail in order to have your shares voted at the meeting on your behalf.
What am I voting on?
There are five matters scheduled for a vote:
•election of three Class II directors nominated by the Board of Directors, each to serve for a three-year term, and in each case until their successors are duly elected and qualified;
•an advisory vote on the fiscal 2023 compensation of our named executive officers (the "say-on-pay" vote);
•an advisory vote on the frequency of holding future say-on-pay votes;
•approval of our Amended and Restated 2018 Stock Incentive Plan; and
•ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2024.
Who can attend and vote at the meeting?
Shareholders of record at the close of business on August 25, 2023, the record date, are entitled to attend and vote at the meeting. Each share of our common stock is entitled to one vote on all matters to be voted on at the meeting, and can be voted only if the record owner is present to vote or is represented by proxy. The proxy card provided with this proxy statement indicates the number of shares of common stock that you own and are entitled to vote at the meeting.
What is the Admission Policy for the 2023 Annual Meeting?
All holders of Mercury shares as of the record date are encouraged to attend the Annual Meeting. In order to ensure the safety of all attendees, we have implemented the following security and admission policies.
•Eligible Attendees. Attendance is limited to registered and beneficial Mercury shareholders as of the record date.
•Admission Procedures. In order to be admitted to the meeting, you must present both an admission ticket and valid government-issued photo identification, such as a driver's license or passport. You must register on or prior to October 13, 2023 in order to obtain an admission ticket.
•Obtaining an Admission Ticket. In order to obtain an admission ticket, please email us at annualmeeting@mrcy.com.
•Security Measures. Upon entering the meeting facility, you may be required to proceed through a security checkpoint. In addition, cameras, recording equipment, electronic devices, large bags, briefcases, and packages will not be permitted in the annual meeting.
What constitutes a quorum at the meeting?
The presence at the meeting, in person or represented by proxy, of the holders of a majority of our common stock outstanding on August 25, 2023, the record date, will constitute a quorum for purposes of the meeting. On the record date, 59,301,176 shares of our common stock were outstanding. For purposes of determining whether a quorum exists, proxies received but marked "abstain" and so-called "broker non-votes" (described below) will be counted as present.

How do I vote my shares?
•Beneficial Shareholders. If you own shares through a broker, bank, or other holder of record (that is, your shares are held in "street name"), you must instruct the holder of record how to vote your shares. In order to provide voting instructions to the holder of record of your shares, please refer to the materials forwarded by your broker, bank, or other holder of record. If your shares are held in "street name" and you wish to vote them at the meeting, you must obtain from your broker a properly executed legal proxy identifying you as a Mercury shareholder, authorizing you to act on behalf of the broker at the meeting, and specifying the number of shares with respect to which the authorization is granted. Proxies submitted by internet or telephone must be received by 1:00 a.m., Eastern Time, on October 25, 2023.
•Registered Shareholders. If you own shares that are registered in your name, you may vote by proxy before the 2023 Annual Meeting by internet at www.envisionreports.com/MRCY, by calling 1-800-652-VOTE (8683), or by signing and returning your proxy card. To vote by internet or telephone, you will need your voting control number, which can be found on your proxy card. Proxies submitted by internet or telephone must be received by 1:00 a.m., Eastern Time, on October 25, 2023. If you return a signed proxy card but do not provide voting instructions for some or all of the matters to be voted on, your shares will be voted on all uninstructed matters in accordance with the recommendations of the Board.
•Shareholders Through the Mercury Systems 401(k) Plan. If you own shares through the Mercury Systems 401(k) plan, you may vote by proxy before the 2023 Annual Meeting by internet at www.envisionreports.com/MRCY, by calling 1-800-652-VOTE (8683), or by signing and returning your proxy card. To vote by internet or telephone, you will need your voting control number, which can be found on your proxy card. Proxies submitted by internet or telephone must be received by 1:00 a.m., Eastern Time, on October 23, 2023. If you return a signed proxy card but do not provide voting instructions for some or all of the matters to be voted on, your shares will be voted on all uninstructed matters in accordance with the recommendations of the Board.
If you sign, date, and return the proxy card but do not specify how your shares are to be voted, then your proxy will vote your shares as follows:
•FOR the election of the three nominees for Class II directors named below under "Proposal 1: Election of Three Class II Directors;"
•FOR the approval of, on an advisory basis, the fiscal 2023 compensation of our named executive officers as disclosed in this proxy statement;
•FOR the approval of, on an advisory basis, the holding of future say-on-pay votes on an ANNUAL basis;
•FOR the approval of our Amended and Restated 2018 Stock Incentive Plan;
•FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2024; and
•in the proxy's discretion as to any other business which may properly come before the meeting or any adjournment or postponement of the meeting.
What discretion does my broker have to vote my shares held in "street name"?
A broker holding your shares in "street name" must vote those shares according to any specific instructions it receives from you. If specific instructions are not received, your broker may vote your shares in its discretion, depending on the type of proposal involved. Under applicable rules, brokers may not vote on "non-routine" matters without specific instructions from you, such as the election of directors, the advisory votes on say-on-pay and the frequency of holding future say-on-pay votes, and the approval of our Amended and Restated 2018 Stock Incentive Plan. If such matters come before the meeting and you have not specifically instructed your broker how to vote your shares, your shares will not be voted on those matters, giving rise to what is called a "broker non-vote." Shares represented by broker non-votes will be counted for purposes of determining the existence of a quorum for the transaction of business, but for purposes of determining the number of shares voting on a particular proposal, broker non-votes will not be counted as votes cast or shares voting. Brokers may, however, vote shares held in "street name" with respect to "routine" matters, which include the ratification of the appointment of an independent registered public accounting firm, if the broker's clients do not provide voting instructions. We urge you to give voting instructions to your broker on all voting items.

Can I change my vote after I return my proxy card?
•Beneficial Shareholders. Beneficial shareholders should contact their broker, bank, or other holder of record for instructions on how to revoke their proxies or change their vote.
•Registered Shareholders. Registered shareholders may revoke their proxies or change their voting instructions at any time before 1:00 a.m., Eastern Time, on October 25, 2023, by submitting a proxy via internet, telephone, or mail that is dated later than the original proxy or by delivering written notice of revocation to our Corporate Secretary. Registered shareholders may also revoke their proxies or change their vote by attending the 2023 Annual Meeting and voting by ballot.
•Shareholders Through the Mercury Systems 401(k) Plan. If you hold shares through the Mercury Systems 401(k) plan, you may revoke your proxy or change your voting instructions at any time before 1:00 a.m., Eastern Time, on October 23, 2023, by submitting a proxy via internet, telephone, or mail that is dated later than the original proxy or by delivering written notice of revocation to our Corporate Secretary.
Your attendance at the meeting will not be deemed to revoke a previously delivered proxy unless you clearly indicate at the meeting that you intend to revoke your proxy and vote in person at the meeting.
How are votes counted?
•Election of directors. A director nominee receiving a majority of the votes properly cast at the meeting for the nominee's election (meaning he or she receives more votes cast "FOR" than cast "WITHHOLD") will be elected director. Abstentions and broker non-votes, which are described above, will have no effect on the outcome of voting on these matters.
•All other proposals. All of the other proposals at the meeting require the favorable vote of a majority of the votes cast on the matter. Abstentions and broker non-votes, as applicable, which are described above, will have no effect on the outcome of voting on these matters.
How is Mercury soliciting proxies?
We bear the cost of preparing, assembling, and mailing the proxy material relating to the solicitation of proxies by the Board of Directors for the meeting. In addition to the use of the mails, certain of our officers and regular employees may, without additional compensation, solicit proxies in person, by telephone, or by other means of communication. We will also request brokerage houses, custodians, nominees, and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares, and will reimburse those record holders for their reasonable expenses in transmitting this material.
We have engaged Okapi Partners LLC ("Okapi") to assist in the solicitation of proxies and provide related advice and informational support, for agreed services fees and reimbursement of customary disbursements and expenses. In addition to fees and expenses for services provided through the date of the meeting, Okapi's fee in connection with the proxy solicitation for this meeting is not expected to exceed $75,000.

PROPOSAL 1: ELECTION OF THREE CLASS II DIRECTORS
    The following table provides summary information about our Directors as of the date of this proxy statement.

				Committee Memberships
Name	Director Since	Primary Occupation	Independent	AC	HC	NGC	GRC	M&A
William L. Ballhaus Class I Director Term Ending in 2025	2022	President and CEO, Mercury Systems	No
Orlando P. Carvalho Class III Director Term Ending in 2024	2020	Former Executive Vice President Aeronautics, Lockheed Martin	Yes		M	M		C
Gerard J. DeMuro Class II Director Nominated for a Term Ending in 2026	2023	Co-CEO, Eve Air Mobility	Yes	M,F
Lisa S. Disbrow Class I Director Term Ending in 2025	2017	Under Secretary of the U.S. Air Force (Retired)	Yes	M,F	M		C
Mary Louise Krakauer Class II Director Term Ending in 2023	2017	Former Executive, Dell and EMC	Yes		C		M
Roger A. Krone Class II Director Nominated for a Term Ending in 2026	2023	Former Chairman and CEO, Leidos	Yes			M		M
Howard L. Lance Class I Director Term Ending in 2025	2022	Former President and CEO Maxar Technologies and Harris Corporation	Yes		M	M	M	M
Barry R. Nearhos Class III Director Term Ending in 2024	2018	Former Managing Partner, PricewaterhouseCoopers	Yes	C,F		M		M
William K. O'Brien Chairman of the Board Class II Director Term Ending in 2023	2008	Former Executive Chairman, Enterasys Networks	Yes	M,F		C		M
Scott Ostfeld Class II Director Nominated for a Term Ending in 2026	2023	Managing Partner and Portfolio Manager, JANA Partners	Yes		M			M
Debora A. Plunkett Class III Director Term Ending in 2024	2021	Federal Senior Executive National Security Agency (Retired)	Yes	M	M		M

AC = Audit Committee	GRC = Government Relations Committee	M = Member
HC = Human Capital and Compensation Committee	M&A = M&A and Finance Committee	C = Committee Chair
NGC = Nominating and Governance Committee		F = Financial Expert

Who sits on the Board of Directors?
Our by-laws provide for a Board of Directors of not fewer than three nor more than fifteen directors. As permitted by Massachusetts law, the Board of Directors is divided into three classes, with each class consisting, as nearly as may be possible, of one-third of the whole number of the Board of Directors. The Board of Directors currently consists of eleven members, with: William L. Ballhaus, Lisa S. Disbrow, and Howard L. Lance serving as Class I directors; Gerard J. DeMuro, Mary Louise Krakauer, Roger A. Krone, William K. O'Brien, and Scott Ostfeld serving as Class II directors; and Orlando P. Carvalho, Barry R. Nearhos, and Debora Plunkett serving as Class III directors.
The terms of the Class I, Class II, and Class III directors expire in 2025, 2023, and 2024, respectively. With the expiration of its respective term, each class is nominated for election for a subsequent three-year term. We are proposing that Gerard J. DeMuro, Roger A. Krone, and Scott Ostfeld, three continuing Class II directors, be elected to serve terms of three years, and in each case until their successors are duly elected and qualified or until they sooner die, resign, or are removed. Messrs. DeMuro and Krone were appointed to the Board in June 2023. In connection with a voting agreement with JANA Partners, Mr. Ostfeld was appointed to the Board in July 2023. Mary Louise Krakauer and William K. O'Brien, Class II directors, informed the Board of Directors that they will retire from service on the Board at the end of their current terms effective at the 2023 Annual Meeting of Shareholders. We thank Mr. O'Brien for his service on the Board since 2008 and for his service as Chairman of the Board since 2021, and we thank Ms. Krakauer for her service on the Board since 2017 and for her service as Chairman of the Human Capital and Compensation Committee since 2020.
As previously announced, effective with the 2023 Annual Meeting of Shareholders, William L. Ballhaus, the Company's President and Chief Executive Officer will assume the additional duties of Chairman of the Board, and Barry R. Nearhos will become the Company's Lead Independent Director. Mr. Ballhaus was appointed to the Board in June 2022, became our interim President and CEO in June 2023, and was named our President and CEO in August 2023. Mr. Nearhos was appointed to the Board in November 2018 and has been the Chairman of the Audit Committee since October 2020. Howard L. Lance will assume the duty of Chairman of the Human Capital and Compensation Committee. Mr. Nearhos will assume the duty of Chairman of the Nominating and Governance Committee.
Directors' Qualifications and Diversity
The Board of Directors believes that the Board, as a whole, should possess a combination of skills, professional experience, and backgrounds necessary to oversee the Company's business. In addition, the Board of Directors believes that there are certain attributes that every director should possess, as reflected in the Board's membership criteria. Accordingly, the Board of Directors and the Nominating and Governance Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board of Directors' overall composition and the Company's current and future needs.
The Nominating and Governance Committee is responsible for developing and recommending Board of Director membership criteria to the Board for approval. The criteria include independent and sound judgment, integrity, the ability to commit sufficient time and attention to Board of Director activities, and the absence of conflicts with the Company's interests. In addition, the Nominating and Governance Committee periodically evaluates the composition of the Board of Directors to assess the skills and experience that are currently represented on the Board of Directors as well as the skills and experience that the Board of Directors will find valuable in the future, given the Company's current situation and strategic plans.
Our Board of Directors Policy recognizes the benefits that diversity brings to the Board and states that the Board has a goal to reflect gender, ethnic, and racial diversity in its membership. Having a Board composed of individuals with diverse skills, experience, backgrounds and perspectives means: competitive advantage; robust understanding of opportunities, issues and risks; inclusion of different concepts, ideas, and relationships; enhanced decision-making and dialogue; and heightened capacity for oversight of the organization and its governance. For purposes of Board composition, diversity includes, but is not limited to, business and industry skills and experience, gender, race, and ethnicity. The Board shall make good use of these differences and distinctions among individuals in determining the optimum composition of the Board. All Board appointments should collectively reflect the diverse nature of the business environment in which the Company operates and be made on merit, in the context of the skills, experience, independence, and knowledge which the Board requires to be effective.
In evaluating director candidates, and considering incumbent directors for renomination to the Board of Directors, the Nominating and Governance Committee considers, among other things, each nominee's independence, financial literacy, personal and professional accomplishments, and experience, including the following:

Experience/ Qualification	Relevance to Mercury
Public Co. CEO	Experience as the chief executive officer of a publicly-traded company provides us with insights and understanding of the challenges of operating a business with multiple stakeholders with various and at times competing time horizons for return on investment.
Senior Leadership	Experience in significant leadership positions provides us with new insights and demonstrates key management disciplines that are relevant to the oversight of our business.
Defense Industry	Extensive experience in the aerospace and defense industry provides an understanding of the complex environment in which we operate and is highly important to strategic planning and oversight of our business operations.
Technology Industry	Experience with secure sensor processing, rugged servers, mission computers, safety-critical avionics, radio frequency components, multifunction assemblies and subsystems provides an understanding of the complex operations of our business as well as the labor markets in which we compete for talent.
Corporate Governance	An understanding of organizations and governance supports management accountability, transparency, and protection of shareholder interests.
Risk Management	Risk management experience is critical in overseeing the risks we face today and those emerging risks that could present in the future.
Finance and Accounting	Finance and accounting experience is important in understanding and reviewing our business operations, strategy, and financial results.
Business Operations and Strategic Planning	An understanding of business operations and processes, and experience making strategic decisions, are critical to the oversight of our business, including the assessment of our strategic operating plan and business strategy.
Regulatory	An understanding of laws and regulations is important because we operate in a highly regulated industry and we are directly affected by government actions.
Talent Management	We place great importance on attracting and retaining superior talent, and motivating employees to achieve desired enterprise and individual performance objectives.
Mergers & Acquisitions (M&A)	Experience with acquiring and integrating companies through M&A transactions is important to understanding our acquisition growth strategy.
Debt and Equity Capital Markets	Debt and equity capital markets experience is important because we use the capital markets, along with cash generated from operations, to finance our growth agenda.

Board Skills Matrix for Continuing Non-Employee Directors

Skill/ Qualification	Orlando P. Carvalho	Gerard J. DeMuro	Lisa S. Disbrow	Roger A. Krone	Howard L. Lance	Barry R. Nearhos	Scott Ostfeld	Debora A. Plunkett
Public Co. CEO		•		•	•
Senior Leadership	•	•	•	•	•	•	•	•
Defense Industry	•	•	•	•	•			•
Technology Industry	•	•	•	•	•			•
Corporate Governance	•	•		•	•	•	•
Risk Management	•	•	•	•	•	•	•	•
Finance and Accounting	•	•	•	•	•	•	•	•
Business Operations & Strategic Planning	•	•	•	•	•	•	•	•
Regulatory	•	•	•	•				•
Talent Management	•	•	•	•	•	•	•	•
Mergers & Acquisitions	•	•		•	•	•	•
Debt & Equity Capital Markets		•		•	•	•	•
Mercury Board Tenure (years)	3	—	6	—	1	5	—	2
Current Other Public Company Boards	—	—	2	1	1	—	1	1

Board Diversity Matrix as of October 25, 2023 (Continuing Directors)
Total # of Directors:	9
Part I: Gender Identity	Female	Male
Directors	2	7
Part II: Demographic Background
African American or Black	1
White	1	7

Based on the Board Diversity Matrix Instructions and Templates issued by Nasdaq, our Board Diversity Matrix from the proxy statement for our prior Annual Meeting is included below.

Board Diversity Matrix as of October 26, 2022 (Prior Annual Meeting)
Total # of Directors:	9
Part I: Gender Identity	Female	Male
Directors	3	6
Part II: Demographic Background
African American or Black	1
White	2	6
Recommendation
The Board of Directors recommends a vote FOR the election of the nominees listed below.

Information about the Directors
The persons named as proxies in the accompanying proxy card will vote, unless authority is withheld, for the election of the three Class II nominees named below. We have no reason to believe that any of the nominees will be unavailable for election. However, if any one of them becomes unavailable, the persons named as proxies in the accompanying proxy card have discretionary authority to vote for a substitute chosen by the Board. Any vacancies not filled at the meeting may be filled by the Board.
The following information was provided by each of the incumbent directors whose term will continue after the meeting.
Class II Directors - Nominated for a Term Ending in 2026:

Gerard J. DeMuro
Age: 66	Committee Memberships:
Director Since: 2023	Audit
Primary Occupation:
Co-CEO, Eve Air Mobility and Former President and CEO, BAE Systems, Inc.
Description of Business Experience:	Skills and Qualifications:
Mr. DeMuro currently serves as Co-CEO of Eve Air Mobility, a publicly traded producer of eVTOL aircraft and urban air mobility infrastructure. From 2014 to 2020, Mr. DeMuro served as President and CEO of BAE Systems, Inc., the U.S.-based subsidiary of BAE Systems PLC, a provider of technology-led defense, aerospace, and security solutions. From 1999 to 2013, he held several roles of increasing responsibility at General Dynamics, a global aerospace and defense company, including Executive Vice President and Corporate Vice President of Information Systems & Technology. Earlier in his career, Mr. DeMuro held roles at GTE Corporation (now part of Verizon Communications) and the U.S. Department of Defense. Mr. DeMuro's qualifications to serve on our Board of Directors include his extensive experience in the defense industry and his executive and operational experience with public and private companies.	Public Co. CEO Senior Leadership Defense Industry Technology Industry Corporate Governance Risk Management Finance and Accounting Business Operations & Strategy Regulatory Talent Management Mergers & Acquisitions Debt and Equity Capital Markets
Other Public Company Directorships Held in the Last Five Years:
BAE Systems Plc (Ticker: BAESY) (2014 - 2020)
Zanite Acquisition Corporation (Ticker: ZNTE) (2020 - 2021)

Roger A. Krone
Age: 67	Committee Memberships:
Director Since: 2023	M&A and Finance Nominating and Governance
Primary Occupation:
Former Chairman and CEO, Leidos
Description of Business Experience:	Skills and Qualifications:
Mr. Krone served as the Chairman and CEO at Leidos, a Fortune 500 science and technology company focused on the software, hardware, and complex integrated system solutions of large- and small-scale defense, civil, and health applications, from 2014 until his retirement in 2023. Mr. Krone spent over 15 years at Boeing, where he served in several leadership positions, including President of its Network & Space Systems business, and was previously a Vice President at McDonnell Douglas Corporation, which was later acquired by Boeing. Mr. Krone began his career at General Dynamics Corporation. Mr. Krone has served on the Board of Directors of Lear Corporation, a publicly traded global automotive technology company, since 2020. He previously served on the Board of Directors of BorgWarner, a publicly traded automotive supplier, from 2017 to 2019. Mr. Krone's qualifications to serve on our Board of Directors include his extensive experience in the defense industry and his executive and operational experience with public companies.	Public Co. CEO Senior Leadership Defense Industry Technology Industry Corporate Governance Risk Management Finance and Accounting Business Operations & Strategy Regulatory Talent Management Mergers & Acquisitions Debt and Equity Capital Markets
Other Public Company Directorships Held in the Last Five Years:
Lear Corporation (Ticker: LEA) (2020 - present)
Leidos Holdings, Inc. (Ticker: LDOS) (2014 - 2023)
BorgWarner Inc. (Ticker: BWA) (2017 - 2019)

Scott Ostfeld
Age: 46	Committee Memberships:
Director Since: 2023	Human Capital & Compensation M&A and Finance
Primary Occupation:
Managing Partner and Portfolio Manager, JANA Partners
Description of Business Experience:	Skills and Qualifications:
Mr. Ostfeld is a Managing Partner and Portfolio Manager at JANA Partners where he has nearly 20 years of experience enhancing value as an engaged shareholder. Prior to joining JANA in 2006, Mr. Ostfeld was at GSC Partners, where he served in their distressed debt private equity group and focused on acquiring companies through the restructuring process and enhancing value as an equity owner. He was previously an investment banker at Credit Suisse First Boston Corporation. Mr. Ostfeld currently serves on the Board of Directors of TreeHouse Foods, a publicly traded private label food company. He was previously a director at Conagra Brands, a publicly traded packaged good company from 2019 to 2022, HD Supply Holdings, a publicly traded industrial distribution company, from 2017 until its sale to Home Depot in 2020, and Team Health, publicly traded physician services company, from 2016 until its sale to Blackstone Group in 2017. Mr. Ostfeld serves on the Board of Columbia University’s Richman Center for Business, Law and Public Policy. Mr. Ostfeld's qualifications to serve on our Board of Directors include his experience investing in companies and driving shareholder value as well as his expertise in capital markets, M&A, strategy, corporate governance, and talent and risk management.	Senior Leadership Corporate Governance Risk Management Finance and Accounting Business Operations & Strategy Talent Management Mergers & Acquisitions Debt and Equity Capital Markets
Other Public Company Directorships Held in the Last Five Years:
TreeHouse Foods, Inc. (Ticker: THS) (2022 - present)
Conagra Brands, Inc. (Ticker: CAG) (2019 - 2022)
HD Supply Holdings, Inc. (Ticker: HDS) (2017 - 2020)

Class I Directors - Serving a Term Ending in 2025:

William L. Ballhaus
Age: 56	Committee Memberships:
Director Since: 2022	None
Primary Occupation:
President and CEO, Mercury Systems
Description of Business Experience:	Skills and Qualifications:
Mr. Ballhaus joined the Company's Board of Directors as a non-employee director in June 2022, was appointed interim President and Chief Executive Officer on June 24, 2023, and was appointed President and CEO effective August 15, 2023. As previously announced, Mr. Ballhaus will become the Company's Chairman of the Board effective with the 2023 Annual Meeting of Shareholders. Mr. Ballhaus has significant experience in the aerospace, defense, and technology industries, including multiple CEO roles, as well as experience in operational transformations and delivering strong results. He previously served as Chairman and CEO of Blackboard, Inc., a leading EdTech company, from 2016 until its merger with Anthology in 2021. Prior to that, he served as CEO and President of SRA International, Inc., a provider of information technology services, from 2011 until the creation of CSRA Inc. from SRA International Inc.'s and CSC's U.S. public sector business. Before that, Mr. Ballhaus served as CEO and President of government contractor DynCorp International from 2008 to 2010. Mr. Ballhaus has also held senior leadership positions at BAE Systems, Boeing, and Hughes, where he led global government and commercial technology businesses particularly focused on software and IT.

Public Co. CEO Senior Leadership Defense Industry Technology Industry Corporate Governance Risk Management Finance and Accounting Business Operations & Strategy Regulatory Talent Management Mergers & Acquisitions Debt and Equity Capital Markets
Other Public Company Directorships Held in the Last Five Years:
None

Lisa S. Disbrow
Age: 60	Committee Memberships:
Director Since: 2017	Audit Government Relations (Chair) Human Capital & Compensation
Primary Occupation:
Under Secretary of the Air Force (Retired)
Description of Business Experience:	Skills and Qualifications:
Ms. Disbrow is an appointed member of the President's Export Council; an appointed Commissioner on the U.S. Congress' Commission on DoD Planning, Programming, Budgeting and Execution Reform; and serves on the Secretary of Defense's Reserve Forces Policy Board. She is a Senior Fellow at Johns Hopkins University Applied Physics Lab, and the Vice Chairman of the National Defense Industrial Association's Board. Ms. Disbrow retired from federal service in 2017 as U.S. Senate-confirmed Air Force Under Secretary, responsible for organizing, training, equipping, and welfare of approximately 660,000 military Airmen and civilians, worldwide. She oversaw an annual budget of over $132 billion dollars and directed strategy, risk management, business processes, weapons requirements and acquisition, military force development, technology investments, and personnel management across a global enterprise. She was Acting Secretary of the Air Force during the change of Presidential administrations, and previously served as the Air Force's Assistant Secretary for Financial Management and Comptroller, the principal senior official on financial matters with a workforce of 10,000 personnel world-wide. Over a 32-year national security career, she held numerous senior civilian positions on the United States Joint Chiefs of Staff, leading joint warfighting requirements and operational assessments as the Vice Director of J8; in the National Reconnaissance Office as a Systems Engineer; and on the National Security Council in the White House. Her recognitions include the Distinguished and the Meritorious Presidential Rank awards, and DoD's Distinguished Civilian Service award. She is a retired U.S. Air Force Colonel with over 23 years of total active and reserve service in intelligence, operational plans, and programming. Ms. Disbrow's qualifications to serve on our Board of Directors include her extensive military and budget experience in the Company's target defense market, her defense procurement experience, and her knowledge of defense and aerospace technology.

Senior Leadership Defense Industry Technology Industry Risk Management Finance and Accounting Business Operations & Strategy Regulatory Talent Management
Other Public Company Directorships Held in the Last Five Years:
Blackberry Limited (Ticker: BB) (2019 - present)
CACI International Inc. (Ticker: CACI) (2021 - present)
Perspecta, Inc. (Ticker: PRSP) (2018 - 2021)

Howard L. Lance
Age: 67	Committee Memberships:
Director Since: 2022	Government Relations Human Capital & Compensation M&A and Finance Nominating & Governance
Primary Occupation:
Former President and CEO, Maxar Technologies, Inc. and Harris Corporation
Description of Business Experience:	Skills and Qualifications:
Mr. Lance is currently Managing Partner at Lance Advisors LLC, an advisory firm serving private equity and institutional investors. He serves as non- executive Chairman of Summit Materials, a publicly traded provider of aggregates and cement, non-executive Chairman of privately held Covanta Energy LLC, a leading provider of sustainable environmental solutions, and a director of Mercury Systems, a leading defense electronics supplier. He previously served on the public company boards of New Vista Acquisition Corp., Ferrovial S.A., Eastman Chemical Company, Stryker Corporation, and Aviat Networks. Mr. Lance was President and Chief Executive Officer of Maxar Technologies, a publicly traded provider of space technology solutions including satellites, robotics, geospatial imagery, and services from 2016 to 2019. Previously, he was Executive Advisor – Private Equity at the Blackstone Group from 2012 to 2016. He served as Chairman, President and Chief Executive Officer of Harris Corporation (now L3Harris), a publicly traded provider of communications and information technology products, software, systems and services to government, defense, and commercial markets, from 2003 to 2012. He was Co-President of NCR Corporation and Chief Operating Officer of its Retail and Financial Group from 2001 to 2002. Previously, he spent 17 years at Emerson Electric Company including as Executive Vice President of its Electronics and Telecom businesses, Group President of its Climate Technologies businesses, and Chief Executive Officer of Astec PLC, a UK-listed subsidiary based in Hong Kong. Mr. Lance’s qualifications to serve on our Board of Directors include his extensive experience in the defense industry and his executive and operational experience as the Chief Executive Officer of public companies.
Public Co. CEO Senior Leadership Defense Industry Technology Industry Corporate Governance Risk Management Finance and Accounting Business Operations & Strategy Talent Management Mergers & Acquisitions Debt and Equity Capital Markets
Other Public Company Directorships Held in the Last Five Years:
Summit Materials, Inc. (Ticker: SUM) (2015 - present)
Change Healthcare, Inc. (Ticker: CHNG) (2017 - 2022)
New Vista Acquisition Corp. (Ticker: NVSA) (2021 - 2022)
Maxar Technologies Inc. (Ticker: MAXR) (2016 - 2019)

Class III Directors - Serving a Term Ending in 2024:

Orlando P. Carvalho
Age: 65	Committee Memberships:
Director Since: 2020	Human Capital & Compensation M&A and Finance Nominating and Governance
Primary Occupation:
Former Executive Vice President, Aeronautics, Lockheed Martin
Description of Business Experience:	Skills and Qualifications:
Mr. Carvalho has over 38 years of experience in the aerospace and defense industry with Lockheed Martin. Before his retirement from Lockheed Martin in 2018, he was Executive Vice President of Lockheed Martin's Aeronautics business, a 24,000-employee enterprise. Mr. Carvalho held several integral leadership positions with Lockheed Martin, including Executive Vice President and General Manager of the F-35 Lightning II Joint Strike Fighter program, President of Lockheed Martin Mission Systems & Sensors, and General Manager and Vice President of Surface-Sea Based Ballistic Missile Defense Systems. Mr. Carvalho presently serves on the Board of Advisors for the University of Maryland Robert H. Smith School of Business and he is an Associate Fellow of the American Institute of Aeronautics and Astronautics. Mr. Carvalho's qualifications to serve on our Board of Directors include his executive experience with defense contracting and his knowledge of defense and aerospace technology, operations, and program management.	Senior Leadership Defense Industry Technology Industry Corporate Governance Risk Management Finance and Accounting Business Operations & Strategy Regulatory Talent Management Mergers & Acquisitions
Other Public Company Directorships Held in the Last Five Years:
None

Barry R. Nearhos
Age: 65	Committee Memberships:
Director Since: 2018	Audit (Chair) M&A and Finance Nominating and Governance
Primary Occupation:
Former Managing Partner, PricewaterhouseCoopers
Description of Business Experience:	Skills and Qualifications:
Mr. Nearhos has over 35 years of experience with PricewaterhouseCoopers (PwC) providing assurance, business advisory, and other services to clients across multiple industries, including technology, life sciences, telecom, and manufacturing. Before his retirement from PwC in 2015, Mr. Nearhos was Market Managing Partner for PwC's Northeast region, responsible for directing the strategy and operations of the firm's Boston, Hartford, and Albany offices. During his tenure, he also served as the leader of PwC's Northeast Assurance practice, a position he held from 2005 until 2008, and as a partner in PwC's Assurance practice from 1989 to 2015. He was a director of Virtusa Corporation, a publicly-traded IT services and outsourcing company, from 2016 until its acquisition by private equity in 2021. Mr. Nearhos is one of our "audit committee financial experts" and will become our lead independent director effective with the 2023 Annual Meeting of Shareholders. Mr. Nearhos' qualifications to serve on our Board of Directors include his strong accounting and financial expertise.	Senior Leadership Corporate Governance Risk Management Business Operations & Strategy Finance and Accounting Mergers & Acquisitions Talent Management Debt and Equity Capital Markets
Other Public Company Directorships Held in the Last Five Years:
Virtusa Corporation (Ticker: VRTU) (2016 - 2021)

Debora A. Plunkett
Age: 63	Committee Memberships:
Director Since: 2021	Audit Human Capital & Compensation Government Relations
Primary Occupation:
Federal Senior Executive, National Security Agency (Retired)
Description of Business Experience:	Skills and Qualifications:
Ms. Plunkett's previous National Security Agency (NSA) positions include Director of Information Assurance from April 2010 to November 2014 and Deputy Director of Information Assurance from August 2008 to April 2010, where she led the agency's information assurance/cyber defense mission and directed thousands of NSA professionals worldwide. She also conceived and established the National Cyber Security Assistance Program to qualify commercial organizations for accreditation in performing cyber security services for national security systems, and advised Executive Branch decision-makers, including the National Security Council, on cyber issues. Most recently, Ms. Plunkett was the first person to serve in the newly established position of Senior
Advisor to the NSA Director, from November 2014 to January 2016, with a focus on enhancing equality, diversity, and inclusion for the agency's highly technical workforce. A highly credentialed professional, Ms. Plunkett received the Distinguished Service Medal and Exceptional Civilian Service Award from the NSA Director. She was awarded the Rank of Distinguished Executive by President Barack Obama, and the Rank of Meritorious Executive by President George W. Bush. As a recognized expert in national security, she has appeared on CBS/60 Minutes and Federal News Radio, been interviewed in the Washington Post, and given keynote addresses at high-profile cyber security and defense conferences. She currently serves on the CACI International and Nationwide Mutual Insurance Boards of Directors, is a Senior Fellow at Harvard University’s Belfer Center, and a professor in the cybersecurity graduate program at the University of Maryland. Ms. Plunkett's qualifications to serve on our Board of Directors include her extensive experience in cyber and national security as well as information assurance.	Senior Leadership Defense Industry Technology Industry Risk Management Finance & Accounting Business Operations & Strategy Regulatory Talent Management
Other Public Company Directorships Held in the Last Five Years:
CACI International Inc. (Ticker: CACI) (2018 - present)
J. C. Penney Company, Inc. (Ticker: JCP) (2017 - 2020)

CORPORATE GOVERNANCE
Corporate Governance Highlights
Our commitment to good corporate governance stems from our belief that a strong governance framework creates long-term value for our shareholders, strengthens Board and management accountability, and builds trust in us and our brand. Our governance framework includes the following highlights:

Board and Governance Information (1)		Board and Governance Information (1)
Size of the Board of Directors	9	Board Meetings Held During Fiscal 2023	14
Number/ % of Independent Directors	8/ 89%	Lead Independent Director	Yes
Average Age of Independent Directors	62	Separate Chairman and CEO	No
Average Independent Director Tenure	2 years	Code of Business Conduct and Ethics	Yes
Women Board Members	22%	Stock Ownership Guidelines: Directors & Executives	Yes
Board Committees Chaired by Women	20%	Board Refreshment: New Directors Over Past 5 Years	8
Racial/ Ethnically Diverse Board Members	11%	Board Policy to Reflect Diversity (Gender & Race)	Yes
Classified Board of Directors	Yes	Anti-Hedging and Pledging Policies	Yes
Majority Voting in Uncontested Director Elections	Yes	Compensation Clawback Policy	Yes
Plurality Voting in Contested Director Elections	Yes	Proxy Access	No
Annual Board and Committee Self-Assessments	Yes	Ongoing Shareholder Outreach and Engagement	Yes
Limited Membership on Other Public Co Boards	Yes	Capital Structure with One Vote per Common Share	Yes
Board Committees are 100% Independent Directors	Yes	Succession Planning Process for Senior Management	Yes
Poison Pill	No	Regular Executive Sessions without Management	Yes
(1) Reflects the retirements of Mary Louise Krakauer and William K. O'Brien effective upon the 2023 Annual Meeting of Shareholders as well as the appointments of William L. Ballhaus as Chairman of the Board, Barry R. Nearhos as Lead Independent Director and Chairman of the Nominating and Governance Committee, and Howard L. Lance as Chairman of the Human Capital and Compensation Committee.
Independence
The Board of Directors has determined that a majority of the members of the Board should consist of "independent directors," determined in accordance with the applicable listing standards of the Nasdaq Global Select Market as in effect from time to time. Directors who are also Mercury employees are not considered to be independent for this purpose. For a non-employee director to be considered independent, he or she must not have any direct or indirect material relationship with Mercury. A material relationship is one which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In determining whether a material relationship exists, the Board considers, among other things, the circumstances of any direct compensation received by a director or a member of a director's immediate family from Mercury, any professional relationship between a director or a member of a director's immediate family and Mercury's outside auditors, any participation by a Mercury executive officer in the compensation decisions of other companies employing a director or a member of a director's immediate family as an executive officer, and commercial relationships between Mercury and other entities with which a director is affiliated (as an executive officer, partner, or controlling shareholder). The Board has determined that directors who serve on the Audit Committee must qualify as independent under the applicable rules of the Securities and Exchange Commission ("SEC"), which limit the types of compensation an Audit Committee member may receive directly or indirectly from Mercury and require that Audit Committee members not be "affiliated persons" of Mercury or its subsidiaries. In addition, the Board of Directors has determined that directors who serve on the Human Capital and Compensation Committee must satisfy the standards for being considered a "non-employee director" within the meaning of SEC Rule 16b-3.
Consistent with these considerations, the Board has determined that all of the members of the Board are independent directors, except Mr. Ballhaus, who is Mercury's President and Chief Executive Officer. There are no family relationships among any of our current directors, director nominees, and executive officers.

How are nominees for the Board selected?
Our Nominating and Governance Committee is responsible for identifying and recommending nominees for election to the Board. The Committee will consider nominees recommended by a shareholder if the shareholder submits the nomination in compliance with applicable requirements. With respect to the nominees for Class II director standing for election at the meeting, (i) Messrs. DeMuro and Krone were appointed to the Board in June 2023 and (ii) Mr. Ostfeld was appointed to the Board in July 2023 in connection with a voting agreement with JANA Partners. Mary Louise Krakauer and William K. O'Brien, Class II directors, informed the Board of Directors that they will retire from service on the Board at the end of their current terms effective at the 2023 Annual Meeting of Shareholders. We thank Mr. O'Brien for his service on the Board since 2008 and for his service as Chairman of the Board since 2021, and we thank Ms. Krakauer for her service on the Board since 2017 and for her service as Chairman of the Human Capital and Compensation Committee since 2020. As previously announced, effective with the 2023 Annual Meeting of Shareholders, William L. Ballhaus, the Company's President and Chief Executive Officer will assume the additional duties of Chairman of the Board, and Barry R. Nearhos will become the Company's Lead Independent Director. Mr. Ballhaus was appointed to the Board in June 2022, became our interim President and CEO in June 2023, and was named our President and CEO in August 2023. Mr. Nearhos was appointed to the Board in November 2018 and has been the Chairman of the Audit Committee since October 2020. Howard L. Lance will assume the duty of Chairman of the Human Capital and Compensation Committee.
When considering a potential candidate for membership on the Board, the Nominating and Governance Committee will consider any criteria it deems appropriate, including, among other things, the experience and qualifications of any particular candidate as well as such candidate's past or anticipated contributions to the Board and its committees. At a minimum, each nominee is expected to have high personal and professional integrity and demonstrated ability and judgment, and to be effective, with the other directors, in collectively serving the long-term interests of our shareholders. In addition to these minimum qualifications, when considering potential candidates for the Board, the Committee seeks to ensure that the Board is comprised of a majority of independent directors and that the committees of the Board are comprised entirely of independent directors. The Nominating and Governance Committee may also consider any other standards that it deems appropriate, including whether a potential candidate has direct experience in our industry and whether such candidate, if elected, would assist in achieving a mix of directors that represents a diversity of backgrounds and experiences. While we do not have a formal diversity policy, our Board Policy recognizes the benefits that diversity brings to the Board and states that the Board has a goal to reflect gender, ethnic, and racial diversity in its membership. The Committee generally will evaluate and consider all candidates recommended by our directors, officers, and shareholders. The Committee intends to consider shareholder recommendations for directors using the same criteria that would be used with potential nominees recommended by members of the Committee or others.
Shareholders who wish to submit director candidates for consideration should send such recommendations to our Secretary at our executive offices not less than, unless a lesser time period is required by applicable law, 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders or special meeting in lieu of an annual meeting. Such recommendations must include the information required by our by-laws as to each person whom the shareholder proposes to nominate for election as well as each shareholder providing the nomination. We may require any proposed nominee to furnish such other information as may reasonably be required by us to determine the eligibility of such proposed nominee to serve as a director. Shareholders must also submit any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to SEC rules. See also the information contained elsewhere in this proxy statement under the heading "Shareholder Proposals for the 2024 Annual Meeting."
In addition to satisfying the requirements set forth in our by-laws, to comply with the SEC's universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company's nominees must provide notice that sets forth the additional information required by Rule 14a-19 ("Rule 14a-19") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), not less than 90 days nor more than 120 days prior to the first anniversary of the prior year's annual meeting.
Under Rule 14a-8 of the Exchange Act ("Rule 14a-8"), a shareholder who intends to present a proposal at an annual meeting of shareholders and who wishes the proposal to be included in the proxy materials for that meeting must submit the proposal in writing to us so that it is received by our Secretary at our executive offices not less than 120 calendar days before the date our proxy statement was released to shareholders in connection with the previous year's annual meeting. Any proposals received after such deadline will be considered untimely under Rule 14a-8. Please refer to Rule 14a-8 for the requirements that apply to these proposals.
Can I communicate with Mercury’s directors?
Yes. Shareholders who wish to communicate with the Board or with a particular director may send a letter to Mercury Systems, Inc., 50 Minuteman Road, Andover, Massachusetts 01810, attention: Secretary. The mailing envelope should contain a clear notation that the enclosed letter is a "Shareholder-Board Communication" or "Shareholder-Director Communication." All such letters should clearly state whether the intended recipients are all members of the Board or certain specified individual directors. Our Secretary will make copies of all such letters and circulate them to the appropriate director or directors if they relate to important substantive matters and include suggestions or comments that our Secretary considers to be important for members of the Board of Directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances, and duplicative communication.
What committees has the Board established?
The Board of Directors has standing Audit, Human Capital and Compensation, Nominating and Governance, M&A and Finance, and Government Relations Committees. As described above under the heading "Independence," all of the members of the Board committees are deemed to be independent directors. Each of our Board committees acts under a written charter, copies of which can be found on our website at www.mrcy.com on the "Investor Relations" page under "Corporate Governance."
Audit Committee
The Audit Committee assists the Board in its oversight of management's conduct of our accounting and financial reporting processes, including by providing oversight with respect to the financial reports and other financial information provided by our systems of internal accounting and financial controls, and the annual audit of our financial statements. The Audit Committee also reviews the qualifications, independence, and performance of our independent registered public accounting firm, pre-approves all audit and non-audit services provided by such firm and its fees, and discusses with management and our independent registered public accounting firm the quality and adequacy of our internal control over financial reporting. The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the work of our independent registered public accounting firm, which reports directly to the Audit Committee. The Audit Committee also is responsible for reviewing and approving related-person transactions in accordance with our Code of Business Conduct and Ethics and the Audit Committee charter.
Human Capital and Compensation Committee
The Human Capital and Compensation Committee is responsible for:
•setting the compensation of our executive officers;
•reviewing and approving employment agreements, consulting arrangements, severance or retirement arrangements, and change-in-control arrangements or provisions covering any of our current or former executive officers;
•overseeing the administration of our equity-based and other long-term incentive plans;
•reviewing the compensation and benefits for non-employee directors and making recommendations for any changes to our Board;
•overseeing the development and implementation of succession planning for our senior executives; and
•overseeing our human capital management practices, including our culture, talent recruitment, development, and retention, employee engagement, workplace safety, and diversity, equity, and inclusion.
All of the independent directors on the Board annually review and approve our CEO's corporate financial performance objectives, and evaluate the CEO's performance in light of those goals and objectives. Based on the foregoing, the Human Capital and Compensation Committee sets the CEO's compensation, including salary, target bonus, bonus and over-achievement payouts, and equity-based compensation, and any other special or supplemental benefits, which is then subject to ratification by a majority of the independent directors on our Board. Our CEO annually evaluates the contribution and performance of our other executive officers and provides input to the Human Capital and Compensation Committee, and the Committee sets their compensation. Our Senior Vice President, Chief Human Resources Officer and the Committee's independent compensation consultant also make recommendations to the Committee regarding compensation for our executives.
The Human Capital and Compensation Committee may delegate to the Chief Executive Officer, the Chief Financial Officer, the General Counsel, and the Chief Human Resources Officer the authority to grant equity awards under our 2018 Stock Incentive Plan to individuals who are not subject to the reporting and other requirements of Section 16 of the Exchange Act. The Committee may also delegate the administration of the health, benefit, and welfare plans within the scope of its oversight to our human resources and finance departments and to outside service providers, as appropriate.

The Human Capital and Compensation Committee is authorized to obtain advice and assistance from independent compensation consultants, outside legal counsel, and other advisors as it deems appropriate, at our expense. The Committee has engaged an outside compensation consultant to assist the Committee in applying our compensation philosophy for our executive officers and non-employee directors, analyzing current compensation conditions in the marketplace generally and among our peers specifically, and assessing the competitiveness and appropriateness of compensation levels for our executive officers. The Committee retained Mercer as its outside compensation consultant for fiscal 2023, a role which Mercer began in 2018. Following the results of the say-on-pay vote at the 2022 Annual Meeting, the Committee initiated a formal process to consider whether to retain a new independent compensation advisor. Effective as of January 2023, the Committee engaged Meridian Compensation Partners as its outside compensation consultant. Representatives of Meridian regularly attend Committee meetings, both with and without members of management present, and interact with members of our human resources department with respect to its assessment of the compensation for our executive officers.
The Human Capital and Compensation Committee's independent compensation consultant provides input to the Committee regarding compensation for non-employee directors. The Committee then recommends any changes in the compensation and benefits for non-employee directors to the full Board for its consideration and approval.
The Human Capital and Compensation Committee considered the services provided by Meridian, as well as informational responses provided by Meridian to the Committee on topics relevant to assessing Meridian's relationship with Mercury and our management team, and determined that such services do not compromise Meridian's independence as the Committee's independent compensation consultant.
Information regarding fees paid to Meridian can be found in the Compensation Discussion & Analysis section of this proxy statement under "Role of the Compensation Consultant".
Nominating and Governance Committee
The Nominating and Governance Committee assists the Board in identifying individuals qualified to become Board members, and recommends to the Board persons to be nominated for election as directors by the shareholders at the annual meeting of shareholders or by the Board to fill vacancies. The Committee has recommended the nominees for election at the 2023 Annual Meeting. The Committee oversees the process by which the Board and Committees each assesses its effectiveness as well as the individual director peer assessment process. The Committee reviews our Board of Directors Policy and reviews our environmental sustainability policies, strategies, and related disclosures and reports to the Board any recommendations for changes in the Company's governance of environmental risks and opportunities. The Committee is authorized to obtain advice and assistance from independent consultants, director search firms, outside counsel, and other advisors as it deems appropriate, at our expense.
M&A and Finance Committee
The M&A and Finance Committee assists the Board in reviewing and assessing M&A transactions. The Committee is comprised of at least three members, all independent directors, as appointed by the Board. The Committee also serves as the pricing committee for any of the Company's capital markets activities.
Government Relations Committee
The Government Relations Committee, consisting of three or more members as appointed by the Board, assists the Board with the following functions:
•identifying and evaluating global security, political, budgetary, regulatory, and other issues, trends, opportunities, and challenges that could impact our business activities and performance;
•making recommendations to continue to raise our visibility in the marketplace and awareness of our commercial business model, as well as our products and capabilities; and
•making recommendations concerning our government relations activities, including our interactions with the federal government on matters of impact to our business with the aim of enhancing our customer base.
In carrying out its duties and responsibilities, the Government Relations Committee has the authority to meet with and make inquiries of our employees as well as obtain advice and assistance from external advisors.

How often did the Board and Committees meet during fiscal 2023?
The Board of Directors met 14 times during fiscal 2023. The table below reports information about the membership of the committees as of August 25, 2023 and the number of committee meetings held during fiscal 2023:

Name	Audit Committee(1)	Human Capital & Compensation Committee	Nominating & Governance Committee	M&A and Finance Committee	Government Relations Committee
Orlando P. Carvalho		X	X	Chair
Gerard J. DeMuro	X
Lisa S. Disbrow	X	X			Chair
Mary Louise Krakauer		Chair			X
Roger A. Krone			X	X
Howard L. Lance		X	X	X	X
Barry R. Nearhos	Chair		X	X
William K. O'Brien	X		Chair	X
Scott Ostfeld		X		X
Debora A. Plunkett	X	X			X
Number of Meetings During Fiscal 2023	9	12	8	-	4
(1)    The Board has determined that each of Messrs. Nearhos, DeMuro, and O'Brien and Ms. Disbrow qualifies as an "audit committee financial expert" and that Ms. Plunkett qualifies as "financially literate" under SEC rules. The Board has further determined that each of Messrs. Nearhos, DeMuro, and O'Brien and Mses. Disbrow and Plunkett meet all applicable independence requirements under the listing standards of the Nasdaq Global Select Market and applicable SEC rules and regulations.
All of the directors attended at least 75% of the meetings of the Board of Directors and committees of the Board on which they served.
Our independent directors regularly meet in executive sessions outside the presence of management. The independent directors met six times during the last fiscal year in executive session without management present. All meetings, or portions of meetings, of the Board at which only independent directors were present were presided over by Mr. O'Brien, our Chairman of the Board.
How Does Mercury Approach Board Refreshment?
To garner new ideas and perspectives, and to respond to the ever-changing needs of our stakeholders, the Board actively seeks candidates representing a range of tenures, areas of expertise, industry experience, and backgrounds. In 2017, the Board added Lisa S. Disbrow and Mary Louise Krakauer, in 2018 the Board added Barry R. Nearhos, in 2020 the Board added Orlando P. Carvalho, in 2021 the Board added Debora A. Plunkett, in 2022 the Board added William L. Ballhaus and Howard L. Lance, and in 2023 the Board added Gerard J. DeMuro, Roger A. Krone, and Scott Ostfeld. Eight of the nine directors that will continue on the Board following the 2023 Annual Meeting were elected during the last five years. Mary Louise Krakauer and William K. O'Brien, both Class II directors, informed the Board of Directors that they will retire from service on the Board at the end of their current term effective at the 2023 Annual Meeting of Shareholders.
Does Mercury have a policy regarding director attendance at annual meetings of the shareholders?
Directors are encouraged to attend the annual meeting of shareholders, or special meeting in lieu thereof; however, we do not have a formal policy with respect to attendance at shareholder meetings. All of the directors then in office attended the 2022 Annual Meeting of Shareholders.
Does Mercury have stock ownership guidelines for directors?
Each non-employee director is expected to own or control, directly or indirectly, shares of the Company's common stock equal to five times the value of the annual director cash retainer within five years of first becoming a non-employee director. Each non-employee director is expected to retain such investment in the Company as long as he or she is a non-employee director. Exceptions to this stock ownership guideline may be approved from time to time by the Board as it deems necessary to address individual circumstances. All of our non-employee directors are in compliance with the stock ownership guidelines.
Does Mercury have a Code of Business Conduct and Ethics?
Yes. We have adopted a Code of Business Conduct and Ethics applicable to our officers, directors, and employees. This code is posted on our website at www.mrcy.com on the "Investor Relations" page under "Corporate Governance." We intend to satisfy our disclosure requirements regarding any amendment to, or waiver of, a provision of our Code of Business Conduct and Ethics by disclosing such matters on our website.
Does Mercury have a Human Rights Policy?
Yes. We have adopted a Human Rights Policy applicable to our employees and our suppliers. Our Human Rights Policy is posted on our website at www.mrcy.com on the "Investor Relations" page under "Corporate Governance." This Policy goes beyond mere compliance with law. When differences arise between standards and legal requirements, the stricter standard applies, in compliance with applicable law. We also expect our employees and suppliers to conduct themselves in accordance with all other Mercury policies, including the Code of Business Conduct and Ethics.
Does Mercury have a Supplier Code of Conduct?
Yes. We have adopted a Supplier Code of Conduct. Our Supplier Code of Conduct is posted on our website at www.mrcy.com. Our Supplier Code establishes minimum expectations and requirements for suppliers, as well as their employees, subcontractors, and agents in connection with their business dealings with Mercury. We encourage suppliers to go beyond the principles outlined in the Supplier Code and to observe the highest international standards. If a matter is not expressly addressed in the Supplier Code, we expect suppliers to use good judgment and respect the spirit of the Supplier Code.
Does Mercury have a method for the anonymous reporting of accounting, legal, and ethical concerns?
Yes. Our Code of Business Conduct and Ethics, our Human Rights Policy, and our Supplier Code of Conduct each include a means for the anonymous reporting of any concerns about accounting, legal, and ethical matters. Any employee, supplier, customer, shareholder, or other interested party can submit a report via the following anonymous methods:
•by telephone voicemail at 866-277-5739; or
•by submitting a complaint via the internet at www.whistleblowerservices.com/mrcy.
Does Mercury have a written policy governing related-person transactions?
Yes. We have adopted a written policy which provides for the review and approval by the Audit Committee of transactions involving Mercury in which a related person is known to have a direct or indirect interest and that are required to be reported under Item 404(a) of Regulation S-K promulgated by the SEC. For purposes of this policy, a related person includes: (1) any of our directors, director nominees, or executive officers; (2) any known beneficial owner of more than 5% of any class of our voting securities; or (3) any immediate family member of any of the foregoing. In situations where it is impractical to wait until the next regularly scheduled meeting of the Audit Committee or to convene a special meeting of the Committee, the Chair of the Committee has been delegated authority to review and approve related-person transactions. Transactions subject to this policy may be pursued only if the Audit Committee (or the Chair of the Committee acting pursuant to delegated authority) determines in good faith that, based on all the facts and circumstances available, the transactions are in, or are not inconsistent with, the best interests of Mercury and our shareholders.
Does Mercury make corporate political contributions?
No, we do not use corporate funds for political contributions. If we were to use corporate funds for political activities, per our Code of Business Conduct and Ethics, any such contribution would require approval by the Board of Directors.
Does Mercury have a shareholder rights agreement (i.e. poison pill)?
No.

Does Mercury regularly engage with its shareholders?
Yes. Our executive officers and the Board believe that shareholder engagement is an important component of our governance practices. The Chairman of the Board and the Chair of the Human Capital and Compensation Committee, as well as members of management, engage with shareholders on a variety of matters, such as corporate governance, executive compensation, and sustainability and have been responsive to the feedback provided by shareholders. Our shareholder engagement program is a year-round process that includes an investor day, regular participation at investment conferences, and our engagement with shareholders on non-deal roadshows at which our executives regularly meet with shareholders.
How Does the Board of Directors Exercise Its Oversight of Risk?
Our Chief Executive Officer and senior management are principally responsible for risk identification, management, and mitigation. Our senior management engages in an enterprise risk management ("ERM") process each fiscal year. The process consists of an annual assessment of risks and an ongoing review of risk mitigation efforts and assessment of new risk developments. At regularly scheduled Board meetings, our Senior Director of Internal Audit reviews the key risks identified in the ERM process and management's plans for mitigating such risks. Our directors have the opportunity to evaluate such risks and mitigation plans, to ask questions of management regarding those risks and plans, and to offer their ideas and insights to management as to these and other perceived risks and the implementation of risk mitigation plans.
In addition to discussions at regular Board meetings, our Board of Directors administers its risk oversight responsibilities by delegating certain business and governance activities to the appropriate committees for more detailed consideration and evaluation. In performing this oversight function, each committee has full access to management, as well as the ability to engage advisors or other experts it deems necessary in the performance of its duties. The committees regularly report their risk oversight activities to our Board of Directors. The Audit Committee focuses on risks related to accounting, internal controls, financial and tax reporting, and related-party transactions; the Human Capital and Compensation Committee focuses on risks associated with our executive compensation policies and practices, executive succession planning, and human capital management practices and metrics; the Nominating and Governance Committee focuses on risks associated with non-compliance with SEC and Nasdaq requirements for director independence, the implementation of our corporate governance policies, and environmental sustainability policies, strategies, and disclosures; the M&A and Finance Committee focuses on risks related to our acquisition activities; and the Government Relations Committee focuses on risks to our business from governmental actions, including the defense budget and continuing budget resolutions.
How is the Leadership of the Board of Directors Structured and How Does this Leadership Structure Impact Risk Oversight?
Our Board Policy provides that the Chairman of the Board will be elected from among the independent directors, barring the Board's specific determination otherwise. If, in its judgment the Board determines that election of a non-independent Chairman would best serve the Company at a particular time, such a Chairman would be excluded from executive sessions of the independent directors. In such case, a Lead Independent Director would preside over executive sessions and would perform such other duties as might be determined from time to time by the Board.
The Board has determined that having a Chairman who is also our Chief Executive Officer is the most appropriate leadership structure for the Board of Directors at this time, and Mr. Ballhaus will take on the duties of Chairman in addition to his CEO role effective with the 2023 Annual Meeting of Shareholders, and Mr. Nearhos will become our Lead Independent Director at that time.
As discussed above, our Chief Executive Officer and senior management are principally responsible for risk identification, management, and mitigation through our ERM process. Our Chairman of the Board is responsible for providing leadership for the Board, including the Board's evaluation of management's ERM process, and the Lead Independent Director is responsible for developing and shaping Board meeting agendas, leading and facilitating discussions and deliberations with the independent directors, and reporting and acting as liaison to the independent directors.
The Board of Directors meets in executive session without management present at each quarterly Board meeting and the Audit Committee meets in executive session at most quarterly Committee meetings, as well as having regular executive sessions with our Senior Director of Internal Audit and our independent registered public accounting firm.

Does Mercury have a commitment to sustainability and provide information on its Environmental, Social, and Governance ("ESG") practices?
    Please see the Executive Summary of this proxy statement as well as the Environmental, Social, and Governance section of our website, www.mrcy.com, under "Company" for detailed disclosures on our commitment to sustainability and ESG practices. Information contained on our website and social media channels does not constitute part of this proxy statement or our annual report on Form 10-K.
Does Mercury have a commitment to culture and values?
We are aware that the workforce required to grow our business and deliver creative solutions is rich in diversity of thought, experience, and culture. Our diversity and inclusion focus on building and maintaining the talent that will create cohesive and collaborative teams that drive innovation.
Our industry leadership is attributable to the spirit and commitment of our employees.
We are a destination employer for high performing, diverse, global talent. We strive to deliver a world-class employee experience in a fast paced, energetic, and innovative environment that values results, caring, and learning.
We are dedicated to providing a world class employee experience and maximizing the potential of our greatest asset — our people. We embrace growth and the opportunity it brings, with a focus on: a healthy, vibrant, high performance culture; organizational effectiveness; a robust talent pipeline; compensation that recognizes and rewards success; and lifelong learning and mentoring.
We are committed to making Mercury a great place to work, no matter where our employees are located. We offer a casual and enjoyable work environment and encourage employees to get involved. Our social committees at each site organize a range of engagement activities including: holiday celebrations, participation in community events such as blood drives and organized family-friendly events.
At Mercury, we believe in building strong communities both inside our Company and in the areas where we live and work. We are committed to our vision for strong communities, and we are taking action to achieve our goals. We strive to positively impact our local and global communities and understand that an important part of our success is giving back. As a community, we participate in charitable and educational initiatives around the world, donating time and contributing financially to community organizations focused on our country's youth and armed/veteran services. Additionally, our team members are involved in numerous community service and fundraising events throughout the year.

DIRECTOR COMPENSATION
The Human Capital and Compensation Committee performs an annual review of non-employee director compensation. Our director compensation philosophy is to provide our non-employee directors with competitive compensation. Our compensation philosophy is intended to offer compensation that attracts highly qualified non-employee directors and retain the leadership and skills necessary to build long-term shareholder value. Directors who are also our employees receive no additional compensation for serving on the Board of Directors.
Fiscal 2023
During fiscal 2023, our non-employee directors received an annual cash retainer of $65,000 and the following positions received additional cash retainers:

Independent Chairman of the Board	$45,000 per annum
Chairman of the Audit Committee	25,000 per annum
Chairman of the Human Capital and Compensation Committee	20,000 per annum
Chairman of the Nominating and Governance Committee	12,000 per annum
Chairman of the Government Relations Committee	12,000 per annum
Chairman of the M&A and Finance Committee	12,000 per annum
All of these retainers are paid in cash in quarterly installments. Directors are also reimbursed for their reasonable expenses incurred in connection with attendance at Board and committee meetings.
New non-employee directors are granted restricted stock awards in connection with their first election to the Board. These awards are granted by the Board of Directors and consist of shares of restricted stock for the number of shares of common stock equal to $225,000 divided by the average closing price of our common stock during the 30 calendar days prior to the date of grant. These awards vest as to 50% of the covered shares on each of the first two anniversaries of the date of grant.
Non-employee directors also receive annual restricted stock awards for the number of shares of common stock equal to $175,000 divided by the average closing price of our common stock during the 30 calendar days prior to the date of grant. These awards vest on the first anniversary of the date of grant.
Non-employee directors will not be eligible to receive an annual restricted stock award for the fiscal year in which they are first elected.
The compensation paid to the non-employee members of the Board of Directors with respect to fiscal 2023 was as follows:
Non-Employee Director Compensation

Name	Fees Earned	Stock Awards ($)(1)	Total
William L. Ballhaus (2)	$65,000	$190,967	$255,967
James K. Bass (3)	32,500	—	32,500
Orlando P. Carvalho (4)	74,000	190,967	264,967
Michael A. Daniels (5)	38,500	—	38,500
Gerard J. DeMuro (6)	16,250	195,446	211,696
Lisa S. Disbrow (7)	77,000	190,967	267,967
Mary Louise Krakauer (8)	85,000	190,967	275,967
Roger A. Krone (9)	16,250	200,518	216,768
Howard L. Lance (10)	65,000	190,967	255,967
Barry R. Nearhos (11)	90,000	190,967	280,967
William K. O'Brien (12)	122,000	190,967	312,967
Debora A. Plunkett (13)	65,000	190,967	255,967
(1)This column represents the grant date fair value of restricted stock awards for fiscal 2023 in accordance with FASB ASC Topic 718. The grant date fair value of the restricted stock awards granted to non-employee directors in fiscal 2023 has been calculated by multiplying the number of shares granted by the closing price of our common stock as reported on the Nasdaq Global Select Market on the date of grant.
(2)Mr. Ballhaus became our interim President and CEO on June 24, 2023 (fiscal 2023) and was appointed our President and CEO on August 15, 2023 (fiscal 2024). The compensation in the table above reflects his fees as an independent director prior to becoming an employee on June 24, 2023 and these fees are also reflected in the Summary Compensation Table as he did not receive any compensation for his seven days of interim service as President and CEO during fiscal 2023. His fees reflect four quarters as a non-employee director as well as the grant of 3,976 restricted shares on October 26, 2022 when the closing price per share was $48.03.
(3)Mr. Bass' service on our Board of Directors ended in October 2022 at our 2022 Annual Meeting of Shareholders. He did not receive a restricted stock award for fiscal 2023 and his fees reflect service on the Board during the first and second quarter of fiscal 2023.
(4)Mr. Carvalho served on our Board of Directors for all of fiscal 2023. His fees reflect four quarterly Board retainer fees plus additional fees for service as Chair of the M&A and Finance Committee for three quarters. He received a grant of 3,976 restricted shares on October 26, 2022 when the closing price per share was $48.03.
(5)Mr. Daniels' service on our Board of Directors ended in October 2022 at our 2022 Annual Meeting of Shareholders. He did not receive a restricted stock award for fiscal 2023 and his fees earned reflect service on the Board during the first and second quarter of fiscal 2023 as well as serving as the Chair of the M&A and Finance Committee during such period.
(6)Mr. DeMuro joined our Board of Directors in June 2023. His fees reflect one quarter as a non-employee director as well the grant of 5,605 restricted shares with a closing price of $34.87 on June 23, 2023.
(7)Ms. Disbrow served on our Board of Directors for all of fiscal 2023. Her fees reflect four quarterly Board retainer fees plus additional fees for service as Chair of the Government Relations Committee for four quarters. She received a grant of 3,976 restricted shares on October 26, 2022 when the closing price per share was $48.03.
(8)Ms. Krakauer served on our Board of Directors for all of fiscal 2023. Her fees reflect four quarterly Board retainer fees plus additional fees for service as Chair of the Human Capital and Compensation Committee for four quarters. She received a grant of 3,976 restricted shares on October 26, 2022 when the closing price per share was $48.03. Ms. Krakauer will retire from her service on the Board at the end of her current term effective at the 2023 Annual Meeting of Shareholders.
(9)Mr. Krone joined our Board of Directors in June 2023. His fees earned reflect one quarter as a non-employee director as well as the grant of 5,797 restricted shares with a closing price of $34.59 on June 30, 2023.
(10)Mr. Lance served on our Board of Directors for all of fiscal 2023. His fees reflect four quarterly Board retainer fees. He received a grant of 3,976 restricted shares on October 26, 2022 when the closing price per share was $48.03.
(11)Mr. Nearhos served on our Board of Directors for all of fiscal 2023. His fees reflect four quarterly Board retainer fees plus additional fees for service as Chair of the Audit Committee for four quarters. He received a grant of 3,976 restricted shares on October 26, 2022 when the closing price per share was $48.03.
(12)Mr. O'Brien served on our Board of Directors for all of fiscal 2023. His fees reflect four quarterly Board retainer fees plus additional fees for service as Chairman of the Board and Chair of the Nominating and Governance Committee for four quarters. He received a grant of 3,976 restricted shares on October 26, 2022 when the closing price per share was $48.03. Mr. O'Brien will retire from his service on the Board at the end of his current term effective at the 2023 Annual Meeting of Shareholders.
(13)Ms. Plunkett served on our Board of Directors for all of fiscal 2023. Her fees reflect four quarterly Board retainer fees. She received a grant of 3,976 restricted shares on October 26, 2022 when the closing price per share was $48.03.

The aggregate number of unvested restricted stock awards outstanding for each non-employee director at July 1, 2023 was as follows:

Name	Aggregate Unvested Stock Awards (# of shares) (1)
Orlando P. Carvalho	3,976
Gerard J. DeMuro	5,605
Lisa S. Disbrow	3,976
Mary Louise Krakauer	3,976
Roger A. Krone	5,796
Howard L. Lance	5,859
Barry R. Nearhos	3,976
William K. O'Brien	3,976
Debora A. Plunkett	6,238
(1) Mr. Ballhaus's unvested restricted stock awards for his prior service on the Board of Directors are disclosed in the Outstanding Equity Awards table for named executive officers since he became our interim President and Chief Executive Officer in June 2023 (fiscal 2023), and accordingly he did not quality as a non-employee director as of July 1, 2023.
Mr. Ostfeld joined the Board in July 2023 (fiscal 2024) and accordingly is not reflected in the director compensation tables for fiscal 2024.
Fiscal 2024
The Human Capital and Compensation Committee, with the assistance of the Committee's independent compensation consultant, performed its annual review of the Company's compensation for non-employee directors. Based on market data, including data for our peer group, the Committee recommended, and the Board of Directors approved, no changes to the compensation for non-employee directors for fiscal 2024, other than an annual cash retainer fee for the Lead Independent Director in the amount of $35,000.

EQUITY COMPENSATION PLANS
The following table sets forth information as of June 30, 2023 with respect to existing compensation plans under which our equity securities are authorized for issuance.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (1)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in the first column)
Equity compensation plans approved by shareholders (2)	—	(3)	$—	3,680,408	(4)
Equity compensation plans not approved by shareholders	—		—	—
TOTAL	—		$—	3,680,408

(1)Does not include outstanding unvested restricted stock awards.
(2)Consists of our 2018 Stock Incentive Plan, as amended and restated to date ("2018 Plan"), and our 1997 Employee Stock Purchase Plan, as amended and restated to date ("ESPP").
(3)Does not include purchase rights under the ESPP, as the purchase price and number of shares to be purchased is not determined until the end of the relevant purchase period.
(4)Includes 3,512,873 shares available for future issuance under the 2018 Plan and 167,535 shares available for future issuance under the ESPP.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION ("SAY-ON-PAY")
Pursuant to Section 14A of the Exchange Act, we provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.
As described in greater detail under the heading "Compensation Discussion and Analysis," we seek to closely align the interests of our named executive officers with the interests of our shareholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals, which should result in increased value for our shareholders, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.
Required Vote
This vote is advisory, which means that the vote on executive compensation is not binding on us, our Board of Directors, or the Human Capital and Compensation Committee. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. To the extent there is a significant vote against our named executive officer compensation as disclosed in this proxy statement, the Human Capital and Compensation Committee will evaluate whether any actions are necessary to address our shareholders' concerns. The Board has adopted a policy providing for annual say-on-pay advisory votes. We have included in this proxy statement a proposal regarding the frequency of the say-on-pay advisory vote ("say-on-frequency" vote) and the Board has recommended that the shareholders vote to approve an annual say-on-pay vote. Unless the Board modifies our policy, the next say-on-pay advisory vote will be held at our 2024 Annual Meeting of Shareholders and the next say-on-frequency advisory vote will be held at our 2029 Annual Meeting of Shareholders.
The affirmative vote of a majority of the votes properly cast is required to approve this Proposal 2.
Accordingly, we ask our shareholders to vote on the following resolution at the 2023 Annual Meeting:
"RESOLVED, that the Company's shareholders approve, on an advisory basis, the compensation of the named executive officers for fiscal 2023, as disclosed in the Company's Proxy Statement for the 2023 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosure."
Recommendation
The Board of Directors recommends a vote FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement.

PROPOSAL 3: ADVISORY VOTE ON THE FREQUENCY OF HOLDING FUTURE SAY-ON-PAY VOTES
Pursuant to Section 14A of the Exchange Act, we provide our shareholders with the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently to hold future say-on-pay votes.
Shareholders may indicate whether they would prefer that we conduct future say-on-pay votes once every one, two, or three years. Shareholders also may abstain from casting a vote on this proposal.
The Board of Directors has determined that an annual advisory vote on executive compensation will permit our shareholders to provide direct input on our executive compensation philosophy, policies, and practices as disclosed in the proxy statement each year, which is consistent with our efforts to engage in an ongoing dialogue with shareholders on executive compensation and corporate governance matters.
In accordance with Section 14A of the Exchange Act, the next say-on-frequency vote will be held at our 2029 Annual Meeting of Shareholders.
Required Vote
This vote is advisory, which means that the vote on executive compensation is not binding on the Company, our Board of Directors, or the Human Capital and Compensation Committee of the Board of Directors. The Company recognizes that shareholders may have different views as to the best approach for the Company, and therefore we look forward to hearing from our shareholders as to their preferences on the frequency of an advisory vote on executive compensation. The Board of Directors and the Human Capital and Compensation Committee will take into account the outcome of the vote; however, when considering the frequency of future say-on-pay votes, the Board of Directors may decide that it is in the best interests of our shareholders and the Company to hold future say-on-pay votes more or less frequently than the frequency receiving the most votes cast by our shareholders.
The proxy card provides shareholders with the opportunity to choose among four options (holding the vote every one, two, or three years, or abstain from voting) and, therefore, shareholders will not be voting to approve or disapprove the recommendation of the Board of Directors.
Recommendation
The Board of Directors recommends a vote for the option of "1 YEAR" as the preferred frequency for future say-on-pay votes.

PROPOSAL 4: APPROVAL OF AMENDED AND RESTATED 2018 STOCK INCENTIVE PLAN
In September 2023, our Board of Directors adopted, subject to the approval of our shareholders, our amended and restated 2018 Stock Incentive Plan (the "2018 Plan") to increase the number of shares available for issuance by 3,450,000 shares.
Summary of Changes
In order to be able to make anticipated grants, the Board has amended the 2018 Plan to increase the number of shares authorized for issuance under the 2018 Plan by an additional 3,450,000 shares. If the shareholders approve the proposed amendment and restatement of the 2018 Plan, the additional shares to be issued under the 2018 Plan will be authorized but unissued shares.
Expected Share Pool Duration
We believe the additional 3,450,000 shares requested for the plan, together with the shares available under the plan, should last for approximately two fiscal years depending on our organic growth, future M&A transactions, and changes in the price of our common stock.
Updated Share Information as of August 25, 2023, the Record Date
The information included in this proxy statement and our 2023 Annual Report is updated by the following information regarding all existing equity compensation plans as of August 25, 2023:

Total number of stock options outstanding(1)	934,000
Weighted-average exercise price of stock options outstanding ($/ share)	$ 45.00
Weighted-average remaining term of stock options outstanding (years)	4.5
Total number of full value awards outstanding (includes restricted stock, deferred stock, and performance stock awards ("PSAs"))(2)(3)	2,199,564
Total number of shares remaining available for future grant under the 2018 Plan(4)	521,232
Total number of shares of common stock outstanding as of the Record Date	59,301,176
(1)No stock appreciation rights were outstanding as of August 25, 2023.
(2)The number of shares included for outstanding PSAs assumes target performance is achieved thereunder.
(3)Includes 208,414 PSAs issued prior to fiscal 2024 and 244,983 PSAs issued during fiscal 2024. PSAs issued prior to fiscal 2024 and during fiscal 2024 can vest up to 300% and 225% of the target shares granted, respectively, depending on the performance achieved thereunder.
(4)The 2018 Plan is our only active employee equity incentive plan, and replaced our 2005 Stock Incentive Plan (as defined below). The number of shares remaining available for future grant under the 2018 Plan assumes target performance is achieved under outstanding PSAs.
Burn Rate
The table below sets forth the following information regarding the awards granted under the 2018 Plan: (i) the burn rate for each of the last three calendar years, and (ii) the average burn rate over the last three calendar years. The burn rate for each fiscal year has been calculated as (a) the sum of (1) the number of shares underlying time-based equity awards granted during the fiscal year; and (2) the number of shares earned under PSAs during the fiscal year, divided by (b) the weighted average number of shares of our Common Stock outstanding for the applicable year. No stock options or stock appreciation rights have been granted in the last three fiscal years.

Element	2023	2022	2021	Three-Year Average
Time-based equity awards granted (composed of restricted shares and deferred shares)	212,913	1,523,301	434,376	723,530
PSAs earned	105,698	172,901	155,863	144,821
Total full value awards	318,611	1,696,202	590,239	868,351
Weighted average number of shares of common stock outstanding as of applicable fiscal year end	56,554,185	55,527,051	55,069,676	55,716,971
Burn rate (based on time-based equity granted and PSAs earned)	0.56%	3.05%	1.07%	1.56%
As set forth above, we used a three-year average of 1.56% of our weighted average shares outstanding for RSAs granted and PSAs earned over the past three years under the 2018 Plan.
The table below sets forth details regarding performance-based awards granted and earned in each year for the last three fiscal years:

Performance-Based Awards	Number of Shares(1)
Outstanding/Non-Vested as of 7/3/2020	228,409
Granted	60,879
Vested(2)	80,588
Forfeited(3)	8,777
Outstanding/Non-Vested as of 7/2/2021	199,923
Granted	384,599
Vested(4)	86,681
Forfeited(3)	21,418
Outstanding/Non-Vested as of 7/1/2022	476,243
Granted	38,124
Vested(5)	59,146
Forfeited(3)	230,126
Outstanding/Non-Vested as of 06/30/2023	225,095
(1)The number of shares reflected in the table are based on the target number of shares underlying the performance-based awards. In the case of shares vested, the number of shares disclosed reflects the number of target shares that vested (up to 100% of the target shares). For further information regarding awards that vested above target, see Notes 2, 4 and 5 below. Awards vested exclude awards that have not fully vested by reason of an unsatisfied service condition, regardless of whether the performance periods of the awards have been completed.
(2)PSAs vested/earned in fiscal 2021 were tied to PSA awards granted in fiscal 2018 and achieved a 250% payout, resulting in the vesting of an additional 75,275 shares that are not reflected in the table.
(3)Represents PSAs forfeited due to terminations of employment.
(4)PSAs vested/earned in fiscal 2022 were tied to PSA awards granted in fiscal 2019 and achieved a 250% payout, resulting in the vesting of an additional 86,220 shares that are not reflected in the table.
(5)PSAs vested/earned in fiscal 2023 were tied to PSA awards granted in fiscal 2020 and achieved a 200% payout, resulting in the vesting of an additional 46,552 shares that are not reflected in the table.

Corporate Governance and Best Practice Highlights
The 2018 Plan and our corporate guidelines reflect best practices in equity compensation:
•the plan does not provide accelerated vesting of awards solely on account of a change in control (accelerated vesting is further conditioned upon a qualifying termination following a change in control or an acquiring company refusing to assume outstanding awards);
•the plan prohibits repricing of stock options or stock appreciation rights;
•the plans prohibits discounted grants of stock options or stock appreciation rights;
•awards granted under the plan are subject to forfeiture provisions;
•the plan does not allow for "liberal share counting" (that is, reuse of shares tendered, exchanged or withheld to cover withholding taxes or option exercise costs, or reuse of shares underlying an award of stock appreciation rights once such stock appreciation rights are exercised);
•the plan does not contain any "evergreen" provisions that automatically add shares to the plan reserve;
•the plan includes a fungible share ratio, whereby each grant of (i) a stock option or a stock appreciation right will be counted as an award of one share of common stock for each such share actually subject to the award and (ii) an award other than a stock option or a stock appreciation right will reduce the number of shares of common stock available for issuance under the plan by 2.0 shares of common stock for each such share actually subject to the award;
•the plan does not contain tax gross-ups;
•the plan prohibits payment of dividends or dividend equivalents on unvested awards;
•the plan contains limits on individual awards;
•the plan contains minimum vesting and performance periods;
•the plan is administered by a committee of independent directors;
•we regularly present the plan to shareholders for approval (the plan was last submitted for approval in 2022);
•we require executives and directors to comply with meaningful stock ownership guidelines; and
•we prohibit hedging and pledging of Company stock.
Summary of the Amended and Restated 2018 Plan
The following is a summary of the material terms of the 2018 Plan. This summary is subject to the specific provisions contained in the full text of the 2018 Plan, which is attached as Appendix A to this proxy statement.
Plan Administration. The Human Capital and Compensation Committee has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2018 Plan. The Human Capital and Compensation Committee may delegate to our CEO, our Chief Human Resources Officer, or any executive officer the authority to grant awards at fair market value to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act.
Eligibility and Limitations on Grants. Persons eligible to participate in the 2018 Plan are those full or part-time officers, employees, non-employee directors, and other key persons (including consultants) of the Company and its subsidiaries as selected from time to time by the Human Capital and Compensation Committee. As of July 1, 2023, approximately 2,600 officers and employees and nine non-employee directors were eligible to participate in the 2018 Plan. The closing price per share of our common stock as reported by the Nasdaq Global Select Market was $34.97 on July 3, 2023, the first business day of fiscal 2024.
Shares Reserved for Issuance. Of the 7,862,000 shares of our common stock, par value $.01 per share, authorized for issuance under the 2018 Plan, there were only 521,232 shares remaining available for issuance as of August 25, 2023. If the proposed amendment to the plan is approved by shareholders, the aggregate number of shares reserved and available for issuance will be increased by 3,450,000 shares, and the total number of shares authorized for issuance under the 2018 Plan from its inception will be increased from 7,862,000 shares to 11,312,000 shares. With this change, the maximum number of shares of stock reserved and available for issuance under the 2018 Plan will be 11,312,000 shares, plus the number of shares of stock reserved and available for issuance under the Company's Amended and Restated 2005 Stock Incentive Plan (the "2005 Stock Incentive Plan") as of October 24, 2018, the date of shareholder approval of the original 2018 Plan. For purposes of this limitation, the shares of stock underlying any awards that are forfeited, are canceled, expire or are terminated (other than by exercise) under (i) the 2018 Plan and (ii) from and after shareholder approval of the 2018 Plan, the 2005 Stock Incentive Plan, shall be added to the shares of stock available for issuance under the 2018 Plan. Shares tendered or held back upon exercise of an option or settlement of an award to cover the exercise price or tax withholding shall not be available for future issuance under the 2018 Plan. In addition, upon exercise of stock appreciation rights, the gross number of shares exercised shall be deducted from the total number of shares remaining available for issuance under the 2018 Plan. Also, shares purchased in the open market using proceeds received upon the exercise of a stock option shall not be available for future issuance under the 2018 Plan. The maximum award of stock options or stock appreciation rights granted to any one individual will not exceed 500,000 shares of common stock (subject to adjustment for stock splits and similar events) for any calendar year period.
Fungible Share Ratio. The grant of any award other than a stock option or a stock appreciation right will reduce the number of shares of common stock available for issuance under the 2018 Plan by 2.0 shares of common stock for each such share actually subject to the award. The grant of a stock option or a stock appreciation right will be deemed as an award of one share of common stock for each such share actually subject to the award.
Stock Options. The 2018 Plan permits the granting of (1) options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Code and (2) options that do not so qualify. Options granted under the 2018 Plan will be non-qualified options if they fail to qualify as incentive options or exceed the annual limit on incentive stock options. Non-qualified options may be granted to any persons eligible to receive incentive options and to non-employee directors and key persons. The option exercise price of each option will be determined by the Human Capital and Compensation Committee but may not be less than 100% of the fair market value of the common stock on the date of grant. The 2018 Plan provides for 11,312,000 shares that can be granted in the form of incentive stock options. No dividends or dividend equivalents shall be paid on stock options.
The term of each option will be fixed by the Human Capital and Compensation Committee and may not exceed seven years from the date of grant. The Human Capital and Compensation Committee will determine at what time or times each option may be exercised. Options may be made exercisable in installments and the exercisability of options may be accelerated by the Human Capital and Compensation Committee. Options may be exercised in whole or in part with written notice to the Company.
Upon exercise of options, the option exercise price must be paid in full (1) in cash, by certified or bank check, or other instrument acceptable to the Human Capital and Compensation Committee, (2) by delivery (or attestation to the ownership) of shares of common stock that are beneficially owned by the optionee, (3) subject to applicable law, by a broker pursuant to irrevocable instructions to the broker from the optionee, or (4) by net exercise.
To qualify as incentive options, options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options that first become exercisable by a participant in any one calendar year.
In the event stock options awarded to employees have a performance-based goal, the vesting period will be at least one year, and in the event any stock options awarded to employees have a time-based restriction, the vesting period will be at least three years, but vesting can occur incrementally over the three-year period. No portion of any stock option granted to employees may vest prior to the first anniversary of the grant date.
Stock Appreciation Rights. The Human Capital and Compensation Committee may award a stock appreciation right either as a freestanding award or in tandem with a stock option. The Committee may award stock appreciation rights subject to such conditions and restrictions as the Committee may determine, provided that (1) upon exercise of a stock appreciation right granted in tandem with an option, the applicable portion of any related option shall be surrendered, and (2) stock appreciation rights granted in tandem with options are exercisable at such time or times and to the extent that the related stock options are exercisable. The term of each stock appreciation right may not exceed seven years. No dividends or dividend equivalents shall be paid on stock appreciation rights.
In the event awards made to employees have a performance-based goal, the restriction period will be at least one year, and in the event any awards made to employees have a time-based restriction, the restriction period will be at least three years, but vesting can occur incrementally over the three-year period. No portion of any stock appreciation right granted to employees may vest prior to the first anniversary of the grant date.
Restricted Stock. The Human Capital and Compensation Committee may award shares of common stock to participants subject to such conditions and restrictions as the Committee may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with the Company through a specified restricted period. However, in the event awards made to employees have a performance-based goal, the restriction period will be at least one year, and in the event any awards made to employees have a time-based restriction, the restriction period will be at least three years, but vesting can occur incrementally over the three-year period. No portion of any restricted stock award granted to employees may vest prior to the first anniversary of the grant date. Cash dividends and stock dividends, if any, with respect to restricted stock shall be withheld by the Company for the grantee's account, and shall be subject to forfeiture to the same degree as the shares of restricted stock to which such dividends relate. Except as otherwise determined by the Committee, no interest will accrue or be paid on the amount of any cash dividends withheld.
Deferred Stock Awards. The Human Capital and Compensation Committee may award phantom stock units as deferred stock awards to participants. Deferred stock awards are ultimately payable in the form of shares of common stock and may be subject to such conditions and restrictions as the Committee may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with the Company through a specified vesting period. However, in the event awards made to employees have a performance-based goal, the restriction period will be at least one year, and in the event any awards have a time-based restriction, the restriction period will be at least three years, but vesting can occur incrementally over the three-year period. No portion of any deferred stock award granted to employees may vest prior to the first anniversary of the grant date. In the Committee's sole discretion and subject to the participant's compliance with the procedures established by the Committee and requirements of Section 409A of the Code, it may permit a participant to make an advance election to receive a portion of his or her future cash compensation otherwise due in the form of a deferred stock award. During the deferral period, a grantee shall have no rights as a shareholder; provided, however, that the grantee may be credited with dividend equivalent rights with respect to the phantom stock units underlying his or her deferred stock award, subject to such terms and conditions as the Committee may determine, but shall not be entitled to dividends, if any, or dividend equivalents prior to settlement.
Performance-Based Awards. The 2018 Plan provides that the Human Capital and Compensation Committee may require that the vesting of awards be conditioned on the satisfaction of one or more of the performance criteria.
Detrimental Activity. The Human Capital and Compensation Committee may cancel, rescind, suspend, or otherwise limit any award to a participant if the participant engages in detrimental activities, including rendering services to a competitor of the Company, disclosing confidential information without permission, refusing to assign inventions to the Company, soliciting employees or customers of the Company, engaging in an activity that results in a termination for cause, materially violating any internal policies of the Company, or being convicted of, or pleading guilty to, a crime.
Tax Withholding. Participants in the 2018 Plan are responsible for the payment of any federal, state, or local taxes that we are required by law to withhold upon any option exercise or vesting of other awards. Subject to approval by the Human Capital and Compensation Committee, depending on the withholding method, a grantee may elect to have such grantee’s tax withholding obligation satisfied at the minimum or other applicable withholding rate in the grantee’s applicable jurisdiction, including maximum applicable rates that may be utilized without creating adverse accounting treatment under Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor pronouncement thereto) and permitted under applicable withholding rules promulgated by the Internal Revenue Service or another applicable governmental entity, in whole or in part, by (i) authorizing the Company to withhold from shares of stock to be issued pursuant to any award a number of shares with an aggregate fair market value (as of the date the withholding is effected) that would satisfy such withholding amount, or (ii) transferring to the Company shares of stock owned by the grantee with an aggregate fair market value (as of the date the withholding is effected) that would satisfy such withholding amount.
Change of Control Provisions. The 2018 Plan provides that, if there is a change in control of the Company that is approved by the Board of Directors, if within six months of the consummation of the change of control, the grantee’s employment is involuntarily terminated by us for reasons other than for "cause" or the grantee resigns for "good reason", 100% of such grantee’s unvested awards will become vested and immediately exercisable. If, in connection with the change of control, awards granted under the 2018 Plan are cancelled or otherwise terminated upon consummation of the change of control, then instead of accelerated vesting, the grantee will receive a cash payment for 100% of the value of his or her unvested awards (determined based on the price of our common stock at the time of consummation of the change of control). The foregoing is conditioned on the grantee’s execution of an effective release of claims if the value of the accelerated vesting or cash payment exceeds $25,000.
If there is a change of control that is not approved by the Board of Directors, all of the unvested awards under the 2018 Plan (regardless of the grant date) will become vested and immediately exercisable upon the change of control. Further, upon any change of control all outstanding awards held by non-employee directors will automatically become fully vested.
Amendments and Termination. The Board may at any time amend or discontinue the 2018 Plan, and the Human Capital and Compensation Committee may at any time amend or cancel any outstanding award for the purpose of satisfying changes in the law or for any other lawful purpose. However, no such action may adversely affect any rights under any outstanding award without the holder's consent. Any amendments that materially change the terms of the 2018 Plan, including any amendments that increase the number of shares reserved for issuance under the 2018 Plan, expand the types of awards available under the 2018 Plan, materially expand the eligibility to participate in the 2018 Plan, materially extend the term of the 2018 Plan, or materially change the method of determining the fair market value of common stock, will be subject to approval by shareholders. Amendments shall also be subject to approval by our shareholders if and to the extent determined by the

Human Capital and Compensation Committee to be required by the Code to preserve the qualified status of incentive options. In addition, except in connection with a reorganization or other similar change in the capital stock of the Company or a merger or other transaction, without prior shareholder approval, the Committee may not reduce the exercise price of an outstanding stock option or stock appreciation right or effect repricing of an outstanding stock option or stock appreciation right through cancellation or regrants.
No Repricing of Awards Without Stockholder Approval. Notwithstanding any other provision of the 2018 Plan, the repricing of awards shall not be permitted without stockholder approval. For this purpose, a "repricing" means any of the following (or any other action that has the same effect as any of the following): (1) changing the terms of an award to lower its exercise or base price (other than on account of capital adjustments resulting from share splits, etc.); (2) any other action that is treated as a repricing under GAAP; and (3) repurchasing for cash or canceling an award in exchange for another award at a time when its exercise or base price is greater than the fair market value of the underlying share of stock, unless the cancellation and exchange occurs in connection with a capital adjustment event.
Grantees Outside of the United States. The Human Capital and Compensation Committee may modify the terms of any award under the 2018 Plan made to or held by a grantee who is then a resident, or is primarily employed or providing services, outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such award shall conform to laws, regulations, and customs of the country in which the grantee is then a resident or primarily employed or providing services, or so that the value and other benefits of the award to the grantee, as affected by non–U.S. tax laws and other restrictions applicable as a result of the grantee's residence, employment, or providing services abroad, shall be comparable to the value of such award to a grantee who is a resident, or is primarily employed or providing services, in the United States. An award may be modified in a manner that is inconsistent with the express terms of the 2018 Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) of the Exchange Act for the grantee whose award is modified. Additionally, the Committee may adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the 2018 Plan by eligible persons who are non–U.S. nationals or are primarily employed or providing services outside the United States.
Data Privacy. As a condition of receipt of any award, each grantee explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of personal data by and among, as applicable, the Company and its affiliates for the exclusive purpose of implementing, administering, and managing the 2018 Plan and awards. The Company and its affiliates may hold certain personal information about a grantee, including, but not limited to, the grantee’s name, home address, telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), information regarding any securities of the Company or any of its affiliates, and details of all Awards (the "Data"). In addition to transferring the Data amongst themselves as necessary for the purpose of implementation, administration, and management of the 2018 Plan and awards, the Company and its affiliates may each transfer the Data to any third parties assisting the Company in the implementation, administration, and management of the 2018 Plan and awards. Recipients of the Data may be located in the grantee's country or elsewhere, and the grantee's country and any given recipient's country may have different data privacy laws and protections. The Company may cancel the grantee’s eligibility to participate in the 2018 Plan, and in the Committee's discretion, the grantee may forfeit any outstanding awards if the grantee refuses or withdraws the consents described above.
U.S. Federal Income Tax Considerations
Awards of restricted stock under the 2018 Plan generally are not subject to federal income tax when awarded, unless the participant properly elects to accelerate the tax recognition. Restricted stock is generally subject to ordinary income tax at the time the restrictions lapse. We are entitled to a corresponding deduction at the time the participant recognizes taxable income on the restricted stock.
Stock options under the 2018 Plan may either be granted as incentive stock options, which are intended to comply with the requirements of Internal Revenue Code Section 422 or as non-qualified stock options. Generally, no federal income tax is payable by the recipient upon the grant of an incentive stock option and no deduction is taken by us. If certain holding periods are met, the exercise of an incentive stock option does not result in taxation to the recipient; rather, the recipient is taxed only at the time of sale. If the shares have been held for at least one year after the date of exercise and at least two years from the date of grant of the option, the recipient will be taxed on any appreciation in excess of the exercise price as long-term capital gains. In that event, we are not entitled to a deduction for the amount of the capital gains. Under current tax laws, if a recipient exercises a non-qualified stock option, the recipient will be taxed on the difference between the fair market value of the stock on the exercise date and the exercise price and, thereafter, the recipient would receive capital gains on any appreciation in stock value after the exercise date, depending upon the length of time the recipient held the stock after exercise. When the option is exercised, we will be entitled to a corresponding tax deduction.

New Plan Benefits
It is not possible to state the persons who will receive options or awards under the 2018 Plan in the future or the amount of options or awards that will be granted under the 2018 Plan. The following table provides information with respect to the value of annual long-term incentive ("LTI") awards for fiscal 2023.

	Restricted Stock
Current Employees:	Dollar Value(1)	Number of Shares(2)
William L. Ballhaus(3)	$ 190,967	3,976
Michelle M. McCarthy	341,140	6,596
Christine F. Harbison	1,468,650	30,344
James M. Stevison	—	—
Charles R. Wells, IV	—	—

Former Employees:
Mark Aslett	—	—
Michael D. Ruppert	—	—

Totals:
All named executive officers as a group	2,000,757	40,916
All non-employee directors as a group	1,731,166	39,234
Employees as a group (excluding named executive officers)	8,249,491	170,923
(1)Reflects the dollar value of all grants awarded in fiscal 2023.
(2)Reflects the dollar value set forth in the table divided by the closing price of our common stock on the date of grant.
(3)Reflects the restricted stock award that Mr. Ballhaus received for his service as a non-employee director prior to him becoming interim President and CEO on June 24, 2023.
Required Vote
Approval of the amended and restated 2018 Plan requires the affirmative FOR vote of a majority of the votes cast on the proposal. Unless marked to the contrary, proxies received will be voted FOR approval of the amended and restated 2018 Plan.
Recommendation
The Board of Directors recommends a vote FOR the amendment and restatement of the 2018 Plan.

PROPOSAL 5: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 28, 2024. We are asking shareholders to ratify this appointment. Although ratification by shareholders is not required by law or by our by-laws, the Audit Committee believes that submission of its selection to shareholders is a matter of good corporate governance. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interests of Mercury and our shareholders. If our shareholders do not ratify the selection of KPMG, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of an independent registered public accounting firm.
Representatives of KPMG will attend the 2023 Annual Meeting, where they will have the opportunity to make a statement if they wish to do so and will be available to answer appropriate questions from shareholders.
Required Vote
Approval of the ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal 2024 requires the affirmative FOR vote of a majority of the votes cast on the proposal. Unless marked to the contrary, proxies received will be voted FOR approval of the ratification of the appointment.
Recommendation
The Board of Directors recommends a vote FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal 2024.

VOTING SECURITIES
Who owns more than 5% of our stock?
On August 25, 2023, the record date, there were 59,301,176 shares of our common stock outstanding. On that date, to our knowledge, there were four shareholders who owned beneficially more than 5% of our common stock. The table below contains information, as of the dates noted below, regarding the beneficial ownership of these persons or entities. The "Percent of Class" was calculated using the number of shares of our common stock outstanding as of August 25, 2023.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
BlackRock, Inc. (1)	5,878,104	9.9%
William Blair Investment Management, LLC (2)	5,205,968	8.8
The Vanguard Group, Inc. (3)	5,117,078	8.6
JANA Partners LLC (4)	4,711,386	7.9
(1)Based on a Schedule 13G/A filed by Black Rock, Inc. ("Black Rock") with the SEC on August 8, 2023, reporting beneficial ownership as of July 31, 2023. In such Schedule 13G/A, Black Rock reported that it had sole voting power of 5,699,427 shares of our common stock, shared voting power of 0 shares of our common stock, sole dispositive power of 5,878,104 shares of our common stock, and shared dispositive power of 0 shares of our common stock. The reporting entity's address is 50 Hudson Yards, New York, New York 10001.
(2)Based on a Schedule 13G/A filed by William Blair Investment Management, LLC ("William Blair") with the SEC on February 9, 2023, reporting beneficial ownership as of December 31, 2022. In such Schedule 13G/A William Blair reported that it had sole voting power of 4,511,914 shares of our common stock, shared voting power of 0 shares of our common stock, sole dispositive power of 5,205,968 shares of our common stock, and shared dispositive power of 0 shares of our common stock. Following the August 25, 2023 record date for our 2023 Annual Meeting, William Blair filed a Schedule 13G/A on September 6, 2023 reporting beneficial ownership of 6,740,439 shares of our common stock as of August 31, 2023. The reporting entity's address is 150 North Riverside Plaza, Chicago, IL 60606.
(3)Based on a Schedule 13G/A filed by Vanguard Group, Inc. ("Vanguard") with the SEC on February 9, 2023, reporting beneficial ownership as of December 30, 2022. In such Schedule 13G/A, Vanguard reported that it had sole voting power of 0 shares of our common stock, shared voting power of 17,325 shares of our common stock, sole dispositive power of 5,050,841 shares of our common stock, and shared dispositive power of 66,237 shares of our common stock. The reporting entity's address is 100 Vanguard Boulevard, Malvern, PA 19355.
(4)Based on a Form 4 filed by JANA Partners LLC with the SEC on August 22, 2023, reporting beneficial ownership as of August 18, 2023. The reporting entity's address is 767 Fifth Avenue, 8th Floor, New York, New York 10153.

How much stock does each of Mercury’s directors and executive officers own?
The following information is furnished as of August 25, 2023, the record date, with respect to common stock beneficially owned by: (1) our directors and director nominees (including our CEO); (2) our CFO and the three most highly compensated executive officers other than the CEO and the CFO; and (3) all directors and executive officers as a group. Unless otherwise indicated, the individuals named below held sole voting and investment power over the shares listed. The address for each director and executive officer is c/o Mercury Systems, Inc., 50 Minuteman Road, Andover, Massachusetts 01810.

	Number of Shares Beneficially Owned (1)	Percent of Class (1)
William L. Ballhaus (2)	291,999	*
Orlando P. Carvalho (3)	12,572	*
Gerard J. DeMuro (4)	5,605	*
Lisa S. Disbrow (5)	19,360	*
Mary Louise Krakauer (6)	19,360	*
Roger A. Krone (7)	20,797	*
Howard L. Lance (8)	21,993	*
Barry R. Nearhos (9)	15,989	*
William K. O'Brien (10)	67,091	*
Scott Ostfeld (11)	—	*
Debora A. Plunkett (12)	8,500	*
David E. Farnsworth (13)	123,051	*
Christine F. Harbison (14)	52,462	*
James M. Stevison (15)	88,490	*
Charles R. Wells, IV (16)	92,217	*
All directors and executive officers as a group (17 persons) (17)	1,043,919	1.8%
* Less than 1.0%.
(1)The number and percent of the shares of common stock with respect to each beneficial owner are calculated by assuming that all shares which may be acquired by such person within 60 days of August 25, 2023 are outstanding.
(2)Includes (a) 20,191 shares owned by Mr. Ballhaus individually; (b) 26,683 shares owned by Mr. Ballhaus jointly with his spouse; and (c) 245,125 restricted shares awarded to Mr. Ballhaus under our stock-based plans (as to which Mr. Ballhaus has sole voting power, but which are subject to restrictions on transfer). Excludes 934,000 shares underlying stock options which are not exercisable within 60 days of August 25, 2023.
(3)Includes (a) 8,596 shares owned by Mr. Carvalho individually; and (b) 3,976 restricted shares awarded to Mr. Carvalho under our stock-based plans (as to which Mr. Carvalho has sole voting power, but which are subject to restrictions on transfer).
(4)Includes 5,605 restricted shares awarded to Mr. DeMuro under our stock-based plans (as to which Mr. DeMuro has sole voting power, but which are subject to restrictions on transfer).
(5)Includes (a) 15,384 shares owned by Ms. Disbrow individually; and (b) 3,976 restricted shares awarded to Ms. Disbrow under our stock-based plans (as to which Ms. Disbrow has sole voting power, but which are subject to restrictions on transfer).
(6)Includes (a) 15,384 shares owned by Ms. Krakauer individually; and (b) 3,976 restricted shares awarded to Ms. Krakauer under our stock-based plans (as to which Ms. Krakauer has sole voting power, but which are subject to restrictions on transfer).
(7)Includes (a) 15,000 shares owned by family trusts controlled by Mr. Krone; and (b) 5,797 restricted shares awarded to Mr. Krone under our stock-based plans (as to which Mr. Krone has sole voting power, but which are subject to restrictions on transfer).
(8)Includes (a) 6,884 shares owned by Mr. Lance individually; (b) 9,250 shares owned by family trusts controlled by Mr. Lance; and (c) 5,859 restricted shares awarded to Mr. Lance under our stock-based plans (as to which Mr. Lance has sole voting power, but which are subject to restrictions on transfer).

(9)Includes (a) 12,013 shares owned by Mr. Nearhos individually; and (b) 3,976 restricted shares awarded to Mr. Nearhos under our stock-based plans (as to which Mr. Nearhos has sole voting power, but which are subject to restrictions on transfer).
(10)Includes (a) 9,124 shares owned by Mr. O'Brien individually; (b) 53,991 shares owned by family trusts controlled by Mr. O’Brien; and (c) 3,976 restricted shares awarded to Mr. O’Brien under our stock-based plans (as to which Mr. O’Brien has sole voting power, but which are subject to restrictions on transfer).
(11)Mr. Ostfeld assigns all of his restricted shares that he receives as a director to JANA Partners, LLC ("JANA"). JANA may be deemed to be a director by deputization by virtue of the fact that Mr. Ostfeld currently serves on our Board of Directors. JANA's common stock ownership is included within the table above titled "Who owns more than 5% of our common stock?"
(12)Includes (a) 2,262 shares owned by Ms. Plunkett individually; and (b) 6,238 restricted shares awarded to Ms. Plunkett under our stock-based plans (as to which Ms. Plunkett has sole voting power, but which are subject to restrictions on transfer).
(13)Includes 123,051 restricted shares awarded to Mr. Farnsworth under our stock-based plans (as to which Mr. Farnsworth has sole voting power, but which are subject to restrictions on transfer).
(14)Includes (a) 52,220 restricted shares awarded to Ms. Harbison under our stock-based plans (as to which Ms. Harbison has sole voting power, but which are subject to restrictions on transfer); and (b) 242 shares owned indirectly by Ms. Harbison through the Company stock fund in our 401(k) plan.
(15)Includes (a) 7,198 shares owned by Mr. Stevison individually; (b) 80,829 restricted shares awarded to Mr. Stevison under our stock-based plans (as to which Mr. Stevison has sole voting power, but which are subject to restrictions on transfer); and (b) 463 shares owned indirectly by Mr. Stevison through the Company stock fund in our 401(k) plan.
(16)Includes (a) 10,877 shares owned by Mr. Wells individually; (b) 80,886 restricted shares awarded to Mr. Wells under our stock-based plans (as to which Mr. Wells has sole voting power, but which are subject to restrictions on transfer); and (c) 454 shares owned indirectly by Mr. Wells through the Company stock fund in our 401(k) plan.
(17)Includes (a) 293,761 shares owned by directors and executive officers individually or by family trusts controlled by directors individually; (b) 748,067 restricted shares awarded to the directors and executive officers under our stock-based plans (as to which each has sole voting power, but which are subject to restrictions on transfer); and (c) 2,091 shares owned indirectly by executive officers through the Company stock fund in our 401(k) plan. This group includes, in addition to those individuals named in the table, Messrs. Cambria and Couture.

EXECUTIVE OFFICERS
Who are Mercury’s executive officers?
The following persons are our executive officers as of August 25, 2023:

Name	Age	Position
William L. Ballhaus	56	President and Chief Executive Officer
Christopher C. Cambria	65	Executive Vice President, General Counsel, and Secretary
Allen Couture	55	Executive Vice President, Execution Excellence
David E. Farnsworth	63	Executive Vice President, Chief Financial Officer, and Treasurer
Christine F. Harbison	57	Executive Vice President and Chief Growth Officer
James M. Stevison	57	Executive Vice President and President of Mission Systems
Charles R. Wells, IV	51	Executive Vice President and President of Microelectronics
Our executive officers are appointed to office by the Board of Directors at the first board meeting following the 2023 Annual Meeting of Shareholders or at other board meetings as appropriate, and hold office until the first board meeting following the next Annual Meeting of Shareholders and until a successor is chosen, subject to prior death, resignation or removal.
Information regarding our executive officers as of the date of filing of this proxy statement is presented below.

William L. Ballhaus
William L. Ballhaus joined Mercury's Board of Directors as a non-employee director in June 2022, was appointed interim President and Chief Executive Officer on June 24, 2023, and was appointed President and CEO effective August 15, 2023. As previously announced, Mr. Ballhaus will become the Company's Chairman of the Board effective with the 2023 Annual Meeting of Shareholders. Mr. Ballhaus has significant experience in the aerospace, defense, and technology industries, including multiple CEO roles, as well as experience in operational transformations and delivering strong results. He previously served as Chairman and CEO of Blackboard, Inc., a leading EdTech company, from 2016 until its merger with Anthology in 2021. Prior to that, he served as CEO and President of SRA International, Inc., a provider of information technology services, from 2011 until the creation of CSRA Inc. from SRA International Inc.'s and CSC's U.S. public sector business. Before that, Mr. Ballhaus served as CEO and President of government contractor DynCorp International from 2008 to 2010. Mr. Ballhaus has also held senior leadership positions at BAE Systems, Boeing, and Hughes, where he led global government and commercial technology businesses particularly focused on software and IT.

Christopher C. Cambria
Christopher C. Cambria joined Mercury in 2016 as Senior Vice President, General Counsel, and Secretary and was appointed Executive Vice President, General Counsel, and Secretary in 2017. Prior to joining Mercury, he was Vice President, General Counsel, and Secretary of Aerojet Rocketdyne Holdings, Inc. from 2012 to 2016 and Vice President, General Counsel from 2011 to 2012. He was with L-3 Communications Holdings, Inc. from 1997 through 2009 serving as Senior Vice President and Senior Counsel, Mergers and Acquisitions from 2006 to 2009, Senior Vice President, Secretary and General Counsel from 2001 to 2006, and Vice President, General Counsel and Secretary from 1997 to 2001. Prior to L-3, Mr. Cambria was an Associate with Fried, Frank, Harris, Shriver & Jacobson and Cravath, Swaine & Moore.

Allen Couture
Allen Couture joined Mercury in October 2022 as Senior Vice President, Execution Excellence and became Executive Vice President, Execution Excellence in July 2023. Mr. Couture joined Mercury from Raytheon Technologies, where he spent 10 years in leadership roles, most recently serving as Vice President of Operations & Security at Raytheon Missiles & Defense. Earlier in his career, Mr. Couture held senior manufacturing and operations roles with Hawker Beechcraft, including Vice President of Program Management and Vice President of Engineering & Product Development. He spent 15 years in the Canadian Armed Forces Infantry Reserves.

David E. Farnsworth
David E. Farnsworth joined Mercury in July 2023 as Executive Vice President, Chief Financial Officer, and Treasurer. Mr. Farnsworth was the Chief Financial Officer of HawkEye 360, a radio frequency data analytics company from 2020 to 2023. Before joining HawkEye 360, Mr. Farnsworth was Vice President and Chief Financial Officer for Integrated Defense Systems of Raytheon Company from 2018 to 2020. Before that, he was CFO for the Intelligence, Information, and Services segment of Raytheon.

Christine F. Harbison
Christine F. Harbison joined Mercury in March 2023 as Executive Vice President, Chief Growth Officer. Ms. Harbison joined Mercury from Northrop Grumman's Defense Systems sector, where she served as Vice President and General Manager of the Combat Systems and Mission Readiness division from 2021 to 2023. Prior to that, she was Vice President of Northrop's C4MB business from 2020 to 2021 and Vice President of Northrop's Advanced Ground Sensors business from 2018 to 2019. Prior to her joining Northrop, Ms. Harbison held roles of increasing importance at Raytheon Company.

James M. Stevison
James M. Stevison joined Mercury in October 2021 as Executive Vice President and Chief Growth Officer and became Executive Vice President and President of Mercury's Mission Systems Division in October 2022. Dr. Stevison has more than 18 years of global experience in the aerospace and defense industry including technology development, operations management, mergers, acquisitions, and business growth. Prior to joining Mercury, he was Vice President of Strategy for Raytheon Missiles & Defense from 2020 to 2021. He also served as Vice President and General Manager of Strategic and Naval Systems at Raytheon Missiles Systems from 2019 to 2020 as well as Vice President and General Manager for Air and Missile Defense Systems at Raytheon Missile Systems from 2015 to 2019. Prior to that, he was the senior director of the SM-3® program, where he was responsible for all variants of the SM-3® missile portfolio, both domestically and internationally. Dr. Stevison has previously held senior leadership roles at Lockheed Martin and at Miltec Systems, a Ducommun Company. A U.S. Army veteran, Dr. Stevison retired from the Army in 2005, following an accomplished 20-year military career that included leadership roles with the Missile Defense Agency and the U.S. Army Aviation and Missile Command.

Charles R. Wells, IV
Charles R. Wells, IV joined Mercury in November 2021 as its Executive Vice President and President of Mercury's Microelectronics Division. Mr. Wells has more than 25 years' experience across multiple disciplines including engineering, business development, program management, and executive management. Previously, he served as Vice President and General Manager for the Unmanned & Integrated Solutions Business Unit of Teledyne FLIR with full P&L responsibility while ensuring high levels of product quality and customer satisfaction. Earlier in his career, he worked as a Department of Defense civilian supporting the development and fielding of world-wide C4ISR networks and information systems. He also held positions in Northrop Grumman and ICX Technologies and served as a private consultant for large aerospace and defense companies.

COMPENSATION DISCUSSION AND ANALYSIS
LETTER FROM THE HUMAN CAPITAL AND COMPENSATION COMMITTEE
Dear Fellow Shareholders,
The Human Capital and Compensation Committee of Mercury's Board of Directors is committed to aligning our executive compensation programs with our strategy to create long-term shareholder value. We have listened to shareholder feedback and have implemented changes to our executive compensation programs to better align with market practices and shareholder returns. Following low support for our 2022 Say-on-Pay vote, we took decisive action to understand and respond to shareholder feedback. Over the past two years, we added two new Committee members who bring fresh perspectives to our work, including Howard L. Lance, who has been appointed as our new Committee Chair effective on the date of the 2023 Annual Meeting. We are confident that the changes made by the Committee to our executive compensation programs for fiscal 2023 and 2024 address shareholder concerns and support our business objectives.
Deliberate Engagement and Responsiveness to Address Shareholder Concerns
The Committee was disappointed in the outcome of the 2022 Say-on-Pay vote, and we have been focused over the last year on understanding and addressing the underlying concerns and perspectives of our shareholders. In the months leading up to and following the 2022 Say-on-Pay vote, the Committee executed an expanded engagement program designed specifically around executive compensation. We reached out to, and had meetings with, shareholders representing approximately 74% and 56%, respectively, of our outstanding shares during 2022, and 71% and 36%, respectively, of our outstanding shares prior to the filing of this proxy statement. Substantially all of these meetings were led by William K. O’Brien, Chair of the Board, Mary Louise (ML) Krakauer, current Chair of our Committee, and/or Howard L. Lance, incoming Chair of our Committee as discussed above.
Our shareholders are diverse, and we appreciated the candid and constructive feedback we received that reflected their individual perspectives. Following our initial consideration of these views, the Committee developed a set of comprehensive changes in response to the shareholder feedback that was received. In follow-on discussions that we held with shareholders in 2023, we consistently heard that the changes we were contemplating were on-target to address their concerns. We are confident that these changes, which have now been implemented, directly address the feedback we received from shareholders and further set the foundation for strong alignment between pay and performance going forward. The Compensation Discussion and Analysis in this proxy statement details the comprehensive changes we made, and we encourage you to review the alignment between the feedback we received and the actions we have taken. We will continue to engage with our shareholders on an ongoing basis and consider feedback when making future decisions about our executive compensation programs.
Committee Refreshment
The Committee firmly believes in the importance of ongoing rotation that brings in fresh perspectives while ensuring that we have directors who have the expertise to provide strong oversight of all aspects of our executive compensation programs. To that end, we are pleased to share that the Committee has added two new directors over the past two years who bring differentiated expertise, backgrounds, and perspectives to our oversight role – Howard L. Lance, who previously served as President and Chief Executive Officer of Maxar Technologies, Inc. and Harris Corporation, and Scott Ostfeld, who brings an investor perspective as Managing Partner and Portfolio Manager at JANA Partners. We also wish to thank our Committee Chair, Mary Louise (ML) Krakauer, for her leadership and service on the Committee since 2017. Ms. Krakauer will be retiring from the Board and the Committee on the date of the 2023 Annual Meeting and will be succeeded by Mr. Lance as Committee Chair at that time.
The Committee considers our executive compensation programs to be a key lever to drive our strategic and financial success, and we welcome continued dialogue with our shareholders regarding Mercury's compensation programs. We appreciate your support and investment in Mercury.
The Human Capital and Compensation Committee
Mary Louise (ML) Krakauer, Committee Chair
Howard L. Lance, Committee Chair-Elect
Orlando P. Carvalho
Lisa S. Disbrow
Scott Ostfeld
Debora A. Plunkett

EXECUTIVE SUMMARY
This Compensation Discussion and Analysis describes our executive compensation program for our 2023 fiscal year. This section details the compensation framework applied by the Human Capital and Compensation Committee of our Board of Directors (the "Committee") in determining the pay levels and programs available to our named executive officers for whom compensation is disclosed in the compensation tables included in the Tabular Executive Compensation Disclosure section of this proxy statement beginning on page 68. The named executive officers for our 2023 fiscal year are:

Name	Position
William L. Ballhaus(1)	President and Chief Executive Officer
Michelle M. McCarthy(2)	Senior Vice President, Chief Accounting Officer and Former Interim Chief Financial Officer and Treasurer
Christine F. Harbison(3)	Executive Vice President and Chief Growth Officer
James M. Stevison(4)	Executive Vice President and President of Mission Systems
Charles R. Wells, IV	Executive Vice President and President of Microelectronics
Mark Aslett(5)	Former President and Chief Executive Officer
Michael D. Ruppert(6)	Former Executive Vice President, Chief Financial Officer, and Treasurer
(1)Mr. Ballhaus was appointed as our Interim President and Chief Executive Officer on June 24, 2023. Following the completion of a formal search process, he was named as our President and Chief Executive Officer effective August 15, 2023.
(2)Ms. McCarthy was appointed as our Interim Chief Financial Officer and Treasurer effective February 18, 2023 and served in this capacity through July 16, 2023. She also retained her prior title and responsibilities as our Chief Accounting Officer during and after this period. On July 17, 2023, we appointed David E. Farnsworth as our new Chief Financial Officer and Treasurer, who will appear as a named executive officer in our proxy statement for our 2024 Annual Meeting.
(3)Ms. Harbison joined Mercury on March 6, 2023.
(4)Mr. Stevison served as our Chief Growth Officer until October 31, 2022, when he was named as President of our Mission Systems division.
(5)Mr. Aslett served as our President and Chief Executive Officer until his resignation effective June 24, 2023. For a further discussion, see "—Resignations of Named Executive Officers During Fiscal 2023" on page 63.
(6)Mr. Ruppert served as our Chief Financial Officer and Treasurer until his resignation effective February 17, 2023. For a further discussion, see "—Resignations of Named Executive Officers During Fiscal 2023" on page 63.
Shareholder Engagement and 2022 Advisory "Say-on-Pay" Vote on Executive Compensation
At our 2022 Annual Meeting of Shareholders, our Say-on-Pay proposal received the support of 20% of the votes cast. In response to this disappointing outcome, we have been focused on understanding and addressing the underlying concerns and perspectives of our shareholders. We assembled an expanded engagement team, with substantially all of our meetings with shareholders led by William K. O’Brien, Chair of the Board, Mary Louise (ML) Krakauer, current Chair of our Committee, and/or Howard L. Lance, a member of the Committee who has been appointed as Committee Chair effective upon Ms. Krakauer’s previously announced retirement from the Board and the Committee as of the date of the 2023 Annual Meeting of Shareholders.
In the months leading up to the 2022 Say-on-Pay vote, we reached out to our 20 largest investors and had meetings with 11 of them, representing approximately 74% and 56% of our outstanding shares, respectively. Through these engagements, we heard that the primary concern leading shareholders to vote against our 2022 Say-on-Pay proposal was the grant of special long-term incentive (“LTI”) awards in fiscal 2022 under an Equity Retention Plan (the “ERP”) to critical business leaders across our enterprise, including our former Chief Executive Officer (our “CEO”) and our other named executive officers.
Following the 2022 Annual Meeting, we continued our extensive engagement with shareholders to discuss potential actions to respond to the feedback we received regarding the special LTI awards, as well as other matters relating to our executive compensation program generally. As part of this outreach, we invited 19 shareholders to engage with us and held meetings with 6 of them, representing approximately 71% and 36% of our outstanding shares, respectively.

Throughout the last fourteen months, we had discussions with shareholders representing more than 62% of our outstanding shares as we solicited feedback to develop and refine potential compensation program changes. During the course of this engagement, our shareholders advised us that they were pleased with our commitments regarding future special awards, with the changes already reflected in our fiscal 2023 program design and with the opportunity to provide input on proposed program changes for fiscal 2024 prior to adoption. They were broadly supportive of our prior and pending actions, which they viewed as a comprehensive response to the concerns they had previously shared.
The table below summarizes the feedback we heard from shareholders and the actions we took to enhance our compensation programs, respond to shareholder concerns and ensure that our programs are aligned with our strategic priorities and shareholder expectations going forward.

What We Heard Concerns Identified Through Shareholder Engagement	How we Responded to Shareholder Feedback Evolution of our Programs for Fiscal 2023 and Fiscal 2024
Special LTI Awards

•Scope and magnitude of ERP awards made in fiscal year 2022, and in particular, the participation of our former CEO and other named executive officers.

•Concerns about potential issuance of additional special awards to the ERP program participants prior to the completion of the vesting cycle under the ERP awards.

•Consistent with our prior commitment, we did not grant any LTI awards during fiscal 2023 to our former CEO or any other named executive officer for 2022.
•The Committee confirms that it will not grant special awards to our 2022 executive officers with outstanding ERP awards absent a promotion or other extraordinary circumstance.

Annual Incentive Plan ("AIP") •Narrow categories of performance captured in measures. •Use of semi-annual performance periods, with second-half targets established mid-year.
Beginning with the AIP for fiscal 2023:
•We expanded the performance measures under the AIP by adding revenue (25%) and adjusted free cash flow (25%) to the legacy adjusted EBITDA (50%) measure.
•We adopted a full one-year performance period based on performance targets set at the start of the fiscal year, which replaced our prior practice of using two semi-annual performance periods.

Long-Term Incentive Plan

•Preference for greater allocation of equity incentives to performance-based awards.

•Use of performance measures that could reward M&A activities regardless of value creation.

•Rigor of relative performance targets and appropriateness of using our compensation peer group to assess relative performance achievements.

•Magnitude of maximum incentive opportunity.

Beginning with annual LTI awards for fiscal 2024:
•We increased the allocation of our annual LTI granted in the form of performance awards from 50% to 60% for our CEO, and to 55% for all other executive officers.
•Performance awards use absolute financial performance measures instead of relative measures for greater alignment with internal forecasts and better line-of-sight for recipients.
•Performance awards use Organic Revenue instead of Total Revenue to more effectively drive intended value-creation behaviors.
•Performance awards are subject to a modifier based on relative total shareholder return ("TSR") to align payouts with shareholder outcomes.
•Relative TSR performance is assessed against the Spade Defense Index components instead of our compensation peer group to promote relative performance against a broader industry index that is more representative of comparable investment opportunities available to our shareholders.
•Maximum payouts under our performance awards have been reduced from 300% to 200% of target shares, subject to a modifier based on relative TSR of up to ±25% of target shares.

Compensation Benchmarking •Use of compensation peer groups that are misaligned with current Company size.
Beginning with benchmarking of executive pay levels for fiscal 2024:
•Eliminated multiple peer groups intended to reflect future Company growth in favor of a new peer group with median revenues aligned with the Company's current size.

Company Background
Mercury is a technology company that delivers processing power for the most demanding aerospace and defense missions. Our end-to-end processing platform enables a broad range of aerospace and defense programs, optimized for mission success in some of the most challenging and demanding environments. Processing technologies that comprise our platform include signal solutions, display, software applications, networking, storage, and secure processing. As a leading manufacturer of essential components, products, modules, and subsystems, we sell to defense prime contractors, the U.S. government, and original equipment manufacturers (OEM) commercial aerospace companies. Our products and solutions are deployed in more than 300 programs with over 25 different defense prime contractors and commercial aviation customers.
2023 Financial Performance
•Our bookings increased by 1.9% from $1.06 billion in fiscal 2022 to $1.08 billion in fiscal 2023. Our book-to-bill ratio increased from 1.08x in fiscal 2022 to 1.10x in fiscal 2023.
•Our total backlog at year end increased by 9.8% from $1,037.7 million for fiscal 2022 to $1,139.8 million for fiscal 2023.
•Our fiscal 2023 revenues declined by 1.4% to $973.9 million, compared to $988.2 million for fiscal 2022. Our fiscal 2023 results included organic revenue, a non-GAAP financial measure, of $948.8 million, a decrease of 3.4% from fiscal 2022 organic revenue of $982.2 million. The organic revenue results discussed in this paragraph are subject to the adjustments set forth in "Appendix B: Reconciliation of Non-GAAP Measures to GAAP Measures."
•Our net loss was $28.3 million for fiscal 2023, compared to net income of $11.3 million for fiscal 2022. Our adjusted EBITDA, a non-GAAP financial measure, declined from $200.5 million for fiscal 2022 to $132.3 million for fiscal 2023, which includes adverse impacts of $56.3 million in fiscal 2023 from approximately 20 challenged programs. The adjusted EBITDA results discussed in this paragraph are subject to the adjustments set forth in "Appendix B: Reconciliation of Non-GAAP Measures to GAAP Measures."
•Our cash flows used in operating activities were $(21.3) million, compared to $(18.9) million in fiscal 2022. Our free cash flow, a non-GAAP financial measure defined as cash flows from operating activities less capital expenditures from property and equipment, was $(60.1) million for fiscal 2023 and $(46.5) million for fiscal 2022. The free cash flow results discussed in this paragraph are subject to the adjustments set forth in "Appendix B: Reconciliation of Non-GAAP Measures to GAAP Measures."
2023 Compensation Program Highlights
Our compensation philosophy is designed to promote a pay-for-performance culture. We consider market median compensation levels as our reference point in making executive pay decisions, subject to adjustments based on experience, performance, the other individual factors as described in "– Use of Market Data and Competitive Compensation Positioning" beginning on page 55 and as otherwise appropriate. The majority of each executive's target pay is in the form of incentive compensation that is subject to achieving pre-set performance goals to have any realized value. See the information in "– Mix of Pay" on page 54.
Consistent with our prior commitment, we did not grant LTI awards during fiscal 2023 to any of our executive officers for fiscal 2022. As detailed in our 2022 proxy statement, a portion of the ERP awards granted in fiscal 2022 represents the value of annual LTI awards that would have ordinarily been granted at the beginning of 2023 as compensation for the 2023 fiscal year. Accordingly, we committed in our 2022 proxy statement that we would not grant any LTI awards during fiscal 2023 to our former CEO or any of our other named executive officers for 2022, all of whom received ERP awards. Consistent with this commitment, none of our executive officers from 2022, including those who continued to serve as named executive officers during 2023 (Messrs. Stevison, Wells, Aslett and Ruppert), received grants of LTI awards during fiscal 2023. The compensation reported for fiscal 2023 for these executives in the Summary Compensation Table on page 68 is limited to base salary, annual incentive award payouts and customary benefit payments.
No target pay increases for fiscal 2023 to any of our executive officers in fiscal 2022. The Committee did not award any base salary increases for fiscal 2023 to any of our executive officers from 2022 (including Messrs. Stevison, Wells, Aslett and Ruppert), nor did it increase their 2023 target bonuses or (as described above) grant them any LTI awards during 2023.
2023 Annual Incentive Plan paid out significantly below target. With respect to our AIP, our performance for fiscal 2023 fell below threshold requirements for adjusted EBITDA and adjusted free cash flow measures that represented 75% of the value of target bonuses, and above threshold but below our plan targets for the remaining 25% of target bonuses based on revenue performance. Accordingly, aggregate plan payouts to our named executive officers for fiscal 2023 represented only 18.8% of their respective target bonuses. For a further discussion, see “– Elements of Fiscal 2023 Target Pay – Annual Incentives” beginning on page 59.

No payouts under long-term performance program. We did not make any payouts to our named executive officers under long-term performance awards with performance periods ending in fiscal 2023. None of our named executive officers previously received grants of long-term performance awards for these performance periods other than Messrs. Aslett and Ruppert, who forfeited their awards in connection with their resignation prior to vesting.
2023 Target Pay
The table below details each named executive officer's annual base salary, target annual incentive opportunity ("target bonus") and grant date target value of annual LTI awards (collectively, "target pay") for fiscal 2023. We use target pay as the basis for benchmarking our named executive officers’ annual compensation and for allocating compensation among different pay elements.
As noted above, a portion of the ERP awards granted in fiscal 2022 were made in lieu of annual LTI awards that would have ordinarily been granted at the beginning of fiscal 2023 as compensation for the 2023 fiscal year. The value of these “accelerated” awards are reflected in this Compensation, Discussion and Analysis as part of each named executive officer’s 2023 target pay in order to match these awards with the 2023 fiscal year to which they relate. In contrast, the Summary Compensation Table on page 68 reports these accelerated awards as part of each named executive officer’s compensation for fiscal 2022, in accordance with SEC rules that require such awards to be reported as compensation for the fiscal year in which they are granted.

Target Pay for Fiscal 2023(1)
	Salary(2)	Target Bonus as % of Salary(2)	Annual LTI Awards (including accelerated 2023 awards granted in 2022)(3)	Target Pay
Current Employees:
William L. Ballhaus(4)	$ —	—%	$ —	$ —
Michelle M. McCarthy(5)	340,000	50%	215,000	725,000
Christine F. Harbison(6)	415,000	100%	800,000	1,630,000
James M. Stevison	425,000	100%	796,000	1,646,000
Charles R. Wells, IV	415,000	100%	830,000	1,660,000
Former Employees:
Mark Aslett(7)	800,060	150%	4,300,000	6,300,150
Michael D. Ruppert(7)	446,351	110%	1,430,000	2,367,337
(1)This table is intended to reflect each executive's ordinary compensation for fiscal 2023. Accordingly, for Ms. McCarthy, the table excludes awards that were made to her in December of 2022 in connection with her promotion to Senior Vice President, and in February and July of 2023 in recognition of her additional responsibilities as our Interim Chief Financial Officer and Treasurer during fiscal 2023. For a further discussion, see "—Recognition Awards for Michelle McCarthy" on page 63. In the case of Ms. Harbison, this table excludes the value of "new-hire" LTI awards that were granted in connection with the commencement of her employment in March 2023 because they were intended, in part, to restore compensation forfeited to a prior employer in connection with her departure to join Mercury. Instead, the table includes the annual value established by the Committee and set forth in Ms. Harbison's offer letter as the basis for her future LTI awards beginning in fiscal 2024. For a further discussion, see "—Offer Letter with Christine Harbison" on page 63.
(2)Represents each executive's annual base salary rate and target bonus as a percentage of salary at the beginning of fiscal 2023 or at such later time during fiscal 2023 at which they became an executive officer.
(3)Other than for Mr. Ballhaus and Ms. Harbison as described below in Note 4 and above in Note 1, respectively, the LTI awards granted to our named executive officers for fiscal 2023 were granted on an accelerated basis on February 15, 2022, six months earlier than normal, as part of our 2022 equity retention plan to promote the continuity of our critical talent during a period of heightened industry and labor market challenges. For a further discussion, see "—Long-Term Incentives – Long-Term Incentives Awarded for Fiscal 2023."

(4)Mr. Ballhaus was appointed as our Interim President and CEO at the end of fiscal 2023, on June 24, 2023. Prior to that time during fiscal 2023, he served as a non-employee member of our Board of Directors. No target pay is disclosed for Mr. Ballhaus because the Committee did not award him any compensation for his service as Interim President and CEO for his seven days of service in fiscal 2023. Mercury later entered into an employment agreement with him as of August 15, 2023 that established his compensation as an executive officer as of the start of fiscal 2024, on July 1, 2023. For a further discussion, see "Summary of Compensation Actions for Fiscal 2024" on page 64.
(5)Ms. McCarthy became an executive officer effective February 18, 2023 by virtue of her appointment at that time as our Interim Chief Financial Officer and Treasurer. For a further discussion, see "—Recognition Awards for Michelle McCarthy" on page 63.
(6)Ms. Harbison became an executive officer on March 6, 2023 in connection with the commencement of her employment as our Executive Vice President, Chief Growth Officer. For a further discussion, see "—Offer Letter with Christine Harbison" on page 63.
(7)Messrs. Aslett and Ruppert served as executive officers until their resignations effective June 24, 2023 and February 17, 2023, respectively. For a further discussion, see "—Resignations of Named Executive Officers During Fiscal 2023" on page 63.
2024 Compensation Program Changes
To further align our LTI programs with our long-term growth strategy and in response to investor feedback received through our comprehensive shareholder engagement process, the Committee adopted a new LTI plan design for fiscal 2024 that places a greater emphasis on performance-based awards with new performance measures and payout opportunities that are designed to more effectively drive intended value-creation behaviors and better reflect shareholder expectations and outcomes. For a further discussion, see "—Summary of Compensation Actions for Fiscal 2024" on page 64.
SOUND PAY PRACTICES
The Committee believes that Mercury's executive compensation program reinforces our pay-for-performance culture and includes corporate governance practices that are considered by investors to promote strong alignment with, and appropriate protections of, their interests. Following our disappointing 2022 Say-on-Pay vote, the Committee engaged a new independent advisor, Meridian Compensation Partners, to provide a fresh perspective in connection with the Committee's reassessment of our executive compensation philosophy, design and practices, and to recommend improvements to strengthen the alignment of our program with shareholder expectations.
The table below highlights key features of our executive compensation program, with recent changes or enhancements appearing in italics.

Executive Compensation Program Features
Executive Compensation Program Includes

•Transparent, formulaic incentive plans designed to promote short- and long-term business success based on expanded measures tied to our strategic priorities and better aligned with investor outcomes
•Limits on maximum payouts under incentive plans
•Stronger emphasis on long-term, performance-based compensation
•Limited perquisites consistent with competitive practices
•Enhanced stock ownership guidelines that align executive and shareholder interests
•New clawback policy that provides for recoupment of performance-based compensation and time-based LTI awards in connection with restatements of financial results that reduce previously earned payouts, regardless of individual culpability, in compliance with Nasdaq’s new rules
•New tally-sheet reviews that provide the Committee with a better understanding of named executive officers’ current and accumulated compensation and benefits
•Double trigger provisions for accelerated equity vesting and cash severance payable in connection with a change in control

Executive Compensation Program Does not Include or Prohibits

•Excise tax gross-ups on severance/change in control payments
•Repricing of stock options or other stock-based awards without shareholder approval
•Excessive severance or change in control provisions
•Hedging or pledging of Company stock by executives, employees and non-employee directors

PROGRAM OVERVIEW
The table below outlines the principal elements of our executive compensation program for fiscal 2023. Detailed descriptions of each element of compensation and discussion of how the Committee determined compensation levels for fiscal 2023 can be found in the section "— Elements of Fiscal 2023 Target Pay" beginning of page 58.

2023 Compensation Program Design
Plan	Annual Pay Element	Performance Period	Performance Measures	Payout Range (vs. Target)	Fiscal 2023/2024 Highlights
—	Base Salary	—	—	—	Fiscal 2023: •No base salary increases for continuing executive officers from 2022 (including Messrs. Stevison, Wells, Aslett, and Ruppert)
Annual Incentive Plan	Cash Bonus	Annual	Adjusted EBITDA (50%)	0% to 150%
Fiscal 2023:
•Diversified performance measurement by adding revenue and adjusted free cash flow to our adjusted EBITDA measure

•Eliminated semi-annual performance periods and target setting in favor of one annual performance period with pre-established targets

Fiscal 2024:
•Tailored relative weightings of performance measures to reflect our strategic priorities for 2024, in particular our near-term emphasis on stronger free cash flow generation, with 2024 payouts based 50%, 35%, and 15% on adjusted EBITDA, adjusted free cash flow and revenue performance, respectively

Revenue (25%)
Adjusted Free Cash Flow (25%)
Long-Term Incentive Plan	Restricted Stock Awards (50%)	Three Years with Annual Vesting	—	—
Fiscal 2024:
•Increased the allocation of annual LTI granted in the form of performance awards from 50% to 60% for the CEO and 55% for all other executive officers

•Modified principal performance measures (absolute instead of relative measures, organic revenue instead of total revenue) to more effectively drive value-creation behaviors

•Added a relative TSR modifier, with performance measured against Spade Defense Index component companies, to align payouts with investor outcomes

•Reduced maximum payout opportunities under performance awards to reflect market norms and shareholder expectations (payouts capped at 200% of target shares, subject to a relative TSR modifier of up to ±25% of target shares)

	Performance Stock Awards (50%)	Three Years with Cliff Vesting	Relative EBITDA Margin (50%)	0% to 300%
Relative Total Revenue Growth (50%)

DETERMINING EXECUTIVE COMPENSATION
Role of the Human Capital and Compensation Committee
Our executive compensation program is administered by the Committee. The Committee is primarily responsible for the review and approval of compensation for all of our executive officers. Compensation for our Chief Executive Officer is further subject to ratification by a majority of the independent directors on the Board. For a further discussion of the Committee's key areas of responsibility, see "Corporate Governance — What committees has the Board established? — Human Capital and Compensation Committee" beginning on page 20.
Role of Management and the Chief Executive Officer
Our human resources, finance and legal departments assist the Committee in the design and development of competitive compensation programs by providing data and analyses to the Committee and its independent compensation consultant in order to ensure that our programs and incentives align with and support our business strategy. Management also recommends incentive plan metrics, performance targets, and other plan objectives to be achieved, based on our expected performance and subject to Committee approval.
In connection with setting target compensation for fiscal 2023, our former CEO reviewed the performance of our other executive officers and submitted recommendations to the Committee for proposed target pay adjustments, but had no role in determining his own compensation. Our former CEO also submitted pay recommendations for executive officer candidates for hire. No other executive officer participated in the setting of his or her own compensation and, except as described above, no executive officer other than our former CEO participated in the setting of the compensation of any other executive officer during fiscal 2023.
Role of the Compensation Consultant
The Committee has the sole authority to select, retain, terminate, and approve the fees payable to outside consultants to provide it with advice on various aspects of executive compensation design and delivery.
During fiscal 2023, the Committee retained Mercer to provide information, analysis, and advice regarding executive compensation decisions through December 2022 and incurred $204,332 in expenditures for such services. In addition to its work for the Committee, Mercer assisted management by providing other services that are unrelated to the work performed for the Committee. During fiscal 2023, we incurred $108,967 with Mercer for the performance of these unrelated services, including a comprehensive study on our broad-based compensation levels and practices and support on long-term incentive valuations.
Following our disappointing 2022 Say-on-Pay vote, the Committee initiated a formal process to consider whether to retain a new independent advisor to provide a fresh perspective on executive compensation matters. Upon the conclusion of this review in December 2022, the Committee engaged Meridian Compensation Partners as its new compensation consultant effective January 2023. Meridian advises the Committee on executive and non-employee director compensation generally, and performs no other services for management.
In the course of conducting its activities for the Committee during fiscal 2023, representatives of Meridian attended meetings of the Committee and presented findings and recommendations to the Committee for discussion. Representatives of Meridian also met with management to obtain and validate data and review materials. Beyond providing advice and recommendations on the amount and form of executive and director compensation, Meridian provided no additional services to either the Committee or management during fiscal 2023.
MIX OF PAY
The Committee believes that Mercury's pay mix strongly supports the Company's pay-for-performance culture. For fiscal 2023, 87% of our former CEO's target pay was in the form of variable pay that was subject to future performance. Base salary is the only element of target pay that does not fluctuate based on future performance. As illustrated below, the mix of incentive compensation for our named executive officers is balanced to avoid the risk of emphasizing short-term gains at the expense of long-term performance. The emphasis on long-term incentives demonstrates our strong commitment to the alignment of management and shareholder interests over time.

(1)For a further discussion of the amounts underlying our named executive officers' target pay for fiscal year 2023, see "Executive Summary — 2023 Target Pay" beginning on page 50.
(2)"Other Named Executive Officers" refers to our non-CEO executive officers serving in a non-interim capacity for fiscal 2023 (Ms. Harbison and Messrs. Stevison, Wells, and Ruppert). The target pay mix for these officers was calculated on an aggregate basis.
USE OF MARKET DATA AND COMPETITIVE COMPENSATION POSITIONING
Compensation Peer Groups
The Committee believes that Mercury's success is dependent upon its ability to continue to attract and retain high-performing executives. To ensure the comparability of our executive compensation practices and pay levels, the Committee has historically monitored executive pay at selected technology, aerospace and defense, and other industrial companies ("peers") with whom Mercury competes for business, executive talent or investor capital. The Committee evaluates each peer on an annual basis to determine its continued suitability from a pay benchmarking perspective. The selection criteria examined include:
•Operational Fit: companies in the same or similar industries with a comparable business model, mix, and client base.
•Financial Scope: companies of similar size as measured by annual corporate revenues. In connection with the benchmarking of target pay for fiscal 2023, the Company approved the use of two compensation peer groups differentiated by financial scope.
◦The "Primary Peer Group" consists of peers that generally fall within a range of one-half to two times the size of Mercury (targeted at approximately $1 billion in annual revenues).
◦The "Reference Peer Group" consists of peers that generally fall within a range of one-half to two times of a target value that is double the size of Mercury (targeted at approximately $2 billion in annual revenues).
The primary peer group was used as the principal group of peer companies used to benchmark executive pay levels and practices, and to assess Mercury's relative performance achievements under long-term incentive awards. The reference peer group was used as a supplemental reference when considering appropriate pay levels in light of Mercury's strong historical rate of growth and the need for Mercury to attract top talent suitable for Mercury's next stage of growth.
The table below shows the composition of our primary peer group that was established by the Committee in January 2022 for use in benchmarking target pay levels and practices at the end of fiscal 2022 and in connection with making pay decisions for fiscal 2023.

Primary Peer Group for Fiscal 2023
Astronics Corporation	II-VI Incorporated	NetScout Systems, Inc.
Belden Inc.	Infinera Corporation	Novanta Inc.
Cognex Corporation	iRobot Corporation	OSI Systems, Inc.
Comtech Telecommunications Corp.	Kratos Defense & Security Solutions, Inc.	Ribbon Communications Inc.
Diodes Incorporated	Methode Electronics, Inc.	Rogers Corporation
Ducommun Incorporated	MKS Instruments, Inc.
HEICO Corporation	NETGEAR, Inc.
The table below shows the composition of our reference peer group that was established by the Committee in January 2022 for use as a supplemental reference in considering appropriate pay levels at the end of fiscal 2022, and in connection with making pay decisions for fiscal 2023.

Reference Peer Group for Fiscal 2023
Belden Inc.(1)	Keysight Technologies, Inc.	Rogers Corporation
Curtis-Wright Corporation	Maxar Technologies Inc.	Teledyne Technologies Incorporated
Diodes Incorporated(1)	Methode Electronics, Inc.(1)	Teradyne, Inc.
HEICO Corporation(1)	MKS Instruments, Inc.(1)	TTM Technologies, Inc.
Hexcel Corporation	Moog Inc.	Viasat, Inc.
II-VI Incorporated(1)	NetScout Systems, Inc.(1)
Infinera Corporation(1)	OSI Systems, Inc.(1)
(1)Reflects companies that are also contained in the primary peer group for fiscal 2023.
As compared to the primary and reference peer groups used to evaluate fiscal 2022 pay levels and practices, the Committee removed Brooks Automation from the primary peer group and FLIR Systems from both peer groups after recent mergers and dispositions activities that rendered them no longer suitable for these groups.
The Committee subsequently met in April 2023 to consider potential changes to its benchmarking methodology in connection with its evaluation of executive pay levels and practices for fiscal 2024. Consistent with the recommendations of its new independent compensation advisor and in response to investor feedback received through our comprehensive shareholder engagement process, the Committee eliminated its practice of using multiple peer groups intended to reflect future growth in favor of a single peer group with median revenues aligned with the Company's current size. The Committee selected component companies for our 2024 compensation peer group using a scorecard approach that took relevant factors into account for each potential peer considered, including comparable industry and financial demographics; representation in defense and aerospace stock indices; use as a Mercury comparator by one of Mercury's stock analysts or by nationally-recognized proxy advisors; use of Mercury by the potential peer as one of its own peers for executive pay benchmarking; and inclusion by Mercury as a component in one of its 2023 compensation peer groups. Using this approach, the Committee approved the following peer group of companies to use for benchmarking executive pay levels and practices for fiscal 2024.

Compensation Peer Group for Fiscal 2024
3D Systems Corporation	FormFactor, Inc.	Novanta Inc.
Aerojet Rocketdyne Holdings, Inc.	Infinera Corporation	Onto Innovation Inc.
AeroVironment, Inc.	iRobot Corporation	OSI Systems, Inc.
Axcelis Technologies, Inc.	Kaman Corporation	RBC Bearings Incorporated
Belden Inc.	Kratos Defense & Security Solutions, Inc.	Rogers Corporation
BWX Technologies, Inc.	Leonardo DRS, Inc.	Viasat, Inc.
Curtiss-Wright Corporation	MACOM Technology Solutions Holdings, Inc.
Diodes Incorporated	Maxar Technologies Inc.
Use of Market Data
In reviewing competitive compensation levels of our named executive officers at the beginning of fiscal 2023 (or at such later time during fiscal 2023 at which they became an executive officer), the Committee considered compensation peer group data for all named executive officers, except for the role of Chief Growth Officer due to the limited number of benchmarking matches for this position within our compensation peer groups. Instead, the Committee used survey data from the Radford Global Technology Survey (the "Survey Data") for this purpose. For Messrs. Stevison and Wells (who served as the respective Presidents of our Mission Systems and Microelectronics divisions in fiscal 2023), the Committee considered competitive compensation levels based on the average of the compensation peer group data and the Survey Data because it believed that including a broader survey group more accurately reflects the labor market for division presidents and ensures a meaningful sample size given the revenues of our divisions. The Survey Data utilized was size adjusted by our independent consultant to reflect the annual revenues of our Company and of our divisions, as applicable, and an aging factor of 3.5% per year was applied to reported base salary and annual incentive data in order to approximate the impact of market movements between the survey publication date and the time at which our benchmarking activities took place.
Competitive Market Positioning
The Committee's practice is to make pay decisions regarding the elements of compensation that compose each named executive officer's target pay (base salary, target bonus, and grant date target value of long-term incentives) in July or August of each fiscal year, in light of benchmarking data reviewed at the end of the prior fiscal year. As part of its decision-making process, the Committee compares each named executive officer's target pay for the fiscal year against the market median as its reference point in making executive pay decisions; however, the Committee does not use market data in isolation in determining pay. Instead, competitive market data serves as one of many considerations used by the Committee in determining base salary adjustments and target pay opportunities for both annual and long-term incentives. The primary factors considered by the Committee in making its annual pay determinations are shown below.

Target Pay Determinants
•Positioning to competitive market median	•Long-term financial and individual performance	•Role and responsibilities relative to benchmark
•Competitive mix of fixed and variable pay	•Tenure and experience in role	•Internal pay equity
•Competitive mix of cash and equity	•Expected future contributions and market conditions	•Prior year's compensation levels
Based on the most recent benchmarking conducted by the Committee in July 2023, target pay for our non-interim named executive officers in fiscal 2023 (that is, all of our named executive officers other than Mr. Ballhaus or Ms. McCarthy) fell, on average, within a competitive range of 80% to 120% of peer median target pay levels. For a further discussion of the amounts underlying our named executive officers' target pay for fiscal year 2023, see "Executive Summary — 2023 Target Pay" beginning on page 50.

ELEMENTS OF FISCAL 2023 TARGET PAY
The sections below detail the base salaries, annual incentives, and long-term incentive grants awarded to our named executive officers as part of their fiscal 2023 compensation. Mr. Ballhaus, who was appointed as our Interim President and CEO at the end of fiscal 2023 on June 24, 2023, does not appear in the sections below because the Committee did not award him any compensation for his service as an executive officer for his seven days of service in fiscal 2023. Mercury later entered into an employment agreement with him as of August 15, 2023 that established his compensation as an executive officer as of the start of fiscal 2024, on July 1, 2023.
Base Salary
Base salary serves as the foundation of an executive's compensation and is an important component in our ability to attract and retain executive talent. On an individual basis, the Committee considers each executive's role and responsibilities, experience, tenure, business results and individual performance, competitive market pay levels, and internal pay equity considerations in making base salary adjustments.
For fiscal 2023, the Committee approved the initial base salary of Ms. Harbison in connection with the commencement of her employment on March 6, 2023. For a further discussion, see "— Offer Letter with Christine Harbison" beginning on page 63. The Committee did not award any base salary increases to our continuing executive officers from 2022 (including Messrs. Stevison, Wells, Aslett, and Ruppert), nor did it award such an increase to Ms. McCarthy upon the commencement of her additional role as our Interim Chief Financial Officer and Treasurer on February 18, 2023. However, in her capacity as our Chief Accounting Officer at the beginning of the fiscal year, Ms. McCarthy received a customary merit increase in her base salary of 4.0% effective on September 24, 2022. Thereafter, she received a base salary increase of 8.5% effective December 3, 2022 in connection with her promotion to Senior Vice President, resulting in a total base salary increase of 12.8% for fiscal 2023.

	Fiscal 2023 Base Salary(1)	Fiscal 2022 Base Salary(2)	Percent Change
Current Employees:
Michelle M. McCarthy(3)	340,000	301,394	12.8%
Christine F. Harbison(4)	415,000	N/A	N/A
James M. Stevison	425,000	425,000	0.0%
Charles R. Wells, IV	415,000	415,000	0.0%
Former Employees:
Mark Aslett(5)	800,060	800,060	0.0%
Michael D. Ruppert(5)	446,351	446,351	0.0%
(1)Reflects each executive's annual base salary rate at the beginning of fiscal 2023 or at such later time during fiscal 2023 at which they became an executive officer.
(2)Reflects each executive's annual base salary rate at the beginning of the second quarter of fiscal 2022 (the time at which annual increases for that fiscal year became effective).
(3)Ms. McCarthy became an executive officer effective February 18, 2023 by virtue of her appointment at that time as our Interim Chief Financial Officer and Treasurer. For a further discussion, see "—Recognition Awards for Michelle McCarthy" on page 63.
(4)Ms. Harbison became an executive officer on March 6, 2023 in connection with the commencement of her employment as our Executive Vice President, Chief Growth Officer. For a further discussion, see "—Offer Letter with Christine Harbison" on page 63.
(5)Messrs. Aslett and Ruppert served as executive officers until their resignations effective June 24, 2023 and February 17, 2023, respectively. For a further discussion, see "—Resignations of Named Executive Officers During Fiscal 2023" on page 63.

Annual Incentives
The AIP provides our executives with the opportunity to earn annual cash incentive awards based on their respective target bonuses and on Company performance relative to pre-established goals. Beginning with the AIP for fiscal 2023, we expanded the measures under the plan that are used to evaluate our annual performance by adding revenue and adjusted free cash flow to the legacy adjusted EBITDA measure that was previously used as the sole metric on which our performance was based. We chose these performance measures for our annual incentive plan because we believe that they constitute the most important financial measures that drive long-term shareholder value creation.
Under the AIP for fiscal 2023, 50% of our plan payouts are tied to our adjusted EBITDA results, while 25% of payouts are tied to our achievements for revenue and adjusted free cash flow, respectively. We selected these different weightings for the performance measures under the AIP to align with their relative importance in respect of our strategic priorities for fiscal 2023.
In addition to these changes, we established full-year targets for each of our performance measures at the beginning of the 2023 fiscal year, rather than using semi-annual performance periods that were determined at the start of each period, to better align with market norms and in response to investor feedback received through our comprehensive shareholder engagement process.

Key Features of the AIP for Fiscal 2023
•Performance criteria defined at the beginning of the fiscal year
•Performance compared to pre-established annual goals for adjusted EBITDA, revenue and adjusted free cash flow that reflect or are aligned with the mid-point of our published guidance at the beginning of the fiscal year

•Payouts can range from 0% to 150% of target bonus based on performance
•The Committee retains discretion to adjust payouts, including in the event that calculated results under the plan do not appropriately reflect our overall performance for the year
Target Bonuses for Fiscal 2023
AIP target bonuses are established at the beginning of each fiscal year for each named executive officer as a percentage of their base salary. For fiscal 2023, the target bonus for each of our continuing executive officers from 2022 (including Messrs. Stevison, Wells, Aslett, and Ruppert), as a percentage for their respective base salaries, was held constant at fiscal 2022 levels. Ms. McCarthy's target bonus was increased from 40% to 50% of base salary in connection with her promotion from Vice President to Senior Vice President in December 2022. Finally, the Committee approved a target bonus percentage for Ms. Harbison in connection with the commencement of her employment in fiscal 2023. For a further discussion, see "— Offer Letter with Christine Harbison" beginning on page 63.

	Fiscal 2023 Base Salary(1)	Fiscal 2023 Target Bonus (%)	Fiscal 2023 Target Bonus ($)
Current Employees:
Michelle M. McCarthy	340,000	50%	170,000
Christine F. Harbison(2)	121,042	100%	121,042
James M. Stevison	425,000	100%	425,000
Charles R. Wells, IV	415,000	100%	415,000
Former Employees:
Mark Aslett(3)	800,060	150%	1,200,090
Michael D. Ruppert(3)	446,351	110%	490,986
(1)Except as set forth in Note 2 below, reflects annualized base salary rates in effect as of the beginning of the second quarter (when annual increases typically become effective) or, in the case of Ms. McCarthy, as of the date she became an executive officer.
(2)For the purpose of calculating Ms. Harbison's AIP payout for fiscal 2023, her base salary was prorated to reflect the commencement of her employment with Mercury on March 6, 2023.

(3)Messrs. Aslett and Ruppert served as executive officers until their resignations effective June 24, 2023 and February 17, 2023, respectively. For a further discussion, see "—Resignations of Named Executive Officers During Fiscal 2023" on page 63.
Performance Goals and Payout Ranges for Fiscal 2023
The Committee established threshold, target, and maximum performance goals for each of our performance measures under the AIP at the beginning of our fiscal year in early August. Our target performance goal for each measure reflects, or is aligned with, the mid-point of our published guidance at the beginning of the fiscal year. The table below sets forth the specific performance goals and related payout factors established by the Committee under the AIP for fiscal 2023.

Achievement Levels	Performance Goals for Fiscal 2023(1)			Payout Factor (% of Target Bonus)(2)
	Adjusted EBITDA (50% Weighting)	Revenue (25% Weighting)	Adjusted Free Cash Flow (25% Weighting)
Maximum	≥ 270.0	≥ 1,154.0	≥ 135.0	200%
Target	207.5	1,025.0	103.8	100%
Threshold	182.6	922.5	72.6	50%
Below Threshold	< 182.6	< 922.5	< 72.6	0%
(1)All performance goals are expressed in millions.
(2)Payouts for performance between the stated achievement levels are calculated using linear interpolation.
Actual Results and AIP Payouts for Fiscal 2023
For purposes of calculating actual financial results under the AIP, the Committee excludes the effects of pre-established categories of items that it believes are not reflective of operating performance. For a further discussion of these adjustments with respect to adjusted EBITDA, see "Appendix B: Reconciliation of Non-GAAP Measures to GAAP Measures." Our calculation of adjusted free cash flow excludes similar items relevant to cash flow calculations.
After giving effect to these adjustments, our performance under the AIP for fiscal 2023 fell below threshold for both adjusted EBITDA and adjusted free cash below, and between threshold and target for revenue. As a result, executives earned a payout of 18.8% of their target bonus under the AIP for fiscal 2023.

Actual Results under the AIP for Fiscal 2023
Performance Goal	Performance Achieved(1)	Payout Factor	Weighting	Payout Earned (% of Target Bonus)
Adjusted EBITDA	132.3	0.0%	50%	0.0%
Revenue	973.9	75.1%	25%	18.8%
Adjusted Free Cash Flow	(40.3)	0.0%	25%	0.0%
Total				18.8%
(1)Performance results are expressed in millions.
Individual executives who participate in the AIP must remain employed with Mercury through the date of payment in order to receive a bonus payable thereunder. For fiscal 2023, bonuses earned under the AIP were paid to executives on August 31, 2023. Messrs. Aslett and Ruppert did not receive a bonus payout under the AIP for fiscal 2023 by virtue of their earlier resignations during the fiscal year. For a further discussion, see "—Resignations of Named Executive Officers During Fiscal 2023" on page 63. The amounts earned under the AIP by other named executive officers for fiscal 2023 are set forth below.

	Fiscal 2023 Target Bonus	Fiscal 2023 AIP Earned (%)	Fiscal 2023 AIP Earned ($)
Current Employees:
Michelle M. McCarthy	170,000	18.8%	31,960
Christine F. Harbison	121,042	18.8%	22,756
James M. Stevison	425,000	18.8%	79,900
Charles R. Wells, IV	415,000	18.8%	78,020
Former Employees:
Mark Aslett(1)	1,200,090	—	—
Michael D. Ruppert(1)	490,986	—	—
(1)Messrs. Aslett and Ruppert forfeited their fiscal 2023 payouts under the AIP by virtue of their resignations effective June 24, 2023 and February 17, 2023, respectively. For a further discussion, see "—Resignations of Named Executive Officers During Fiscal 2023" on page 63.
Long-Term Incentives
LTI awards are intended to align the interests of the named executive officers with shareholders by linking a meaningful portion of executive pay to shareholder value creation over a multi-year period. LTI awards are also provided to drive the performance of our long-term business strategy, engage and retain our key executives, and facilitate ownership of our common stock. The Committee grants long-term incentives to our named executive officers in the form of restricted stock awards ("RSAs") and performance stock awards ("PSAs").
Long-Term Incentives Awarded for Fiscal 2023
The Committee typically grants LTI awards on an annual basis in mid-August of each fiscal year. However, the LTI awards granted to our named executive officers as part of their annual compensation for fiscal 2023 were granted on an accelerated basis on February 15, 2022, six months earlier than normal, as part of our 2022 equity retention plan to promote the continuity of our critical talent during a period of heightened industry and labor market challenges. The table below sets forth the values of the LTI awards for fiscal 2023 that were granted to our named executive officers at that time.

	Grant Date Target Value of Annual LTI Awards For Fiscal 2023 (accelerated 2023 awards granted in 2022)
	Restricted Stock Awards(1) ($)	Performance Stock Awards(1) ($)	Total ($)
Current Employees:
Michelle M. McCarthy(2)	215,000	—	215,000
James M. Stevison	398,000	398,000	796,000
Charles R. Wells, IV	415,000	415,000	830,000
Former Employees:
Mark Aslett(3)	2,150,000	2,150,000	4,300,000
Michael D. Ruppert(3)	715,000	715,000	1,430,000
(1)Grant date target values were converted into the number of shares underlying each award based on the average closing price of Mercury's common stock during the 30 calendar days prior to the grant date.
(2)Ms. McCarthy was not eligible to receive PSAs because PSAs are granted only to recipients who serve as an executive officer at the time of grant, and in a permanent capacity.
(3)Messrs. Aslett and Ruppert forfeited all their outstanding and unvested LTI awards, including those set forth in this table, by virtue of their resignations effective June 24, 2023 and February 17, 2023, respectively. For a further discussion, see "—Resignations of Named Executive Officers During Fiscal 2023" on page 63.

Ms. McCarthy later received additional LTI awards in connection with her subsequent promotion to Senior Vice President and in recognition of her additional responsibilities as Interim Chief Financial Officer and Treasurer between February and July of 2023. Ms. Harbison was not employed by Mercury at the time the LTI awards for fiscal 2023 were granted, and therefore does not appear in the table above. However, Ms. Harbison received "new-hire" LTI awards in connection with her commencement of employment on March 6, 2023. For a further discussion of these awards, see "—Recognition Awards for Michelle McCarthy" on page 63 and "— Offer Letter with Christine Harbison" on page 63.
Restricted Stock Awards
RSAs are awarded to named executive officers under our LTI program to facilitate executive ownership of Company stock, to align the interests of our executives with those of our shareholders, and to support retention. RSAs vest in equal annual increments over a three-year period (or in the case of recipients who do not serve as executive officers in a permanent capacity, a four-year period), and the ultimate value of these awards to recipients is dependent on our stock price at the time of vesting.
Performance Stock Awards
PSAs are awarded to named executive officers under our LTI program primarily to motivate multi-year financial achievements that are aligned with shareholder value creation. The performance requirements of the PSAs awarded by the Committee for fiscal 2023 are substantially identical to those awarded by the Committee in prior years. The requirements are equally weighted between goals for revenue growth and Adjusted EBITDA Margin performance for the three-year fiscal period commencing with the fiscal year in which the awards were granted, relative to the achievements over this period of our primary peer group. For the list of companies that comprise our primary peer group, see "Use of Market Data and Competitive Compensation Positioning — Compensation Peer Groups" beginning on page 55. The number of shares ultimately earned under the PSAs will range from 0% to 300% of the target number of shares awarded at the time of grant, based on our actual performance achievements over the three-year performance period, as further described in the table below.

PSA Performance Goal	Performance Achievement Relative to Peer Group	Payout Percentage(1)
Maximum	At or above 90th percentile	300%
	75th percentile	200%
Target	50th percentile	100%
Threshold	At or below 25th percentile	—
(1)Payout percentages for achievements between Threshold and Maximum are calculated using linear interpolation.
For PSA awards granted for fiscal 2023, "Adjusted EBITDA Margin" means adjusted EBITDA divided by revenue. Adjusted EBITDA is a non-GAAP measure that excludes the effects of pre-established categories of items that the Committee believes are not reflective of operating performance. These categories are identical to the adjustments that we use for the external reporting of our adjusted EBITDA results in our periodic earnings releases. For a further discussion of these adjustments, see "Appendix B: Reconciliation of Non-GAAP Measures to GAAP Measures."
While the Committee has elected to use adjusted EBITDA as a factor in determining performance under both our annual incentive awards and our PSAs, the performance requirements under these awards are designed so that resulting payouts reflect different and important aspects of Company performance that are not duplicative. Payouts under the AIP are based on performance for a single fiscal year, while payouts under the PSAs require sustained performance achievements, relative to the primary peer group, over a three-year fiscal period. The Committee believes it is appropriate to separately reward annual and long-term adjusted EBITDA performance achievements because of the importance of earnings in creating long-term shareholder value.

RECOGNITION AWARDS FOR MICHELLE McCARTHY
    On December 15, 2022, Ms. McCarthy received a grant of RSAs, having an aggregate grant date target value of $135,000, in connection with her promotion to Senior Vice President. She was subsequently appointed as our Interim Chief Financial Officer and Treasurer effective February 18, 2023 and served in this capacity through July 16, 2023. She also retained her prior title and responsibilities as our Chief Accounting Officer during and after this period. On July 17, 2023, we appointed David E. Farnsworth as our new Chief Financial Officer and Treasurer, who will appear as a named executive officer in our proxy statement for our 2024 Annual Meeting.
In recognition of Ms. McCarthy's additional responsibilities as our Interim Chief Financial Officer and Treasurer between February 18, 2023 and July 16, 2023, the Committee awarded her:
•grants of LTI awards on February 15, 2023 and July 17, 2023 in the form of RSAs, in each case having a grant date target value of $200,000; and
•a supplemental cash bonus payment of $215,000 effective July 6, 2023.
The number of shares underlying each of Ms. McCarthy's RSA grants was calculated based on the average closing price of Mercury's common stock during the 30 calendar days prior to the grant date. For a further discussion of the terms of these awards, see "— Elements of Fiscal 2023 Target Pay — Long-Term Incentives — Restricted Stock Awards" beginning on page 62.
OFFER LETTER WITH CHRISTINE HARBISON
During fiscal 2023, the Committee approved the execution of an offer letter with Ms. Harbison that provided for the following initial terms of her employment as our Chief Growth Officer:
•her initial base salary at the annual rate set forth in "— Elements of Fiscal 2023 Target Pay — Base Salary" beginning on page 58;
•participation in our AIP with a target bonus of 100% of her prorated base salary for fiscal 2023; and
•grants of "new-hire" LTI awards, composed equally of RSAs and PSAs having an aggregate grant date target value of $1.6 million, which were intended to restore compensation forfeited with a prior employer, to motivate multi-year financial achievements that are aligned with shareholder value creation, and to further align her interests with those of our shareholders.
Ms. Harbison's new-hire LTI awards were granted on March 15, 2023, with the number of shares underlying each award based on the average closing price of Mercury's common stock during the 30 calendar days prior to the grant date. For a further discussion of the terms of these awards, see "— Elements of Fiscal 2023 Target Pay — Long-Term Incentives" beginning on page 61.
EXECUTIVE PERQUISITES
We provide our named executive officers with limited personal perquisites consistent with competitive practices. For fiscal 2023, we provided our continuing executive officers from 2022 (including Messrs. Stevison, Wells, Aslett, and Ruppert) with a $12,000 annual allowance for personal tax and financial planning. We also maintain an employee relocation policy, offering different tiers of benefits based on job level, for employees who are requested to relocate their primary residence in connection with their employment. In fiscal 2023, Mr. Wells relocated his primary residence at our request, and his relocation expenses were paid and/or reimbursed under this policy based on a tier of benefits generally available to our employees at or above the job level of Vice President. For a further discussion, see Note 5 to the “Summary Compensation Table” beginning on page 68.
RESIGNATIONS OF NAMED EXECUTIVE OFFICERS DURING FISCAL 2023
On January 25, 2023, our Board of Directors received notice of the resignation of Michael D. Ruppert from his positions as our Executive Vice President, Chief Financial Officer and Treasurer effective February 17, 2023. By virtue of his resignation, Mr. Ruppert forfeited his fiscal 2023 payout under the AIP and all of his LTI awards that were not vested at the effective time of his resignation, including those granted under the equity retention plan.
On June 19, 2023, our Board of Directors received notice of the resignation of Mark Aslett from his positions as our President and Chief Executive Officer. The Board accepted his resignation effective June 24, 2023. In his notice, Mr.

Aslett claimed he was entitled to certain benefits, including equity vesting, severance and other benefits, under his change in control severance agreement because he had resigned with good reason during a potential change in control period. We dispute these claims and maintain that he resigned without good reason, resulting in the forfeiture of his fiscal 2023 payout under the AIP and of all of his LTI awards that were not vested at the effective time of his resignation, including those granted under the equity retention plan. The parties must submit any dispute under the change in control severance agreement to binding arbitration. If an arbitration is commenced and the arbitrator rules in our favor, we may still need to pay Mr. Aslett's reasonable legal fees and interim compensation during the dispute. If instead the arbitrator rules for Mr. Aslett, we could be liable for up to approximately $12.9 million, based on the closing price of our common stock on June 26, 2023, plus legal fees and expenses, for accelerated equity vesting, severance and other benefits under his change in control severance agreement. We believe we have strong arguments that Mr. Aslett's claims lack merit, and intend to vigorously contest any assertions to the contrary.
SUMMARY OF COMPENSATION ACTIONS FOR FISCAL 2024
On August 15, 2023, we entered into an employment agreement with Mr. Ballhaus that sets forth his initial target pay, retroactive to July 1, 2023, and onboarding awards in connection with his appointment as our President and Chief Executive Officer. Also in August 2023, we approved annual adjustments to the target pay of the other named executive officers who continued as employees in fiscal 2024. After giving effect to these actions, fiscal 2024 target pay for our continuing, non-interim named executive officers (that is, our named executive officers other than Ms. McCarthy) fell, on average, within a competitive range of 80% to 120% of peer median target pay levels (consistent with our competitive pay positioning for fiscal 2023 as described in "— Use of Market Data and Competitive Compensation Positioning" beginning on page 55).
With respect to our AIP for fiscal 2024, the Committee made adjustments to the relative weightings of the performance measures under the plan, which are tailored to reflect our strategic priorities for the fiscal year, and in particular our near-term emphasis on stronger free cash flow generation. After giving effect to these changes, 50%, 35%, and 15% of each executive officer's annual incentive opportunity for fiscal 2024 will be based on our full-year adjusted EBITDA, adjusted free cash flow, and revenue performance, respectively.
The Committee also approved the following changes with respect to the design of our LTI plan, beginning with the annual LTI awards granted for fiscal 2024:
•the composition of our annual LTI awards granted in the form of performance-based PSAs was increased from 50% to 60% for our CEO and to 55% for all other executive officers;
•the PSAs use absolute financial performance measures instead of relative financial performance measures for greater alignment with internal forecasts and better line-of-sight for recipients;
•the PSAs use Organic Revenue instead of Total Revenue to more effectively drive intended value-creation behaviors;
•the PSAs are subject to a modifier based on relative TSR to align payouts with shareholder outcomes;
•our relative TSR performance will be assessed against the Spade Defense Index components instead of our compensation peer group, for better correlation with Mercury's long-term value creation and enhanced objectivity in selecting benchmark components; and
•the maximum payout opportunity under our PSAs was reduced to 200% of target shares, subject to a modifier based on relative TSR of up to ±25% of target shares.
EMPLOYMENT, SEVERANCE, AND CHANGE IN CONTROL ARRANGEMENTS
    As of June 30, 2023, we have entered into severance agreements with each of our named executive officers who are current employees other than with Mr. Ballhaus, with whom we later entered into an employment agreement on August 15, 2023 as described above in "Summary of Compensation Actions for Fiscal 2024." Our severance agreements provide specified benefits in connection with certain terminations of employment that are designed to be market competitive and do not include tax gross-ups. Consistent with market practice, these arrangements provide enhanced benefits in the event of a termination in connection with a change in control, which are intended to ensure that our executives entertain proposals that are in the best interests of our shareholders even when it may not be in their own personal best interests, thereby aligning the interests of the executives with those of our shareholders. For a further description, see "Tabular Executive Compensation Disclosure — Potential Payments Upon Change in Control or Termination of Employment" beginning on page 76.

In addition, we previously entered into a severance agreement with Mr. Aslett under which he has asserted claims for benefits in connection with his resignation that are in dispute. For a further discussion, see "— Resignations of Named Executive Officers During Fiscal 2023."
STOCK OWNERSHIP GUIDELINES
Our stock ownership guidelines reflect the Committee's belief that executives should accumulate a meaningful level of ownership in Company stock to align their interests with those of our shareholders. The Committee recently amended our stock ownership guidelines, among other things, to increase the ownership requirements of both our Chief Executive Officer and Chief Financial Officer and to eliminate ownership credit under the policy for unvested PSAs granted on or after September 15, 2023 (the effective date of the revised policy).
Under our revised guidelines, the ownership guidelines for our Chief Executive Officer and Chief Financial Officer were increased in value from five times (5x) to six times (6x) base salary, and from three times (3x) to four times (4x) base salary, respectively. The ownership guidelines for other executives who report directly to our CEO is equivalent in value to three times (3x) base salary for our division presidents, and one and one-half times (1.5x) base salary for all other executives. The Committee reviews progress toward guideline achievement annually. Each covered executive is required to retain 50% of net shares (after payment of fees, taxes, and exercise prices, if applicable) acquired upon the vesting of stock awards or the exercise of stock options until the guideline multiple of base salary is met. Each covered executive is expected to meet the applicable ownership guideline within five years of the effective date of the policy. For purposes of the revised guidelines, stock ownership includes shares of Company stock held outright, share equivalents held in benefit plans, unvested RSAs, and (if granted prior to September 15, 2023) unvested PSAs assuming target performance.
COMPENSATION CLAWBACK POLICY
    At the beginning of fiscal 2024, the Committee adopted a revised clawback policy that complies with new standards applicable to Nasdaq-listed companies, which were approved by the U.S. Securities and Exchange Commission in June of 2023. The revised policy applies to our current and former executive officers together with our Chief Accounting Officer.
Under our clawback policy, the Committee will, in all appropriate circumstances, require reimbursement of any compensation that, during or after the three most recently completed fiscal years, was granted, earned, or vested (1) based upon the attainment of a financial reporting measure in whole or in part, or (2) in connection with a time-based equity award, in each case to the extent that:
•we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under applicable securities laws; and
•a smaller payment would have been made to or realized by the executive based upon the restated financial results.
ANTI-HEDGING AND ANTI-PLEDGING POLICIES
Our policies prohibit all executives, employees, and non-employee directors from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) or otherwise engaging in transactions that hedge, offset, or are designed to hedge or offset, any decrease in the market value of Company stock. Our policies further prohibit all executives, employees, and non-employee directors from pledging Company stock as collateral for any obligation.
COMPENSATION RISK ASSESSMENT
The Committee periodically reviews and discusses with management, management's assessment of whether risks arising from Mercury's compensation policies and practices for all employees, including executive officers, are reasonably likely to have a material adverse effect on the Company. As part of the most recent assessment, the following were determined on a collective basis for Mercury and its subsidiaries:
•Our compensation programs consist of both fixed and variable components, as well as short and long-term performance measures. Fixed compensation is in the form of base salary, which provides a steady income stream to our employees regardless of the performance of our business or stock price. Variable compensation (in the form of annual and long-term incentives) fluctuates based upon our performance against short- and long-

term objectives or our stock price. This balanced mix of compensation is designed to motivate our employees, including our executive officers, to produce superior short- and long-term corporate performance without taking unnecessary or excessive risks.
•Our incentive compensation designs emphasize Company profit, revenue, and cash flow as key performance measures. We believe that our focus on these measures encourages a comprehensive approach to our overall performance and emphasizes consistent behavior across the organization.
•Payouts under our AIP and our PSAs are subject to maximum limits as a percentage of target awards. We believe this mitigates excessive risk taking by limiting potential windfalls for dramatically exceeding performance expectations.
•We prohibit all of our employees from engaging in short sales or pledges of Company stock, or buying or selling puts, calls, or other derivative securities related to Company stock. These restrictions are intended to minimize the likelihood that our employees will become subject to personal incentives that are contrary to the long-term interests of Mercury and our shareholders.
•Our stock ownership guidelines policy is intended to align our executives' long-term interests with those of our shareholders and to encourage a long-term focus in managing the Company.
TAX CONSIDERATIONS
Section 162(m) of the Internal Revenue Code ("IRC") generally disallows a tax deduction to publicly-held companies (such as Mercury) for compensation paid to certain "covered employees" in excess of $1 million per covered employee in any year. Neither the Committee nor the full Board has adopted a formal policy regarding tax deductibility of compensation paid to the Company's executive officers. While the Committee carefully considers the net cost and value to the Company of maintaining the deductibility of all compensation, it also desires the flexibility to reward the Company's executive officers in a manner that enhances the Company's ability to attract and retain individuals as well as to create longer term value for our stockholders. Thus, income tax deductibility is only one of several factors the Committee considers in making decisions regarding the Company's executive compensation program. The Committee may authorize compensation that might not be deductible, if the Committee determines that such compensation decision is in the best interest of the Company.
EQUITY GRANT TIMING
We do not time the grant of equity awards to precede the release of non-public information. Grants of annual LTI awards to executives and employees are typically made on or about the 15th day of each August. Grants of other equity awards (in connection with new hires, promotions, and recognition awards), if any, are typically made on or about the 15th day of each month. Under the terms of the Company's LTI plans, the exercise price of stock options awarded under such plans may not be less than the fair market value of the underlying Company stock on the date of grant. The Committee does not grant discounted stock options, and our long-term equity incentive plans do not permit stock option repricing without shareholder approval.

REPORT OF THE HUMAN CAPITAL AND COMPENSATION COMMITTEE
No portion of this Human Capital and Compensation Committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be "soliciting material" or filed under either the Securities Act or the Exchange Act.
The Human Capital and Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement, and based on such review and discussion, the Committee recommended to Mercury's Board that the Compensation Discussion and Analysis be included in this proxy statement and be incorporated by reference into Mercury's annual report on Form 10-K for the fiscal year ended June 30, 2023.
During fiscal 2023, Mary Louise (ML) Krakauer, Howard L. Lance, Orlando P. Carvalho, Lisa S. Disbrow and Debora A. Plunkett served as members of the Committee. Scott Ostfeld has served as a member of the Committee since July 10, 2023.
By the Human Capital and Compensation Committee of
the Board of Directors of Mercury Systems, Inc.
Mary Louise (ML) Krakauer, Committee Chair
Howard L. Lance, Committee Chair-Elect
Orlando P. Carvalho
Lisa S. Disbrow
Scott Ostfeld
Debora A. Plunkett

TABULAR EXECUTIVE COMPENSATION DISCLOSURE
Summary Compensation Table
The following table provides summary information concerning compensation paid or accrued by us to or on behalf of all individuals serving as our principal executive officer or principal financial officer at any time during fiscal 2023, and each of our three other most highly compensated executive officers serving at our 2023 fiscal year end. These officers are collectively referred to as our "named executive officers."

Name and Principal Position	Fiscal Year	Salary	Bonus(1)	Stock Awards(2)(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total
Current Employees:

William L. Ballhaus(6)(7) President and Chief Executive Officer	2023	$—	$—	$—	$255,967	$—	$255,967

Michelle M. McCarthy(7)(8) SVP, Chief Accounting Officer and Former Interim Chief Financial Officer and Treasurer	2023	324,500	215,000	341,140	31,960	18,365	930,965

Christine F. Harbison(7)(9) EVP and Chief Growth Officer	2023	119,712	—	1,468,650	22,756	5,746	$1,616,864

James M. Stevison(10)(11) EVP and President of Mission Systems Division	2023	425,000	—	—	79,900	29,423	534,323
	2022	302,404	300,000	3,572,049	380,741	11,152	4,566,346

Charles R. Wells, IV(10) EVP and President of Microelectronics Division	2023	415,000	—	—	78,020	168,709	$661,729
	2022	263,365	—	3,600,657	371,783	9,498	4,245,303

Former Employees:

Mark Aslett(12) Former President and Chief Executive Officer	2023	800,060	—	—	—	36,473	836,533
	2022	782,275	—	16,981,781	1,075,115	20,700	18,859,871
	2021	722,692	—	3,732,297	473,430	20,700	4,949,119
Michael D. Ruppert(12) Former EVP, Chief Financial Officer and Treasurer	2023	300,428	—	—	—	23,978	324,406
	2022	438,489	—	5,297,522	439,855	21,150	6,197,016
	2021	413,879	—	1,144,542	197,312	20,700	1,776,433
(1)The amount reported in this column for Ms. McCarthy in fiscal 2023 represents a cash payment made on July 6, 2023 in recognition of her additional responsibilities as our Interim Chief Financial Officer and Treasurer during fiscal 2023.
(2)Represents the aggregate grant date fair value of stock awards granted to our named executive officers. The amounts reported in this column do not reflect whether the named executive officer has actually realized a financial benefit from the awards. The grant date fair value of stock awards is computed in accordance with Accounting Standards Codification Topic 718 (ASC Topic 718). For a discussion of the assumptions and methodologies used to calculate the grant date fair value of stock awards in this proxy statement, please refer to Note B of the financial statements in our annual report on Form 10-K for the fiscal year ended June 30, 2023.
Certain of our named executive officers received LTI awards on February 15, 2022 representing accelerated grants of their annual LTI compensation for fiscal 2023 under an equity retention plan intended to promote the continuity of our critical talent during a period of heightened industry and labor market challenges. The grant date fair values of these accelerated awards are: Ms. McCarthy – $207,099; Mr. Stevison – $843,516; Mr. Wells – $879,531; Mr. Aslett – $4,556,277; and Mr. Ruppert – $1,515,228. For those executives who were named executive officers in fiscal 2022, these amounts are reported in the stock awards column as part of the executive's fiscal 2022 compensation in accordance with SEC rules because they were granted during that fiscal year. For a further discussion, see "Compensation Discussion and Analysis — Long-Term Incentives — Long-Term Incentives Awarded for Fiscal 2023" on page 61.
The grant date fair values of stock awards reported in this Summary Compensation Table and the other tables in the "Tabular Executive Compensation Disclosure" section of this proxy statement are different than the grant date target values for such awards that are reported in the Compensation Discussion and Analysis. The amounts that appear in the Compensation Discussion and Analysis reflect our practice of valuing LTI awards based on the average per share closing price of Mercury common stock over the 30 days prior to the date of grant, while the amounts that appear in the Tabular Executive Compensation Disclosure section are calculated using the closing price of Mercury common stock only on the grant date itself.
(3)The amounts reported for PSAs in this column reflect the grant date fair value of such awards based upon the probable outcome of their performance conditions. Ms. Harbison is the only executive officer who was granted PSAs during the 2023 fiscal year, and the value of her PSAs included in this column for fiscal 2023 is $734,325. If these PSAs had been valued as of the grant date assuming that the highest level of performance would be achieved, the value of these awards that would have been included for her in this column would have been $2,202,975.
(4)Represents amounts earned under our annual incentive plan (or AIP) based on performance for the applicable fiscal year. For a further discussion, see "Compensation Discussion and Analysis — Elements of Fiscal 2023 Target Pay — Annual Incentives" beginning on page 59.
(5)The table below shows the components of this column for fiscal 2023

	Director Compensation		Employee Compensation
Name	Annual Cash Retainer(a)	Stock Awards(b)	Employer Contributions to 401(k) Plan(c)	Personal Tax and Financial Planning(d)	Other		Total All Other Compensation
Current Employees:
William L. Ballhaus	$65,000	$190,967	$—	$—	$—		$ 255,967
Michelle M. McCarthy	—	—	18,365	—	—		18,365
Christine F. Harbison	—	—	5,746	—	—		5,746
James M. Stevison	—	—	17,423	12,000	—		29,423
Charles R. Wells, IV	—	—	17,123	12,000	139,586	(e)	168,709
Former Employees:
Mark Aslett	—	—	24,473	12,000	—		36,473
Michael D. Ruppert	—	—	8,478	12,000	3,500	(f)	23,978
(a)Represents the annual cash retainer received by Mr. Ballhaus for his service as a non-employee director in fiscal 2023. For a further discussion, see Note 6 below.
(b)Represents the aggregate grant date fair value of stock awards granted to Mr. Ballhaus in his capacity as a non-employee director during fiscal 2023. For a further discussion, see Note 6 below. The grant date fair value of stock awards is computed in accordance with ASC Topic 718. For a discussion of the assumptions and methodologies used to calculate the grant date fair value of stock awards in this proxy statement, please refer to Note B of the financial statements in our annual report on Form 10-K for the fiscal year ended June 30, 2023.
(c)Reflects Company contributions credited to accounts of our named executive officers under the Mercury Employees Retirement Investment Trust, which is a tax-qualified, 401(k) defined contribution plan. Employer contributions vest in equal annual increments over the two-year period following the participant's date of hire.
(d)The amounts in this column represent an annual stipend paid in lump sum to secure personal tax and financial planning advisory services.
(e)Represents payments or reimbursements of relocation expenses under our employee relocation policy at a tier of benefits generally available to employees serving at or above the job level of Vice President. Consistent with this policy, the amount for relocation expenses includes a gross-up payment of $19,875 related to the portion of the relocation expenses treated as taxable compensation, in order to make the relocation tax neutral to the employee.
(f)Represents reimbursements of housing expenses incurred in lieu of lodging arrangements.

(6)During fiscal 2023, Mr. Ballhaus served as a non-employee director until June 24, 2023, when he was appointed as our Interim President and Chief Executive Officer. We later named him as our President and Chief Executive Officer on August 15, 2023 in connection with an employment agreement entered into with him as of that date. The compensation set forth for Mr. Ballhaus for fiscal 2023 represents amounts earned in his capacity as a non-employee director. Mr. Ballhaus did not receive any incremental compensation for his service as our Interim President and Chief Executive Officer during the final days of fiscal 2023. For a further discussion of our non-employee director compensation program, see "Director Compensation" on page 26.
(7)Mr. Ballhaus and Messes. McCarthy and Harbison were not named executive officers prior to our 2023 fiscal year.
(8)Ms. McCarthy was appointed as our Interim Chief Financial Officer and Treasurer effective February 18, 2023 and served in this capacity through July 16, 2023. She also retained her prior title and responsibilities as our Senior Vice President, Chief Accounting Officer during and after this period. In recognition of her additional service for her interim role, she received a cash payment of $215,000 on July 6, 2023, and RSAs on February 15, 2023 and July 17, 2023 with grant date fair values of $212,307 and $201,268, respectively. The cash payment and the RSAs granted on February 15, 2023 appear in the Bonus and Stock Award columns for fiscal 2023, respectively. The RSAs granted on July 17, 2023 will appear in the Stock Awards column as part of her fiscal 2024 compensation in accordance with SEC rules because they were granted during that fiscal year. For a further discussion of the awards described in this paragraph, see "Compensation Discussion and Analysis — Recognition Awards for Michelle McCarthy" on page 63.
(9)Ms. Harbison joined Mercury on March 6, 2023. The amounts that appear in the Stock Awards column as part of her fiscal 2023 compensation represent new hire awards in connection with the commencement of her employment. For a further discussion of these awards, see "Compensation Discussion and Analysis — Offer Letter for Christine Harbison" on page 63.
(10)Messrs. Stevison and Wells were not named executive officers prior to our 2022 fiscal year.
(11)Mr. Stevison served as our Chief Growth Officer until October 31, 2022, when he was named as President of our Mission Systems division.
(12)Messrs. Aslett and Ruppert resigned from their positions with Mercury effective June 24, 2023 and February 17, 2023, respectively. For a further discussion, see "Compensation Discussion and Analysis — Resignation of Named Executive Officers During Fiscal 2023" on page 63.

Grants of Plan-Based Awards
The following table provides information regarding: (1) annual incentive plan awards and (2) PSAs and RSAs under the Mercury Systems, Inc. Amended and Restated 2018 Stock Incentive Plan. Except as set forth below, plan-based awards granted to the named executive officers in fiscal year 2023 were approved by the Human Capital and Compensation Committee (the "Committee"), or by the independent members of our Board of Directors (in the case of all awards granted to our current or former Chief Executive Officer), on the dates below.

Name				Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
	Grant Type	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Current Employees:
William L. Ballhaus	Board RSAs(1)	10/26/22	7/26/22							3,976	190,967

Michelle M. McCarthy	AIP(2)	—	—	85,000	170,000	255,000
	RSA(3)(4)	12/15/22	12/1/22							2,714	128,834
	RSA(3)(4)	2/15/23	1/25/23							3,882	212,307

Christine F. Harbison	AIP(2)		—	60,521	121,042	181,563
	PSA(5)(6)	3/15/23	2/27/23				—	15,172	45,516		734,325
	RSA(3)(6)	3/15/23	2/27/23

James M. Stevison	AIP(2)	—	—	212,500	425,000	637,500

Charles R. Wells, IV	AIP(2)	—	—	207,500	415,000	622,500

Former Employees:
Mark Aslett(7)	AIP(2)	—	—	600,045	1,200,090	1,800,135

Michael D. Ruppert(7)	AIP(2)	—	—	245,493	490,986	736,479

						\
(1)During fiscal 2023, Mr. Ballhaus served as a non-employee director until June 24, 2023, when he was appointed as our Interim President and Chief Executive Officer. In connection with his earlier Board service, Mr. Ballhaus received an annual award of RSAs under our non-employee director compensation program. These RSAs vest in equal annual increments over a one-year period. The amount disclosed in the Grant Date Fair Value of Stock and Option Awards column represents the grant date fair value of the award, as calculated in accordance with FASB ASC Topic 718. For a further discussion, see "Director Compensation" on page 26.
(2)Represents the cash payout opportunities under our annual incentive plan for fiscal 2023 that would be earned assuming achievement of the specific Threshold, Target, or Maximum levels of performance established by the Committee for the performance measures under the plan. For a further discussion of the performance measures and payout opportunities for 2023, see "Compensation Discussion and Analysis – Elements of 2023 Target Pay – Annual Incentives" beginning on page 59. For a discussion of additional changes made to the plan for fiscal 2024 to align with our strategic priorities for the year, see "Compensation Discussion and Analysis – Summary of Compensation Actions for Fiscal 2024."
(3)RSAs vest in equal annual increments over a three-year period (or in the case of recipients who do not serve as executive officers in a permanent capacity, a four-year period). The amount disclosed in the Grant Date Fair Value of Stock and Option

Awards column represents the grant date fair value of each award, as calculated in accordance with FASB ASC Topic 718. For a further discussion of our RSAs, see "Compensation Discussion and Analysis – Elements of Fiscal 2023 Target Pay – Long-Term Incentives – Restricted Stock Awards" on page 62. For a discussion concerning the effect of a change in control or termination of employment on outstanding RSAs, see "– Potential Payments Upon Change in Control or Termination of Employment" beginning on page 76.
(4)These RSAs were granted to Ms. McCarthy on December 15, 2022 in connection with her promotion to Senior Vice President, and on February 15, 2023 in recognition of her additional responsibilities as Interim Chief Financial Officer and Treasurer. The award of RSAs to her in December 2022 was granted prior to her becoming an executive officer, and was approved by Mr. Aslett pursuant to a delegation of authority from the Committee allowing for his approval of non-executive LTI awards subject to certain dollar limits. For a further discussion of the awards, see "Recognition Awards for Michelle McCarthy" on page 63.
(5)PSAs vest on the third anniversary following their grant date. For awards granted during fiscal 2023, the final number of shares of our common stock earned in respect of each award will vary based upon Mercury's EBITDA Margin and revenue growth achievements, relative to Mercury's peers, over the three-year fiscal performance period ending with fiscal year 2025. The amounts disclosed in the Estimated Future Payouts Under Equity Incentive Plan Awards columns represent the number of shares of our common stock that would be earned assuming achievement of the specific Threshold, Target, or Maximum levels of performance established by the Committee in respect of each award. The amounts disclosed in the Grant Date Fair Value of Stock and Option Awards column represent the grant date fair value of each award assuming that the probable outcome of the performance conditions in respect of the award is achieved, as calculated in accordance with FASB ASC Topic 718. For a further discussion of the PSAs granted in fiscal 2023, see "Compensation Discussion and Analysis – Elements of Fiscal 2023 Target Pay – Long-Term Incentives – Performance Stock Awards" beginning on page 62. For a discussion of design improvements applicable to PSAs granted in fiscal 2024, see "Compensation Discussion and Analysis – Summary of Compensation Actions for Fiscal 2024" on page 64. See also "– Potential Payments Upon Change in Control or Termination of Employment" beginning on page 76 for a discussion concerning the effect of a change in control or termination of employment on outstanding PSAs.
(6)Represents awards granted in connection with the hiring of the executive, including (a) to restore compensation forfeited with a prior employer as a result of the executive's commencement of employment with Mercury and (b) to further align the executive's interests with those of our shareholders. For a further discussion, see “Compensation Discussion and Analysis – Offer Letter with Christine Harbison” on page 63.
(7)Messrs. Aslett and Ruppert forfeited their fiscal 2023 payouts under the AIP by virtue of their resignations effective June 24, 2023 and February 17, 2023, respectively. For a further discussion, see "Compensation Discussion and Analysis — Resignations of Named Executive Officers During Fiscal 2023" on page 63.

Outstanding Equity Awards at 2023 Fiscal Year-End
The following table provides information with respect to holdings of unvested RSAs and PSAs held by the named executive officers at June 30, 2023.

			Stock Awards
Name	Grant Date		Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)
Current Employees:
William L. Ballhaus	6/23/22	(4)	1,883	65,133		—	—
	10/26/22	(5)	3,976	137,530	34,993	—	—
Michelle M. McCarthy	2/15/23	(6)	3,882	134,278	35,091	—	—
	12/15/22	(6)	2,714	93,877		—	—
	2/15/22	(6)	5,863	202,801		—	—
	8/16/21	(6)	2,624	90,764		—	—
	8/17/20	(6)	1,757	60,775		—	—
	8/15/19	(6)	708	24,490		—	—
Christine F. Harbison	3/15/23	(7)	15,172	524,799		45,516	1,574,398
James M. Stevison	2/15/22	(7)	9,648	333,724		14,473	500,621
	11/15/21	(7)	—	—		15,393	532,444
	10/15/21	(7)	11,235	388,619		—	—
Charles R. Wells, IV	2/15/22	(7)	10,060	347,975		15,091	521,998
	11/15/21	(7)	10,262	354,963		15,393	532,444
Former Employees:
Mark Aslett(8)	—		—	—		—	—
Michael D. Ruppert(8)	—		—	—		—	—
(1)Represents RSAs, which vest in equal annual increments during the vesting period, commencing on the first anniversary following the grant date. For a further discussion of the vesting periods for each award, see Notes 4-7 below. For a discussion concerning the effect of a change in control or termination of employment on outstanding RSAs, see "– Potential Payments Upon Change in Control or Termination of Employment" beginning on page 76.
(2)The market value of each award is based on the closing price of our common stock on June 30, 2023 of $34.59, multiplied by the number of shares reported for the award.
(3)Reflects a number of shares of our common stock issuable under PSAs based on our level of performance to date through the end of fiscal 2023. In the case of Ms. Harbison, the shares and related value that appear in this table for her PSAs reflect the Maximum level of performance because our performance through the end of fiscal 2023 exceeded the Target level of performance under her awards (which are based on performance over the three fiscal years ending in 2025). In the case of Messrs. Stevison and Wells, the shares and related values that appear in this table for their PSAs reflect the Target level of performance because our actual performance through the end of fiscal 2023 was between the Threshold and Target levels of performance under their respective awards (which are based on performance over the three fiscal years ending in 2024). For a further discussion of our PSAs, see "Compensation Discussion and Analysis – Elements of Fiscal 2023 Target Pay – Long-Term Incentives – Performance Stock Awards" beginning on page 62. For a discussion concerning the effect of a change in control or termination of employment on outstanding PSAs, see "– Potential Payments Upon Change in Control or Termination of Employment" beginning on page 76.
(4)Represents RSAs granted to Mr. Ballhaus in connection with the commencement of his service as a non-employee director, which vest over the two-year period following the grant date.

(5)Represents annual RSA awards granted to non-employee directors, which vest over the one-year period following the grant date.
(6)RSA awards issued to recipients who do not serve as executive officers in a permanent capacity vest over a four-year period following the grant date.
(7)RSA awards issued to permanent executive officers vest over the three-year period following the grant date.
(8)Messrs. Aslett and Ruppert forfeited all their outstanding and unvested LTI awards by virtue of their resignations effective June 24, 2023 and February 17, 2023, respectively. For a further discussion, see "Compensation Discussion and Analysis —Resignations of Named Executive Officers During Fiscal 2023" on page 63.

Options Exercised and Stock Vested
The following table provides information regarding the vesting of RSAs and PSAs held by our named executive officers during fiscal 2023. No stock options were held by any of the named executive officers during fiscal 2023.

	Stock Awards
Name	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
Current Employees:
William L. Ballhaus	1,884	65,695
Michelle M. McCarthy	5,927	312,764
Christine F. Harbison	—	—
James M. Stevison	10,443	498,599
Charles R. Wells, IV	10,162	532,260
Former Employees:
Mark Aslett	111,603	5,879,031
Michael D. Ruppert	35,693	1,878,760
(1)The amounts reported in this column represent the gross number of shares of our common stock acquired upon the vesting of RSAs and PSAs without taking into account shares sold on behalf of the recipient to satisfy applicable tax withholding obligations.
(2)The amounts reported in this column are calculated based on the closing market price of our common stock on the date of vesting.

Potential Payments upon Change in Control
or Termination of Employment
Severance Arrangements; Effect of Termination of Employment upon Long-Term Incentive Awards
We have entered into severance agreements with our executive officers that provide certain benefits in the event of a termination of employment by us without cause or by the executive officer for good reason. The terms of these agreements are described below other than with respect to Messrs. Aslett or Ruppert, who resigned from the Company during fiscal 2023, and Mr. Ballhaus, who did not enter into an agreement with us providing for such benefits until August 15, 2023 (in fiscal 2024). For a further discussion of the resignations of Messrs. Aslett and Ruppert, see "Compensation Discussion and Analysis – Resignations of Named Executive Officers During Fiscal 2023" on page 63.

Benefit	Standard Severance(1)	Change in Control Severance(1)(2)
Qualifying Termination	Termination by Company without cause or by executive officer for good reason

Termination by Company without cause or by executive officer for good reason within 18 months following a Change in Control or during a protected period triggered by a potential change in control event.(3)

Cash Severance	•12 months of base salary continuation •Lump-sum payment of target bonus	Lump-sum payment equal to one and one-half times (1.5x) of the sum of: •annual base salary; and •target bonus Prorated target bonus for the fiscal year in which termination occurs
Outplacement	Up to $30,000 in services	Up to $45,000 in services
Subsidized medical benefits at same cost as similarly situated active employees	Up to 12 months of coverage	Up to 18 months of coverage
Accelerated Equity Vesting	N/A	•Full acceleration of outstanding long-term incentive awards •PSA payouts will be based on the greater of target or actual performance through the date of the change of control.
(1)Ms. McCarthy's severance benefits are slightly different than those of the other executive officers in light of the interim nature of her executive officer role during fiscal 2023. Under the Company's policies in which she participates, standard severance is payable only in connection with a termination by the Company without cause (and not based on a termination for good reason). In that event, based on her job level, the Company's severance policy would provide for cash severance of 52 weeks of base pay, outplacement services by the Company's designated outplacement firm, up to 52 weeks of healthcare benefits continuation at active employee rates and, if the termination is part of a qualified reduction in force, a lump sum payment of her target bonus, prorated to the last day of the most recently completed fiscal quarter. In the case of severance in connection with a change in control, Ms. McCarthy is a party to an agreement providing benefits that are similar to those set forth in the table, except that a qualifying termination outside of a protection period must occur within 12 months after than change of control (instead of within 18 months), the lump sum payment of base salary and bonus will be at a multiple of 1.25x of compensation (instead of 1.5x) and outplacement services are with a firm designated by the Company (not subject to $30,000 in individual reimbursements).
(2)A change in control includes, among other events and subject to certain exceptions, the acquisition by any person of beneficial ownership of 30% or more of our outstanding common stock.
(3)In the event of a Qualifying Termination during a potential change in control period, the enhanced cash severance, outplacement and subsidized medical benefits are contingent upon the actual occurrence of a change in control within 18 months after the date of termination (or within 12 months after termination in the case of Ms. McCarthy).
In the event of an executive officer's death or disability, any unvested portion of a long-term incentive award previously granted to the executive officer will immediately vest, with achievements under performance stock awards being assessed based on actual performance through the end of the most recently completed fiscal quarter prior to the date of death or disability. In the event of any other termination not otherwise described above, any unvested LTI awards held by the executive officer at the time of termination will immediately be forfeited.
Payments Upon Change in Control or Termination of Employment
The following table quantifies the payments under our severance arrangements and LTI awards that would be made by us to, or on behalf of, our named executive officers assuming the termination of their employment, under the circumstances described in the table, on June 30, 2023, which is the last business day of our 2023 fiscal year. Payments that are available generally to salaried employees that do not discriminate in scope, terms, or operation in favor of executive officers are not included in this table. No amounts are qualified in the table below for Messrs. Aslett or Ruppert, who resigned from the Company before the end of the fiscal year. For a further discussion, see "Compensation Discussion and Analysis – Resignations of Named Executive Officers During Fiscal 2023" on page 63.

		Circumstances of Termination
Name	Benefit(1)	By Mercury Without Cause	By Executive for Good Reason	In Connection With Change in Control(2)	Death/Disability
William L. Ballhaus(3)	Accelerated Equity Vesting(4)	$—	$—	$202,663	$202,663

Michelle M. McCarthy	Cash Severance(5)	340,000	—	807,500	—
	Outplacement(6)	1,000	—	1,000	—
	Medical Benefits(7)	20,825	—	31,238	—
	Accelerated Equity Vesting(4)	—	—	606,985	606,985
	Total	361,825	—	1,446,723	606,985

Christine F. Harbison	Cash Severance(5)	830,000	830,000	1,660,000	—
	Outplacement(6)	30,000	30,000	45,000	—
	Medical Benefits(7)	20,825	20,825	31,238	—
	Accelerated Equity Vesting(4)	—	—	1,049,599	1,049,599
	Total	880,825	880,825	2,785,837	1,049,599

James M. Stevison	Cash Severance(5)	850,000	850,000	1,700,000	—
	Outplacement(6)	30,000	30,000	45,000	—
	Medical Benefits(7)	10,069	10,069	15,103	—
	Accelerated Equity Vesting(4)	—	—	1,755,408	1,755,408
	Total	890,069	890,069	3,515,511	1,755,408

Charles R. Wells, IV	Cash Severance(5)	830,000	830,000	1,660,000	—
	Outplacement(6)	30,000	30,000	45,000	—
	Medical Benefits(7)	20,685	20,685	31,027	—
	Accelerated Equity Vesting(4)	—	—	1,757,380	1,757,380
	Total	880,685	880,685	3,493,407	1,757,380

(1)    Receipt of the benefits set forth in this table, other than in the event of the executive officer's death or disability, is conditioned upon the executive officer's execution of a customary release of all claims against Mercury.
(2)    The benefits reported in this column are payable only in the event the executive officer's employment is terminated by the Company without cause, or by the executive officer for good reason, within a specified time period in respect of a potential change in control event or actual change in control. For a further discussion, see "— Severance Arrangements; Effect of Termination of Employment upon Long-Term Incentive Awards" beginning on page 76. In the event that the payments reported in this column, when aggregated with all other change in control payments, would subject the named executive officer to an excise tax under IRS regulations, these payments would be reduced to the highest amount for which no excise tax would be due, but only if the reduced amount is greater than the unreduced amount net of the excise tax.
The occurrence of a change in control has no immediate effect on the vesting of RSAs or PSAs; however, any PSAs outstanding at the time of a change in control would be automatically converted at that time to RSAs covering a number of shares based on the actual performance achieved under the PSAs through the date of the change in control (which would be deemed to be no less than the target level of performance). These new RSAs would be subject to the same remaining vesting schedule as the PSAs being converted.
(3)    No benefits are reported for Mr. Ballhaus other than for accelerated equity vesting because we did not enter into an individual agreement with him regarding severance matters until August 15, 2023, which was after the end of fiscal 2023. The accelerated equity vesting amount that is disclosed for him as a consequence of a termination in connection with a change in control is applicable under the general terms of our broad-based stock incentive plan, and requires that a qualified termination of employment occur within six months after the change in control.
(4)    The value reported for accelerated equity vesting reflects the unvested number of shares underlying outstanding awards on the date of termination, multiplied by the closing price of our common stock on the date of termination. In the case of PSAs:
(a)    we assumed that both the change in control (if applicable) and the termination of employment occurred on June 30, 2023; and
(b)    the number of shares underlying the awards were adjusted to reflect the target level of performance under the awards.
(5)    As discussed in "— Severance Arrangements; Effect of Termination of Employment upon Long-Term Incentive Awards" beginning on page 76, the cash severance payable to each named executive officer in connection with a qualified termination of employment is a multiple of annual base salary and target bonus as applicable. Cash severance also includes, as applicable, a prorated target bonus payment for the year in which the termination occurs (which is quantified in this table as the full amount of the target bonus, because the termination is assumed to occur on the last day of the fiscal year).
(6)    The outplacement benefit reported in this table reflects the maximum amount payable for such services in connection with the circumstances of the applicable termination event.
(7)    Medical benefits are based on the applicable multiple of the premiums paid by the Company in calendar 2023 to provide the named executive officer (and the named executive officer's spouse and dependents, as applicable) with medical, dental, and vision coverage, together with an additional COBRA coverage administrative fee that would be borne by the Company.

CEO Pay Ratio
We are providing the following information about the ratio for fiscal 2023 of our CEO's total compensation to the total compensation of our median compensated employee (our "CEO pay ratio") pursuant to the SEC's guidance under Item 402(u) of Regulation S-K. The CEO pay ratio disclosed below represents a reasonable good faith estimate, calculated in a manner consistent with SEC rules, based on our payroll and employment records and the methodology described below.
We identified our median employee using our employee population as of April 3, 2023. As permitted by the SEC's pay ratio rules, we used the same median employee to calculate our fiscal 2023 pay ratio that we used to calculate our fiscal 2022 pay ratio, as we believe that there have been no changes in our employee population or employee compensation arrangements that would result in a significant change to our pay ratio disclosure. See our 2022 proxy statement for information regarding the process we utilized to identify our "median employee."
As of the date we used to identify our median employee for fiscal 2023, our former CEO, Mark Aslett, was then serving as our principal executive officer. Accordingly, we are calculating the CEO Pay Ratio for fiscal 2023 by reference to our former CEO's compensation for fiscal 2023.
–Our former CEO's total annual compensation for fiscal 2023, calculated pursuant to SEC rules, was $835,533.
–Our median employee's total annual compensation for fiscal 2023, calculated pursuant to SEC rules, was $111,257.
–The resulting CEO pay ratio for fiscal 2023 is approximately 7.5:1.
The SEC rules for identifying the median compensated employee and calculating the CEO pay ratio based on that employee's annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the CEO pay ratio reported by other companies, including in our own industry, may not be comparable to the CEO pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own CEO pay ratios.

Pay Versus Performance
As required by Item 402(v) of Regulation S-K (the "PVP Rules"), the following sets forth information regarding an amount referred to as "compensation actually paid" (or "CAP") to our current CEO, William L. Ballhaus, and to our former CEO, Mark Aslett, who collectively served as our principal executive officers (or "PEOs") during our three most recently completed fiscal years, and to our named executive officers other than the PEOs during this this period (our "Other NEOs") whose compensation is reported either in our Summary Compensation Table beginning on page 68, or in the Summary Compensation Tables that appear in our prior proxy statements that report on executive compensation during the covered period.
Our Summary Compensation Tables disclose the total compensation paid to our PEOs and Other NEOs during the reported fiscal years in accordance with SEC rules, including the grant date fair value of stock-based awards granted during each fiscal year. As detailed further below, CAP for our PEOs and Other NEOs is calculated by replacing the value of stock-based awards that appear in our Summary Compensation Tables with amounts that reflect annual changes in the fair value of the stock awards granted to or held by the covered officers, including for each covered fiscal year:
◦Grants of LTI Awards: the year-end fair value of the awards granted in the covered fiscal year that remain outstanding and unvested as of the end of the year;
•Vestings of LTI Awards: the change in fair value from the end of the prior fiscal year to the vesting date with respect to any awards granted in prior years that vested in the covered fiscal year;
◦Forfeitures of LTI Awards: the loss in fair value as of the end of the prior fiscal year with respect to any awards granted in prior years that were forfeited in the covered fiscal year; and
•Prior LTI Awards that Remain Outstanding: the change in fair value from the end of the prior fiscal year to the end of the covered fiscal year with respect to any awards granted in prior years that are outstanding and unvested as of the end of the covered fiscal year.
Accordingly, a substantial portion of the amounts reported as CAP for the fiscal years indicated relate to unvested awards that are contingent upon unsatisfied service and performance requirements and that remain subject to stock price fluctuation. For a discussion of the amounts actually realized by our named executive officers upon the vesting of stock awards during fiscal 2023, see "— Options Exercised and Stock Vested" beginning on page 75.
    The "Compensation Discussion and Analysis" section of this proxy statement beginning on page 45 sets forth the factors considered by Committee (and with respect to our current CEO and our former CEO, the Board) when reviewing and setting the compensation of our named executive officers for fiscal 2023. The amounts reported below as CAP were not considered as part of this process.

Fiscal Year							Value of Initial Fixed $100 Investment Based on:			Net Income(4)	Adjusted EBITDA(5)
	Summary Compensation Table Total for Current PEO(1)	CAP to Current PEO(1)(2)	Summary Compensation Table Total for Former PEO(1)	CAP to Former PEO(1)(2)	Average Summary Compensation Table Total for Other NEOs(1)	Average CAP to Other NEOs(1)(2)	Company Total Shareholder Return(3)		Spade Defense Index Total Shareholder Return(3)
2023	$255,967	$92,270	$836,533	$(22,242,077)	$813,657	$(1,656,080)	$43.06	$ 152.99	$152.99	$(28.30)	$132.30
2022	—	—	18,859,871	22,797,417	4,959,848	7,195,351	79.73	128.13	128.13	$11.30	$200.50
2021	—	—	4,949,119	1,559,821	1,709,461	597,369	82.20	136.60	136.60	$62.00	$201.90
(1)    The PEOs and Other NEOs whose compensation is reported in the table above include the current and former officers disclosed in the table below.

Covered Officer or Group	Fiscal Year(s)	Name	Title
Current PEO	2023	William L. Ballhaus(a)	President and Chief Executive Officer
Former PEO	2021-2023	Mark Aslett(a)	Former President and Chief Executive Officer
Other NEOs	2023	Michele M. McCarthy(a)	SVP, Chief Accounting Officer and Former Interim Chief Financial Officer and Treasurer
	2023	Christine F. Harbison(a)	EVP, Chief Growth Officer
	2022-2023	James M. Stevison	EVP, President of Mission Systems
	2022-2023	Charles R. Wells	EVP, President of Microelectronics
	2021-2023	Michael D. Ruppert(a)	Former EVP, Chief Financial Officer and Treasurer
	2022	Thomas Huber	Former EVP, Chief Transformation Officer
	2021	Christopher C. Cambria	EVP, General Counsel and Secretary
	2021	Didier M.C. Thibaud	Former EVP, Chief Operating Officer
(a)    For a discussion of changes in employment, roles and responsibilities during fiscal 2023, see the Notes to the Summary Compensation Table beginning on page 68.
(2)    CAP reflects the total compensation reported in the Summary Compensation Table for the applicable fiscal year, as adjusted in accordance with the table below.

Covered Officer or Group	Fiscal Year	Summary Compensation Table Total	Deduction of Stock Awards Included in Summary Compensation Table Total		Year End Fair Value of Outstanding and Unvested Equity Awards Granted in Covered Fiscal Year(a)	Year-Over-Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Fiscal Year	Fair Value at End of Prior Fiscal Year of Equity Awards Forfeited in Covered Fiscal Year(b)	Year-over-Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Covered Fiscal Year	Compensation Actually Paid
Current PEO	2023	$255,967	$(190,967)	(c)	$137,530	$(55,394)	$—	$(54,866)	$92,270

Former PEO	2023	836,533	—		—	—	(21,075,879)	(2,002,731)	(22,242,077)
	2022	18,859,871	(16,981,781)		21,054,950	671,932	—	(807,555)	22,797,417
	2021	4,949,119	(3,732,297)		4,049,633	(3,677,514)	—	(29,120)	1,559,821
Other NEOs (group average)	2023	813,657	(361,958)		277,383	(875,095)	(1,313,428)	(196,639)	(1,656,080)
	2022	4,959,848	(2,745,023)		4,992,208	54,101	—	(65,783)	7,195,351
	2021	1,709,461	(1,078,205)		665,928	(693,131)	—	(6,684)	597,369
(a)    No LTI awards issued in any of the covered fiscal years vested within the same year.
(b)    Amounts reported in this column represent the fair value of unvested LTI awards forfeited by Messrs. Aslett and Ruppert by virtue of their resignations effective June 24, 2023 and February 17, 2023, respectively. For a further discussion, see "Compensation Discussion and Analysis—Resignations of Named Executive Officers During Fiscal 2023" on page 63. No other LTI awards failed to meet applicable vesting conditions during any of the covered fiscal years reported.
(c)    Represents a deduction for the aggregate grant date fair value of stock awards granted to Mr. Ballhaus in his capacity as a non-employee director during fiscal 2023. For a further discussion, see Notes 5 and 6 to the Summary Compensation Table beginning on page 68.
(3)    Total shareholder returns ("TSRs") are based on an initial $100 investment, measured on a cumulative basis from the market closing price on July 2, 2020 through the market close on the last trading day of each covered fiscal year in each of Mercury common stock and the Spade Defense Index. We use the Spade Defense Index both as a performance modifier under our PSAs granted in fiscal 2024 and in the stock performance graph required by Item 201(e) of Regulation S-K included in our annual report to shareholders.
(4)    Amounts reported in millions.
(5)    We have designated adjusted EBITDA as our Company-Selected Measure under the PVP Rules, which is reported in this table in millions. Adjusted EBITDA is the principal financial measure used under our AIP to align annual payouts with performance. Adjusted EBITDA is a non-GAAP financial measure that excludes the effects of pre-established categories of items that the Human Capital and Compensation Committee believes are not reflective of operating performance. These categories are identical to the adjustments that we use for the external reporting of our adjusted EBITDA results in our periodic earnings releases. For a further discussion, see "Compensation Discussion and Analysis—Elements of Target Pay—Annual Incentives" beginning on page 59 and "Appendix B: Reconciliation of Non-GAAP Measures to GAAP Measures." The Committee does not consider the calculation of CAP as part of its executive compensation determinations; accordingly, the Committee does not actually use any financial performance measure specifically to link CAP to Company performance.
Most Important Financial Measures Used to Link Compensation with Performance
The table below provides an unranked list of the financial measures that we consider to have been the most important for fiscal 2023 in linking the compensation of our PEOs and Other NEOs to our performance. For a further discussion of how these measures are used to align payouts with performance, see "Compensation Discussion and Analysis—Elements of Target Pay—Annual Incentives" beginning on page 59, "Compensation Discussion and Analysis—Elements of Target Pay—Long-Term Incentives" beginning on page 61, and "Appendix B: Reconciliation of Non-GAAP Measures to GAAP Measures." The Committee does not consider the calculation of CAP as part of its executive compensation determinations; accordingly, the Committee does not actually use any financial performance measure specifically to link CAP to Company performance.

Most Important Financial Performance Measures for Fiscal 2023
Adjusted EBITDA	Revenue	Adjusted Free Cash Flow
Three-Year Adjusted EBITDA Margin	Three-Year Revenue Growth

Relationships Between CAP and Selected Performance Measures
The following chart illustrates the relationship between the Combined CAP for our PEOs, the Average CAP for Other NEOs and the total shareholder returns set forth in the Pay Versus Performance Table on page 80 for our three most recently completed fiscal years.

The following chart illustrates the relationship between the Combined CAP for our PEOs, the Average CAP for Other NEOs and our net income results as set forth in the Pay Versus Performance Table on page 80 for our three most recently completed fiscal years.

The following chart illustrates the relationship between the Combined CAP for our PEOs, the Average CAP for Other NEOs and our Adjusted EBITDA results as set forth in the Pay Versus Performance Table on page 80 for our three most recently completed fiscal years.

REPORT OF THE AUDIT COMMITTEE
No portion of this Audit Committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be "soliciting material" or filed under either the Securities Act or the Exchange Act.
The Mercury Systems, Inc. (the "Company") Board of Directors appointed us as an Audit Committee to oversee the Company's accounting and financial reporting processes on behalf of the Board of Directors, including review of the Company's consolidated financial statements, its system of internal controls, and the independence and performance of its internal auditor and independent registered public accounting firm. As an Audit Committee, we select the independent registered public accounting firm. The Audit Committee has robust policies and procedures in place for selecting and monitoring the independent registered public accounting firm and its independence, including: an annual evaluation process; review of auditor and team member qualifications; rotation of lead engagement and concurring partners every five years; hiring restrictions for auditor employees; pre-approval of non-audit services; review of results from internal quality reviews, peer reviews, and Public Company Accounting Oversight Board ("PCAOB") inspections; and private meetings between the Audit Committee and the independent registered public accounting firm throughout the year.
We are governed by a written charter adopted by the Audit Committee and our Board of Directors, which is available through the Investor Relations page of the Company's website at www.mrcy.com.
The Audit Committee consisted of six members, Messrs. Nearhos, Ballhaus, Bass, and O'Brien, and Mses. Disbrow and Plunkett, all non-employee directors during their service on the Committee. Messrs. Nearhos and O'Brien and Mses. Disbrow and Plunkett served on the Committee for the full fiscal year ended June 30, 2023. Mr. Ballhaus served on the Committee from July 1, 2022 until June 24, 2023, at which time he was appointed as the Company's interim President and Chief Executive Officer and at which time he ceased to be a member of the Committee. Mr. Bass served on the Committee from July 1, 2022 until his term on the Board ended at the 2022 Annual Meeting of Shareholders. Mr. DeMuro, an independent director, joined the Committee during July 2023 (fiscal 2024). None of the members of the Audit Committee was an officer or employee of the Company during their service on the Committee, and the Board of Directors has determined that each member of the Audit Committee meets the independence requirements promulgated by The Nasdaq Stock Market, Inc. and the Securities and Exchange Commission ("SEC"), including Rule 10A-3(b)(1) under the Exchange Act. Messrs. Nearhos, Bass, and O'Brien and Ms. Disbrow are "audit committee financial experts" and Ms. Plunkett is "financially literate" as such terms are defined under SEC rules. Mr. DeMuro, who joined the Committee in fiscal 2024, is an "audit committee financial expert."
The Company's management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company's independent registered public accounting firm is responsible for auditing those financial statements. Our responsibility is to monitor and oversee these processes. However, we are not professionally engaged in the practice of accounting or auditing. We have relied, without independent verification, on the information provided to us and on the representations made by the Company's management and the independent registered public accounting firm.
In fulfilling our oversight responsibilities, we discussed with representatives of KPMG LLP, the independent registered public accounting firm for the Company's fiscal year ended June 30, 2023, the overall scope and plans for their audit of the consolidated financial statements for the fiscal year ended June 30, 2023. At the end of each quarter and financial year, we have met with the Company's independent registered public accounting firm, KPMG LLP, with and without the Company's management present, to discuss the results of their examinations, their evaluations of the Company's internal control over financial reporting and the overall quality of the Company's financial reporting. We reviewed and discussed the audited consolidated financial statements for the fiscal year ended June 30, 2023 with management and the independent registered public accounting firm.
We also reviewed the report of management contained in the Annual Report on Form 10-K for the fiscal year ended June 30, 2023, filed with the SEC, on its assessment of the effectiveness of the Company's internal control over financial reporting, as well as the Reports of the Independent Registered Public Accounting Firm included in the Annual Report on Form 10-K related to KPMG's audit of (i) the consolidated financial statements and (ii) the effectiveness of internal control over financial reporting. We continue to oversee the Company's efforts related to its internal control over financial reporting and management's preparations for the evaluation in the Company's fiscal year ending June 28, 2024.
We discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the PCAOB, including a discussion of the Company's accounting principles, the application of those principles, and the other matters required to be discussed with Audit Committees under generally accepted auditing standards.
We have reviewed the permitted services under rules of the SEC as currently in effect and discussed with KPMG their independence from management and the Company, including the matters in the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent auditor's communications with the Audit Committee concerning independence. In evaluating the independence of our independent registered public accountant, we considered whether the services they provided beyond their audit and review of the consolidated financial statements were compatible with maintaining their independence. We also noted that the only fees they received were for audit and audit-related services.
Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee charter, we recommended to the Board of Directors that the audited consolidated financial statements for the fiscal year ended June 30, 2023 be included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2023.
By the Audit Committee of the Board of Directors of Mercury Systems, Inc.
Barry R. Nearhos, Chair
Gerard J. DeMuro
Lisa S. Disbrow
William K. O’Brien
Debora A. Plunkett

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed KPMG LLP as the independent registered public accounting firm to audit Mercury's consolidated financial statements for the fiscal year ending June 28, 2024. KPMG served as our independent registered public accounting firm for the fiscal years ended June 30, 2023 and July 1, 2022. A representative of KPMG is expected to be present at the 2023 Annual Meeting of Shareholders and will have the opportunity to make a statement if he or she desires and to respond to appropriate questions.
What were the fees of our independent registered public accounting firm for services rendered to us during the last two fiscal years?
The aggregate fees for professional services rendered to us by KPMG, our independent registered public accounting firm, for the fiscal years ended June 30, 2023 (fiscal 2023) and July 1, 2022 (fiscal 2022) were as follows:

	Fiscal 2023	Fiscal 2022
Audit Fees	$2,647,454	$2,666,600
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
	$2,647,454	$2,666,600
Audit fees for fiscal years 2023 and 2022 represent the aggregate fees billed for professional services provided by our independent registered public accounting firm for the audits of our consolidated financial statements and our internal control over financial reporting, reviews of the consolidated financial statements included in each of our quarterly reports on Form 10-Q, as well as the statutory review of a foreign subsidiary, and for consents issued relating to registration statements in each fiscal year.
What is the Audit Committee's pre-approval policy?
The Audit Committee pre-approves all auditing services and non-audit services provided by our independent registered public accounting firm, but only to the extent that the non-audit services are not prohibited under applicable law and the Committee determines that the non-audit services do not impair the independence of the independent registered public accounting firm.
In situations where it is impractical to wait until the next regularly scheduled quarterly meeting, the Chairman of the Committee has been delegated authority to approve audit and non-audit services to be provided by our independent registered public accounting firm. Fees payable to our independent registered public accounting firm for any specific, individual service approved by the Chairman pursuant to the above-described delegation of authority may not exceed $100,000, and the Chairman is required to report any such approvals to the full Committee at its next scheduled meeting.
For fiscal years 2023 and 2022, 100% of all fees were approved by the Audit Committee.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our officers and directors and persons beneficially owning more than 10% of our outstanding common stock to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Officers, directors, and beneficial owners of more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
Based solely on copies of such forms furnished as provided above, or written representations that no Forms 5 were required, we believe that during the fiscal year ended June 30, 2023, all Section 16(a) filing requirements applicable to our officers, directors, and beneficial owners of greater than 10% of our common stock were satisfied.
HOUSEHOLDING
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more shareholders sharing the same address by delivering a single    proxy statement and annual report addressed    to those shareholders. This process,    which is    commonly referred to as householding, potentially means extra convenience for shareholders and cost savings for companies. We have not implemented householding rules with respect to our record holders. However, a number of brokers with account holders who are shareholders may be householding our proxy materials. If a shareholder receives a householding notification from his, her, or its broker, a single proxy statement and annual report will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from an affected shareholder. Once you have received notice from your broker    that they    will be householding communications to your address, householding will continue until you are notified otherwise.
Shareholders who currently receive    multiple    copies of the proxy materials at their address     and would like to request householding of their communications should contact their broker. In addition, if any shareholder that receives a householding notification wishes to receive a separate annual report and proxy statement at his, her, or its address, such shareholder should also contact his, her, or its broker directly.
SHAREHOLDER PROPOSALS FOR THE 2024 ANNUAL MEETING
Under regulations adopted by the SEC, any shareholder proposal submitted for inclusion in our proxy statement relating to the 2024 Annual Meeting of Shareholders must be received at our principal executive offices on or before May 24, 2024. Such proposals must meet the requirements of Rule 14a-8 to be eligible for inclusion in our proxy statement. In addition to the SEC requirements regarding shareholder proposals, our by-laws contain provisions regarding matters to be brought before shareholder meetings. If shareholder proposals, including proposals relating to the election of directors, are to be considered at the 2024 Annual Meeting, notice of them, whether or not they are included in our proxy statement and form of proxy, must be given by personal delivery or by United States mail, postage prepaid, to the Secretary no earlier than June 27, 2024 and no later than July 27, 2024. The notice must include the information set forth in our by-laws. Proxies solicited by the Board will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority.
In addition to satisfying the above requirements under our by-laws, to comply with the SEC's universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company's nominees must provide notice that sets forth the additional information required by Rule 14a-19 no earlier than June 27, 2024 and no later than July 27, 2024. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.
It is suggested that any shareholder proposal be submitted by certified mail, return receipt requested.
OTHER MATTERS
We know of no matters which may properly be and are likely to be brought before the meeting other than the matters discussed in this proxy statement. However, if any other matters properly come before the meeting, the persons named in the accompanying proxy card will vote in accordance with their best judgment.

ANNUAL REPORT ON FORM 10-K
You may obtain a copy of our annual report on Form 10-K for the fiscal year ended June 30, 2023 (without exhibits) without charge by writing to: Investor Relations, Mercury Systems, Inc., 50 Minuteman Road, Andover, Massachusetts 01810.

By Order of the Board of Directors

Christopher C. Cambria
Secretary
Andover, Massachusetts
September 21, 2023

Appendix A
MERCURY SYSTEMS, INC.
AMENDED AND RESTATED 2018 STOCK INCENTIVE PLAN
SECTION 1. GENERAL PURPOSE OF THE PLAN; DEFINITIONS
The name of the plan is the Mercury Systems, Inc. 2018 Stock Incentive Plan (the “Plan”). The purpose of the Plan is to encourage and enable the officers, employees, Non-Employee Directors and other key persons (including consultants and qualified individuals who have received offers of employment) of Mercury Systems, Inc. (the “Company”) and its Subsidiaries upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company and to induce qualified individuals who have received offers of employment to enter and remain in the employ of the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company and its shareholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.
The following terms shall be defined as set forth below:
“Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
“Administrator” is defined in Section 2(a).
“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Deferred Stock Awards and Restricted Stock Awards.
“Board” means the Board of Directors of the Company.
“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.
“Committee” means the compensation committee of the Board or a similar committee performing the functions of the compensation committee and which is comprised of not less than two Non‑Employee Directors who are independent, or the Board as a whole acting as the compensation committee.
“Deferred Stock Award” means Awards granted pursuant to Section 8.
“Effective Date” means the date on which the Plan is approved by shareholders as set forth in Section 18.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
“Fair Market Value” of the Stock on any given date means if the shares of Stock are listed on any national securities exchange, or traded on the National Association of Securities Dealers Automated Quotation System (“Nasdaq”) Global Market or another national securities exchange, the closing price reported on Nasdaq or such other exchange on such date. If the market is closed on such date, the determination shall be made by reference to the last date preceding such date for which the market is open. If the fair market value cannot be determined under the preceding two sentences, it shall be determined in good faith by the Administrator.
“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.
“Non-Employee Director” means a member of the Board who is not also an employee of the Company or any Subsidiary.
“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.
“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5.
“Performance Cycle” means one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more performance criteria will be measured for the purpose of determining a grantee’s right to and the payment of an Award.
“Restricted Stock Award” means Awards granted pursuant to Section 7.
“Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.
“Stock” means the Common Stock, par value $0.01 per share, of the Company, subject to adjustments pursuant to Section 3.
“Stock Appreciation Right” means any Award granted pursuant to Section 6.
“Subsidiary” means any corporation or other entity (other than the Company) in which the Company has a controlling interest, either directly or indirectly.

“Ten Percent Owner” means an employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent (10%) of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation.
SECTION 2. ADMINISTRATION OF PLAN; ADMINISTRATOR AUTHORITY TO SELECT GRANTEES AND DETERMINE AWARDS
(a) Committee. The Plan shall be administered by the Committee (the “Administrator”).
(b) Powers of Administrator. The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:
(i) To select the individuals to whom Awards may from time to time be granted;
(ii) To determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards and Deferred Stock Awards, or any combination of the foregoing, granted to any one or more grantees;
(iii) To determine the number of shares of Stock to be covered by any Award;
(iv) To determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the form of written instruments evidencing the Awards;
(v) Subject to the provisions of Sections 5(h), 6(e), 7(d) and 8(a), to accelerate at any time the exercisability or vesting of all or any portion of any Award;
(vi) Subject to the provisions of Section 5(c) and 6(c), to extend at any time the period in which Stock Options and Stock Appreciation Rights may be exercised; and
(vii) At any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.
All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan grantees.
Notwithstanding the foregoing, the Administrator’s power and authority to make grants under the Plan shall be subject to the right of the Board, upon its request, to ratify Awards granted to the Chairman and other individuals specified by the Board, and in such event, the date of grant shall be the date of Board ratification.
(c) Delegation of Authority to Grant Awards. The Administrator, in its discretion, may delegate to the Company’s Chief Executive Officer, Chief Financial Officer, General Counsel, or Chief Human Resources Officer, or any person designated by the Board as an “executive officer” as defined in Rule 3b-7 under the Exchange Act all or part of the Administrator’s authority and duties with respect to the granting of Awards to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act. Any such delegation by the Administrator shall include a limitation as to the amount of Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price of any Stock Option or Stock Appreciation Right, the conversion ratio or price of other Awards and the vesting criteria. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.
(d) Detrimental Activity. Unless the award agreement specifies otherwise, the Administrator may cancel, rescind, suspend, withhold or otherwise limit or restrict any Award (whether vested or unvested, exercised or unexercised) at any time if the recipient is not in compliance with all applicable provisions of the award agreement and the Plan, or if the recipient engages in any “Detrimental Activity.” For purposes of this Section 2, “Detrimental Activity” shall include: (i) the rendering of services for any organization or engaging directly or indirectly in any business which is or becomes competitive with the Company, or which organization or business, or the rendering of services to such organization or business, is or becomes otherwise prejudicial to or in conflict with the interests of the Company; (ii) the disclosure to anyone outside the Company, or the use in other than the Company’s business, without prior written authorization from the Company, of any confidential information or material, as defined in the Company’s employee confidentiality agreement or such other agreement regarding confidential information and intellectual property that the recipient and the Company may enter into (collectively, the “Confidentiality Agreement”), relating to the business of the Company, acquired by the recipient either during or after employment with the Company; (iii) the failure or refusal to disclose promptly and to assign to the Company, pursuant to the Confidentiality Agreement or otherwise, all right, title and interest in any invention or idea, patentable or not, made or conceived by the recipient during employment by the Company, relating in any manner to the actual or anticipated business, research or development work of the Company or the failure or refusal to do anything reasonably necessary to enable the Company to secure a patent where appropriate in the United States and in other countries; (iv) activity that results in termination of the recipient’s employment for cause; (v) a material violation of any rules, policies, procedures or guidelines of the Company; (vi)

any attempt directly or indirectly to induce any employee of the Company to be employed or perform services elsewhere or any attempt directly or indirectly to solicit the trade or business of any current or prospective customer, supplier or partner of the Company; or (vii) the recipient being convicted of, or entering a guilty plea with respect to, a crime, whether or not connected with the Company.
(e) Indemnification. Neither the Board nor the Committee, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Committee (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors’ and officers’ liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Company.
SECTION 3. STOCK ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION
(a) Stock Issuable. The maximum number of shares of Stock reserved and available for issuance under the Plan shall be 11,312,000, plus the number of shares of Stock reserved and available for issuance under the Mercury Systems, Inc. Amended and Restated 2005 Stock Incentive Plan (the “2005 Stock Incentive Plan”) as of the date of shareholder approval of this Plan, subject to adjustment as provided in Section 3(c). For purposes of this limitation, the shares of Stock underlying any Awards that are forfeited, are canceled, expire or are terminated (other than by exercise) under (i) this Plan or (ii) from and after shareholder approval of this Plan, the 2005 Stock Incentive Plan shall be added to the shares of Stock available for issuance under this Plan. Shares tendered or held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding shall not be available for future issuance under the Plan. In addition, upon exercise of Stock Appreciation Rights, the gross number of shares exercised shall be deducted from the total number of shares remaining available for issuance under the Plan. Also, shares purchased in the open market using proceeds received upon the exercise of an Option shall not be available for future issuance under the Plan. Subject to such overall limitations and Section 3(c), shares of Stock may be issued up to such maximum number pursuant to any type or types of Award; provided, however, that Stock Options or Stock Appreciation Rights with respect to no more than 500,000 shares of Stock may be granted to any one individual grantee during any one calendar year period and provided, further, that in no event may Incentive Stock Options granted under the Plan exceed 11,312,000 shares of Stock. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company.
(b) Effect of Awards. The grant of any full value Award (i.e., an Award other than an Option or a Stock Appreciation Right) shall be deemed, for purposes of determining the number of shares available for issuance under Section 3(a), as an Award of two (2) shares of Stock for each such share actually subject to the Award. The grant of an Option or a Stock Appreciation Right shall be deemed, for purposes of determining the number of shares available for issuance under Section 3(a), as an Award of one (1) share of Stock for each such share actually subject to the Award.
(c) Changes in Stock. Subject to Section 3(d) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for a different number or kind of securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, including the maximum number of shares that may be issued in the form of Incentive Stock Options, (ii) the number of Stock Options or Stock Appreciation Rights that can be granted to any one individual grantee and the maximum number of shares that may be granted under a Performance-based Award, (iii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iv) the repurchase price, if any, per share subject to each outstanding Restricted Stock Award, and (v) the price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of Stock Options and Stock Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The Administrator shall also make equitable or proportionate adjustments in the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration cash dividends paid other than in the ordinary course or any other extraordinary corporate event. The adjustment by the Administrator shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.
(d) Mergers and Other Transactions. In the case of and subject to the consummation of (i) the dissolution or liquidation of the Company, (ii) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (iii) a merger, reorganization or consolidation in which the outstanding shares of Stock are converted into or exchanged for a different kind of securities of the successor entity and the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction, or (iv) the sale of all of the Stock of the Company to an unrelated person or entity (in each case, a “Sale Event”), the Plan and all outstanding Awards granted hereunder shall terminate, unless provision is made in connection with the Sale Event in the sole discretion of the parties thereto for the assumption or continuation of Awards theretofore granted by the successor entity, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree (after taking into account any acceleration hereunder). In the event of such termination, each grantee shall be permitted, within a specified period of time prior to the consummation of the Sale Event as determined by the Administrator, to exercise all outstanding vested and exercisable Options and Stock Appreciation Rights held by such grantee.
Notwithstanding anything to the contrary in this Section 3(d), in the event of a Sale Event pursuant to which holders of the Stock of the Company will receive upon consummation thereof a cash payment for each share surrendered in the Sale Event, the Company shall have the right, but not the obligation, to make or provide for a cash payment to the grantees holding vested and exercisable Options and Stock Appreciation Rights, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the value as determined by the Administrator of the consideration payable per share of Stock pursuant to the Sale Event (the “Sale Price”) times the number of shares of Stock subject to such outstanding Options and Stock Appreciation Rights (to the extent then exercisable at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding Options and Stock Appreciation Rights.
(e) Substitute Awards. The Administrator may grant Awards under the Plan in substitution for stock and stock based awards held by employees, directors or other key persons of another corporation in connection with the merger or consolidation of the employing corporation with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the employing corporation. The Administrator may direct that the substitute awards be granted on such terms and conditions as the Administrator considers appropriate in the circumstances. Any substitute Awards granted under the Plan shall not count against the share limitation set forth in Section 3(a).
SECTION 4. ELIGIBILITY
Grantees under the Plan will be such full- or part-time officers and other employees, Non-Employee Directors and key persons (including consultants and qualified individuals who have received offers of employment) of the Company and its Subsidiaries as are selected from time to time by the Administrator in its sole discretion.
SECTION 5. STOCK OPTIONS
(a) Grant of Stock Options. Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve.
Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.
Stock Options granted pursuant to this Section 5(a) shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable. Stock Options may be granted in lieu of cash compensation at the optionee’s election, subject to such terms and conditions as the Administrator may establish. No dividends or dividend equivalents shall be paid on Options.
(b) Exercise Price. The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 5(a) shall be determined by the Administrator at the time of grant but shall not be less than 100 percent (100%) of the Fair Market Value on the date of grant.
(c) Option Term. The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than seven (7) years after the date the Stock Option is granted.
(d) Exercisability; Rights of a Shareholder. Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the grant date. An optionee shall have the rights of a shareholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.
(e) Method of Exercise. Stock Options may be exercised in whole or in part, by giving written notice of exercise to the Company, specifying the number of shares to be purchased; provided, however, that no Stock Option may be partially exercised with respect to fewer than 50 (fifty) shares. Payment of the purchase price may be made by one or more of the following methods to the extent provided in the Option Award agreement:
(i)     In cash, by certified or bank check or other instrument acceptable to the Administrator;
(ii)     Through the delivery (or attestation to the ownership) of shares of Stock that have been purchased by the optionee on the open market or that are beneficially owned by the optionee and are not then subject to restrictions under any Company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date;

(iii)     By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; or
(iv)     By the optionee delivering to the Company a properly executed net exercise notice. Such shares withheld by the Company in the net exercise shall be valued at Fair Market Value on the exercise date.
Payment instruments will be received subject to collection. The transfer to the optionee on the records of the Company or of the transfer agent of the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Option Award agreement or applicable provisions of laws (including the satisfaction of any withholding taxes that the Company is obligated to withhold with respect to the optionee). In the event an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the number of shares attested to.
(f) Annual Limit on Incentive Stock Options. To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed one hundred thousand dollars ($100,000). To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.
(g) Restrictions. Stock Options may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Option Award agreement. Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 15 below, in writing after the Award agreement is issued, if any, if a grantee’s employment (or other service relationship) with the Company and its Subsidiaries terminates for any reason, any Stock Options that have not vested at the time of termination shall automatically and without any requirement of notice to such grantee from or other action by or on behalf of, the Company be deemed to have been reacquired by the Company at its original purchase price from such grantee or such grantee’s legal representative simultaneously with such termination of employment (or other service relationship).
(h) Vesting of Stock Options. The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Stock Options and the Company’s right of repurchase or risk of forfeiture shall lapse. In the event that any such Stock Options granted to employees shall have a performance-based goal, the vesting period with respect to such options shall not be less than one (1) year, and in the event that any such Stock Options granted to employees shall have a time-based restriction, the total vesting period with respect to such options shall not be less than three years; provided, however, that Stock Options granted to employees with a time-based restriction may become vested incrementally over such three-year period. No portion of any Stock Options granted to employees may vest prior to the first anniversary of the grant date. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the rights on which all restrictions have lapsed shall no longer be restricted and shall be deemed “vested.” Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 15 below, in writing after the Award agreement is issued, a grantee’s rights in any Stock Options that have not vested shall automatically terminate upon the grantee’s termination of employment (or other service relationship) with the Company and its Subsidiaries and such options shall be subject to the provisions of Section 5(g) above.
Notwithstanding the foregoing, the Administrator may accelerate the vesting of Stock Options granted to an employee in the case of retirement, death or disability.
SECTION 6. STOCK APPRECIATION RIGHTS
(a) Nature of Stock Appreciation Rights. A Stock Appreciation Right is an Award entitling the recipient to receive shares of Stock having a value equal to the excess of the Fair Market Value of the Stock on the date of exercise over the exercise price of the Stock Appreciation Right, which price shall not be less than 100 percent of the Fair Market Value of the Stock on the date of grant (or more than the option exercise price per share, if the Stock Appreciation Right was granted in tandem with a Stock Option) multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised. No dividends or dividend equivalents shall be paid on Stock Appreciation Rights.
(b) Grant and Exercise of Stock Appreciation Rights. Stock Appreciation Rights may be granted by the Administrator in tandem with, or independently of, any Stock Option granted pursuant to Section 5 of the Plan. In the case of a Stock Appreciation Right granted in tandem with a Non-Qualified Stock Option, such Stock Appreciation Right may be granted either at or after the time of the grant of such Option. In the case of a Stock Appreciation Right granted in tandem with an Incentive Stock Option, such Stock Appreciation Right may be granted only at the time of the grant of the Option.

A Stock Appreciation Right or applicable portion thereof granted in tandem with a Stock Option shall terminate and no longer be exercisable upon the termination or exercise of the related Option.
(c) Terms and Conditions of Stock Appreciation Rights. Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined from time to time by the Administrator, subject to the following:
(i)     Stock Appreciation Rights granted in tandem with Options shall be exercisable at such time or times and to the extent that the related Stock Options shall be exercisable; provided, however, that no Stock Appreciation Right may be partially exercised with respect to fewer than fifty (50) shares.
(ii)    Upon exercise of a Stock Appreciation Right granted in tandem with an Option, the applicable portion of any related Option shall be surrendered.
(iii) The term of a Stock Appreciation Right may not exceed seven (7) years.
(d) Restrictions. Stock Appreciation Rights may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Stock Appreciation Rights Award agreement. Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 15 below, in writing after the Award agreement is issued, if any, if a grantee’s employment (or other service relationship) with the Company and its Subsidiaries terminates for any reason, any Stock Appreciation Rights that have not vested at the time of termination shall automatically and without any requirement of notice to such grantee from or other action by or on behalf of, the Company be deemed to have been reacquired by the Company at its original purchase price from such grantee or such grantee’s legal representative simultaneously with such termination of employment (or other service relationship).
(e) Vesting of Stock Appreciation Rights. The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Stock Appreciation Rights and the Company’s right of repurchase or risk of forfeiture shall lapse. In the event that any such Stock Appreciation Rights granted to employees shall have a performance-based goal, the vesting period with respect to such rights shall not be less than one (1) year, and in the event that any such Stock Appreciation Rights granted to employees shall have a time-based restriction, the total vesting period with respect to such rights shall not be less than three years; provided, however, that Stock Appreciation Rights granted to employees with a time-based restriction may become vested incrementally over such three-year period. No portion of any Stock Appreciation Rights granted to employees may vest prior to the first anniversary of the grant date. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the rights on which all restrictions have lapsed shall no longer be restricted and shall be deemed “vested.” Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 15 below, in writing after the Award agreement is issued, a grantee’s rights in any Stock Appreciation Rights that have not vested shall automatically terminate upon the grantee’s termination of employment (or other service relationship) with the Company and its Subsidiaries and such rights shall be subject to the provisions of Section 6(d) above.
Notwithstanding the foregoing, the Administrator may accelerate the vesting of Stock Appreciation Rights granted to an employee in the case of retirement, death or disability.
SECTION 7. RESTRICTED STOCK AWARDS
(a) Nature of Restricted Stock Awards. A Restricted Stock Award is an Award entitling the recipient to acquire, at such purchase price (which may be zero) as determined by the Administrator, shares of Stock subject to such restrictions and conditions as the Administrator may determine at the time of grant (“Restricted Stock”). Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The grant of a Restricted Stock Award is contingent on the grantee executing the Restricted Stock Award agreement. The terms and conditions of each such agreement shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.
(b) Rights as a Shareholder. Upon execution of a written instrument setting forth the Restricted Stock Award and payment of any applicable purchase price, a grantee shall have the rights of a shareholder with respect to the voting of the Restricted Stock, subject to such conditions contained in the written instrument evidencing the Restricted Stock Award. Unless the Administrator shall otherwise determine, (i) uncertificated Restricted Stock shall be accompanied by a notation on the records of the Company or the transfer agent to the effect that they are subject to forfeiture until such Restricted Stock are vested as provided in Section 7(d) below, and (ii) certificated Restricted Stock shall remain in the possession of the Company until such Restricted Stock is vested as provided in Section 7(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Administrator may prescribe. Cash dividends and stock dividends, if any, with respect to the Restricted Stock shall be withheld by the Company for the grantee’s account, and shall be subject to forfeiture to the same degree as the shares of Restricted Stock to which such dividends relate. Except as otherwise determined by the Committee, no interest will accrue or be paid on the amount of any cash dividends withheld.
(c) Restrictions. Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award agreement. Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 15 below, in writing after the Award agreement is issued, if any, if a grantee’s employment (or other service relationship) with the Company and its Subsidiaries terminates for any reason, any Restricted Stock that has not vested at the time of termination shall automatically and without any requirement of notice to such grantee from or other action by or on behalf of, the Company be deemed to have been reacquired by the Company at its original purchase price from such grantee or such grantee’s legal representative simultaneously with such termination of employment (or other service relationship), and thereafter shall cease to represent any ownership of the Company by the grantee or rights of the grantee as a shareholder. Following such deemed reacquisition of unvested Restricted Stock that are represented by physical certificates, a grantee shall surrender such certificates to the Company upon request without consideration.
(d) Vesting of Restricted Stock. The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Stock and the Company’s right of repurchase or risk of forfeiture shall lapse. In the event that any such Restricted Stock granted to employees shall have a performance-based goal, the restriction period with respect to such shares shall not be less than one (1) year, and in the event that any such Restricted Stock granted to employees shall have a time-based restriction, the total restriction period with respect to such shares shall not be less than three years; provided, however, that Restricted Stock granted to employees with a time-based restriction may become vested incrementally over such three-year period. No portion of any Restricted Stock granted to employees may vest prior to the first anniversary of the grant date. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Stock and shall be deemed “vested.” Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 15 below, in writing after the Award agreement is issued, a grantee’s rights in any shares of Restricted Stock that have not vested shall automatically terminate upon the grantee’s termination of employment (or other service relationship) with the Company and its Subsidiaries and such shares shall be subject to the provisions of Section 7(c) above.
Notwithstanding the foregoing, the Administrator may accelerate the vesting of Restricted Stock granted to an employee in the case of retirement, death or disability.
SECTION 8. DEFERRED STOCK AWARDS
(a) Nature of Deferred Stock Awards. A Deferred Stock Award is an Award of phantom stock units to a grantee, subject to restrictions and conditions as the Administrator may determine at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The grant of a Deferred Stock Award is contingent on the grantee executing the Deferred Stock Award agreement. The terms and conditions of each such agreement shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees. In the event that any such Deferred Stock Award granted to employees shall have a performance-based goal, the restriction period with respect to such award shall not be less than one (1) year, and in the event any such Deferred Stock Award shall have a time-based restriction, the total restriction period with respect to such award shall not be less than three (3) years; provided, however, that any Deferred Stock Award with a time-based restriction may become vested incrementally over such three (3) year period. No portion of any Deferred Stock Award granted to employees may vest prior to the first anniversary of the grant date. At the end of the deferral period, the Deferred Stock Award, to the extent vested, shall be paid to the grantee in the form of shares of Stock.
Notwithstanding the foregoing, the Administrator may accelerate the vesting of a Deferred Stock Award granted to an employee in the case of retirement, death or disability.
(b) Election to Receive Deferred Stock Awards in Lieu of Compensation. The Administrator may, in its sole discretion, permit a grantee to elect to receive a portion of future cash compensation otherwise due to such grantee in the form of a Deferred Stock Award. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and in accordance with Section 409A and such other rules and procedures established by the Administrator. The Administrator shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Administrator deems appropriate. Any deferred compensation shall be converted to a fixed number of phantom stock units based on the Fair Market Value of Stock on the date the compensation would otherwise have been paid but for the deferral.
(c) Rights as a Shareholder. During the deferral period, a grantee shall have no rights as a shareholder; provided, however, that the grantee may be credited with dividend equivalent rights with respect to the phantom stock units underlying his Deferred Stock Award, subject to such terms and conditions as the Administrator may determine, but shall not be entitled to dividends, if any, or dividend equivalents prior to settlement.
(d) Termination. Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 15 below, in writing after the Award agreement is issued, a grantee’s right in all Deferred Stock Awards that have not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.
SECTION 9. PERFORMANCE-BASED AWARDS
(a) Performance Criteria. The performance criteria used in performance goals governing Performance-based Awards may include any or all of the following criteria at the Company, Subsidiary, business unit or business segment level as appropriate: (i) the Company’s return on equity, assets, capital or investment: (ii) pre-tax or after-tax profit levels or EBITDA or adjusted EBITDA; (iii) bookings or revenue growth; (iv) bookings or revenues; (v) operating income as a percentage of sales; (vi) total shareholder return; (vii) changes in the market price of the Stock; (viii) sales or market share; (ix) earnings per share; (x) improvements in operating margins; (xi) operating cash flow or free cash flow; (xii) working capital improvements; (xiii) design wins or entering into contracts with key customers; and (xiv) any combination of such performance metrics, comparisons of such performance metrics to corresponding metrics used by other companies or comparison of such performance metrics to industry data.
(b) Grant of Performance-based Awards. With respect to each Performance-based Award, the Committee shall select, within the first ninety (90) days of a Performance Cycle the performance criteria for such grant, and the achievement targets with respect to each performance criterion (including a threshold level of performance below which no amount will become payable with respect to such Award). Each Performance-based Award will specify the amount payable, or the formula for determining the amount payable, upon achievement of the various applicable performance targets. The performance criteria established by the Committee may be (but need not be) different for each Performance Cycle and different goals may be applicable to Performance-based Awards to different grantees.
(c) Payment of Performance-based Awards. Following the completion of a Performance Cycle, the Committee shall meet to review and certify in writing whether, and to what extent, the performance criteria for the Performance Cycle have been achieved and, if so, to also calculate and certify in writing the amount of the Performance-based Awards earned for the Performance Cycle. The Committee shall then determine the actual size of each grantee’s Performance-based Award.
SECTION 10. TRANSFERABILITY OF AWARDS
(a) Transferability. Except as provided in Section 10(b) below, during a grantee’s lifetime, his or her Awards shall be exercisable only by the grantee, or by the grantee’s legal representative or guardian in the event of the grantee’s incapacity. No Awards shall be sold, assigned, transferred or otherwise encumbered or disposed of by a grantee other than by will or by the laws of descent and distribution or pursuant to a domestic relations order. No Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind, and any purported transfer in violation hereof shall be null and void.
(b) Committee Action. Notwithstanding Section 10(a), the Administrator, in its discretion, may provide either in the Award agreement regarding a given Award or by subsequent written approval that the grantee (who is an employee or director) may transfer his or her Awards (other than any Incentive Stock Options) to his or her immediate family members, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award.
(c) Family Member. For purposes of Section 10(b), “family member” shall mean a grantee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the grantee’s household (other than a tenant of the grantee), a trust in which these persons (or the grantee) have more than fifty percent (50%) of the beneficial interest, a foundation in which these persons (or the grantee) control the management of assets, and any other entity in which these persons (or the grantee) own more than fifty percent (50%) of the voting interests.
(d) Designation of Beneficiary. Each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee’s death. Any such designation shall be on a form provided for that purpose by the Administrator and shall not be effective until received by the Administrator. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee’s estate.
SECTION 11. TAX WITHHOLDING
(a) Payment by Grantee. Each grantee shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the grantee for federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any federal, state, or local taxes of any kind required or permitted by law to be withheld by the Company with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Company’s obligation to deliver evidence of book entry (or stock certificates) to any grantee is subject to and conditioned on tax withholding obligations being satisfied by the grantee.
(b) Payment in Stock. Subject to approval by the Administrator, depending on the withholding method, a grantee may elect to have such grantee’s tax withholding obligation satisfied at the minimum or other applicable withholding rate in the grantee’s applicable jurisdiction, including maximum applicable rates that may be utilized without creating adverse accounting treatment under Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor pronouncement thereto) and permitted under applicable withholding rules promulgated by the Internal Revenue Service or another applicable governmental entity, in whole or in part, by (i) authorizing the Company to withhold from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy such withholding amount, or (ii) transferring to the Company shares of Stock owned by the grantee with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy such withholding amount.
SECTION 12. CHANGE OF CONTROL
(a) Occurrence of Change of Control. If within six months following the consummation of a Change of Control of the Company, as defined in Section 12(b)(i), the employment of a grantee as of the effective date of such Change of Control (the “Effective Date”) is involuntarily terminated, then (i) if such Change of Control does not constitute a Sale Event, 100% of the unvested Awards of such grantee will automatically be fully vested, (ii) if such Change of Control constitutes a Sale Event and provision is made for the assumption or continuation of Awards hereunder, or the substitution of such Awards with new Awards of the successor entity or parent thereof, 100% of the unvested assumed, continued or substituted Awards will automatically be fully vested, and (iii) if such Change of Control constitutes a Sale Event and provision is not made for the assumption, continuation or substitution of Awards hereunder, such that all of the unvested Awards of such grantee terminated upon consummation of the Sale Event without any payment with respect thereto, the grantee will be entitled to receive a cash payment equal to the difference between (x) the Sale Price multiplied by the number of shares of Stock subject to 100% of such grantee’s unvested Awards as of the consummation of the Sale Event and (y) the aggregate exercise price of such unvested Awards. Notwithstanding the foregoing, in the event that the fair market value (less any exercise price) of the Awards subject to automatic vesting or any cash payment to which the grantee may become entitled in accordance with the preceding sentence exceeds $25,000 as of the date of termination of employment, then such vesting or payment shall be conditioned upon the grantee executing and failing to revoke during any applicable revocation period a general release of all claims against the Company and its Subsidiaries and affiliates in a form acceptable to the Company or its successor within 60 days of such termination. For purposes hereof, a grantee’s employment with the Company or any Subsidiary is considered “involuntarily terminated” if the Company or any Subsidiary terminates such grantee’s employment with the Company or such Subsidiary without Cause, as defined in Section 12(b)(ii), or such grantee resigns his or her employment with the Company or such Subsidiary for Good Reason, as defined in Section 12(b)(iii). Notwithstanding the foregoing, in the event the Change of Control of the Company is not approved by the Board of Directors, all of the outstanding Awards will automatically become fully vested upon the consummation of the Change of Control of the Company. Further, all of the outstanding Awards held by Non-Employee Directors will automatically become fully vested upon the consummation of a Change of Control of the Company.
(b) Definitions. For purposes of the Plan:
(i)    A “Change of Control of the Company” shall be deemed to have occurred by the Committee, in its sole discretion, upon the occurrence of any of the following events:
(A) Any “Person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Exchange Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Company’s Board of Directors (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company or an acquisition of securities involving a Corporate Transaction of the type described in the exclusion set forth in clause (C) below); or
(B) Persons who, as of the date hereof, constitute the Company’s Board of Directors (the “Incumbent Directors”) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of the Company subsequent to the date hereof shall be considered an Incumbent Director if such person’s election was approved by or such person was nominated for election by either (x) a vote of at least a majority of the Incumbent Directors or (y) a vote of at least a majority of the Incumbent Directors who are members of a nominating committee comprised, in the majority, of Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or
(C) The consummation of a consolidation, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”); excluding, however, a Corporate Transaction in which the shareholders of the Company immediately prior to the Corporate Transaction, would, immediately after the Corporate Transaction, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate more than fifty percent (50%) of the voting shares of the corporation issuing cash or securities in the Corporate Transaction (or of its ultimate parent corporation, if any).
Notwithstanding the foregoing, (i) a “Change of Control of the Company” shall not be deemed to have occurred for purposes of the foregoing clause (A) solely as the result of an acquisition of securities by the Company that, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of shares of Voting Securities beneficially owned by any person to thirty percent (30%) or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns thirty percent (30%) or more of the combined voting power of all then outstanding Voting Securities, then a “Change of Control of the Company” shall be deemed to have occurred for purposes of the foregoing clause (A) and (ii) for any Awards subject to the requirements of Section 409A of the Code that will become payable on a Change of Control of the Company, the transaction constituting a “Change of Control” must also constitute a “change in control event” for purposes of Section 409A(a)(2)(A)(v) of the Code.
(ii) “Cause” shall mean (A) conduct by the grantee constituting a material act of willful misconduct in connection with the performance of his or her duties, including, without limitation, misappropriation of funds or property of the Company or any of its Subsidiaries other than the occasional, customary and de minimis use of the Company or its Subsidiaries’ property for personal purposes; (B) the commission by the grantee of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct by the grantee that would reasonably be expected to result in material injury to the Company or any of its Subsidiaries; (C) the grantee’s willful and continued failure to perform his or her duties with the Company and its Subsidiaries (other than any failure resulting from incapacity due to physical or mental illness), which continues thirty (30) days after a written demand of performance is delivered to the grantee by any Senior Vice President or Vice President of the Company, which identifies the manner in which such person believes that the grantee has not performed his or her duties; (D) a violation by the grantee of the employment policies of the Company and its Subsidiaries which has continued following written notice of such violation from any Senior Vice President or Vice President of the Company; or (E) the grantee’s willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company or any of its Subsidiaries to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials.
(iii) “Good Reason” shall mean (A) a reduction in the grantee’s annual cash base salary as in effect on the Effective Date, except for across-the-board reductions similarly affecting all or substantially all Company employees; or (B) a relocation whereby the Company or any Subsidiary requires the grantee to be principally based at any office or location that is more than fifty (50) miles from the grantee’s office on the Effective Date; provided that the reasons set forth above will not constitute “Good Reason” unless, within thirty (30) days after the first occurrence of such Good Reason event, the grantee shall have given written notice to the Company specifically identifying the event that the grantee believes constitutes Good Reason and the Company, or, if applicable, its Subsidiary, has not remedied such event within a reasonable cure period of not less than thirty (30) days after the Company’s receipt of such notice.
SECTION 13. Additional Conditions Applicable to Nonqualified Deferred Compensation Under Section 409A.
In the event any Stock Option or Stock Appreciation Right under the Plan is granted with an exercise price of less than one hundred percent (100%) of the Fair Market Value on the date of grant (regardless of whether or not such exercise price is intentionally or unintentionally priced at less than Fair Market Value), or such grant is materially modified and deemed a new grant at a time when the Fair Market Value exceeds the exercise price, or any other Award is otherwise determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (a “409A Award”), the following additional conditions shall apply and shall supersede any contrary provisions of this Plan or the terms of any agreement relating to such 409A Award.
(a) Exercise and Distribution. Except as provided in Section 13(b) hereof, no 409A Award shall be exercisable or distributable earlier than upon one of the following:
(i)    Specified Time. A specified time or a fixed schedule set forth in the written instrument evidencing the 409A Award.
(ii)    Separation from Service. Separation from service (within the meaning of Section 409A) by the 409A Award grantee; provided, however, that if the 409A Award grantee is a “key employee” (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) and any of the Company’s Stock is publicly traded on an established securities market or otherwise, exercise or distribution under this Section 13(a)(ii) may not be made before the date that is six months after the date of separation from service.
(iii)    Death. The date of death of the 409A Award grantee.
(iv)    Disability. The date the 409A Award grantee becomes disabled (within the meaning of Section 13(c)(ii) hereof).
(v)    Unforeseeable Emergency. The occurrence of an unforeseeable emergency (within the meaning of Section 13(c)(iii) hereof), but only if the net value (after payment of the exercise price) of the number of shares of Stock that become issuable does not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the exercise, after taking into account the extent to which the emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the grantee’s other assets (to the extent such liquidation would not itself cause severe financial hardship).

(vi)    Change of Control Event. The occurrence of a Change of Control Event (within the meaning of Section 13(c)(i) hereof), including the Company’s discretionary exercise of the right to accelerate vesting of such grant upon a Change of Control Event or to terminate the Plan or any 409A Award granted hereunder within twelve (12) months of the Change of Control Event.
(b) No Acceleration. A 409A Award may not be accelerated or exercised prior to the time specified in Section 13(a) hereof, except in the case of one (1) of the following events:
(i)    Domestic Relations Order. The 409A Award may permit the acceleration of the exercise or distribution time or schedule to an individual other than the grantee as may be necessary to comply with the terms of a domestic relations order (as defined in Section 414(p)(1)(B) of the Code).
(ii)    Conflicts of Interest. The 409A Award may permit the acceleration of the exercise or distribution time or schedule as may be necessary to comply with the terms of a certificate of divestiture (as defined in Section 1043(b)(2) of the Code).
(iii)    Change of Control Event. The Administrator may exercise the discretionary right to accelerate the vesting of such 409A Award upon a Change of Control Event or to terminate the Plan or any 409A Award granted thereunder within twelve (12) months of the Change of Control Event and cancel the 409A Award for compensation.
(c) Definitions. Solely for purposes of this Section 13 and not for other purposes of the Plan, the following terms shall be defined as set forth below:
(i) “Change of Control Event” means the occurrence of a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company (as defined in regulations promulgated under Section 409A).
(ii) “Disabled” means a grantee who (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 (twelve) months, or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) (twelve) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company or its Subsidiaries.
(iii) “Unforeseeable Emergency” means a severe financial hardship to the grantee resulting from an illness or accident of the grantee, the grantee’s spouse, or a dependent (as defined in Section 152(a) of the Code) of the grantee, loss of the grantee’s property due to casualty, or similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the grantee.
SECTION 14. TRANSFER, LEAVE OF ABSENCE, ETC.
For purposes of the Plan, the following events shall not be deemed a termination of employment:
(a) A transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another; or
(b) An approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.
SECTION 15. AMENDMENTS AND TERMINATION
a.Amendments in General. The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder’s consent. Except as provided in Section 3(c) or 3(d), in no event may the Administrator exercise its discretion to reduce the exercise price of outstanding Stock Options or Stock Appreciation Rights, effect repricing through cancellation and re-grants, or repurchase out-of-the-money Stock Options or Stock Appreciation Rights for cash, unless the Administrator proposes for shareholder vote, and shareholders approve, such reduction, cancellation and re-grant, repricing, or repurchase. Any material Plan amendments (other than amendments that curtail the scope of the Plan), including any Plan amendments that (i) increase the number of shares reserved for issuance under the Plan, (ii) expand the type of Awards available under, materially expand the eligibility to participate in, or materially extend the term of, the Plan, or (iii) materially change the method of determining Fair Market Value, shall be subject to approval by the Company shareholders entitled to vote at a meeting of shareholders. In addition, to the extent determined by the Administrator to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code or to ensure that compensation earned under Awards qualifies as performance-based compensation under Section 162(m) of the Code, Plan amendments shall be subject to approval by the Company shareholders entitled to vote at a meeting of shareholders. Nothing in this Section 15 shall limit the Administrator’s authority to take any action permitted pursuant to Section 3(c) or 3(d).
a.No Repricing of Awards Without Stockholder Approval. Notwithstanding any other provision of the Plan, the repricing of Awards shall not be permitted without stockholder approval. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (1) changing the terms of an Award to lower its exercise or base price (other than on account of capital adjustments resulting from share splits, etc., as described herein, (2) any other action that is treated as a repricing under GAAP, and (3) repurchasing for cash or canceling an Award in exchange for another Award at a time when its exercise or base price is greater than the Fair Market Value of the underlying share of Stock, unless the cancellation and exchange occurs in connection with an event set forth in Section 3 hereof.
With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.
SECTION 16. GENERAL PROVISIONS
(a) No Distribution; Compliance with Legal Requirements. The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.
No shares of Stock shall be issued pursuant to an Award until all applicable securities law and other legal and stock exchange or similar requirements have been satisfied. The Administrator may require the placing of such stop-orders and restrictive legends on certificates for Stock and Awards as it deems appropriate.
(b) Delivery of Stock Certificates. Stock certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company. Uncertificated Stock shall be deemed delivered for all purposes when the Company or a Stock transfer agent of the Company shall have given to the grantee by electronic mail (with proof of receipt) or by United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records). Stock Certificates or uncertified Stock for any Restricted Stock Award shall be delivered to the Secretary of the Company to be held in escrow until the Award becomes vested.
(c) Other Compensation Arrangements; No Employment Rights. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.
(d) Trading Policy Restrictions. Option exercises and other Awards under the Plan shall be subject to such Company’s applicable insider trading policy and procedures, as in effect from time to time.
(e) Grantees Outside of the United States. The Committee may modify the terms of any Award under the Plan made to or held by a grantee who is then a resident, or is primarily employed or providing services, outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, and customs of the country in which the grantee is then a resident or primarily employed or providing services, or so that the value and other benefits of the Award to the grantee, as affected by non–U.S. tax laws and other restrictions applicable as a result of the grantee’s residence, employment, or providing services abroad, shall be comparable to the value of such Award to a grantee who is a resident, or is primarily employed or providing services, in the United States. An Award may be modified under this Section 17(e) in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) of the Exchange Act for the grantee whose Award is modified. Additionally, the Committee may adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Eligible Persons who are non–U.S. nationals or are primarily employed or providing services outside the United States.
(f) Data Privacy. As a condition of receipt of any Award, each grantee explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of personal data as described in this Section 17(f) by and among, as applicable, the Company and its Affiliates for the exclusive purpose of implementing, administering, and managing the Plan and Awards and the grantee’s participation in the Plan. In furtherance of such implementation, administration, and management, the Company and its Affiliates may hold certain personal information about a grantee, including, but not limited to, the grantee’s name, home address, telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), information regarding any securities of the Company or any of its Affiliates, and details of all Awards (the “Data”). In addition to transferring the Data amongst themselves as necessary for the purpose of implementation, administration, and management of the Plan and Awards and the grantee’s participation in the Plan, the Company and its Affiliates may each transfer the Data to any third parties assisting the Company in the implementation, administration, and management of the Plan and Awards and the grantee’s participation in the Plan. Recipients of the Data may be located in the grantee’s country or elsewhere, and the grantee’s country and any given recipient’s country may have different data privacy laws and protections. By accepting an Award, each grantee authorizes such recipients to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of assisting the Company in the implementation, administration, and management of the Plan and Awards and the grantee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or the grantee may elect to deposit any shares of Stock. The Data related to a grantee will be held only as long as is necessary to implement, administer, and manage the Plan and Awards and the grantee’s participation in the Plan. A grantee may, at any time, view the Data held by the Company with respect to such grantee, request additional information about the storage and processing of the Data with respect to such grantee, recommend any necessary corrections to the Data with respect to the grantee, or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Company may cancel the grantee’s eligibility to participate in the Plan, and in the Committee’s discretion, the grantee may forfeit any outstanding Awards if the grantee refuses or withdraws the consents described herein. For more information on the consequences of refusal to consent or withdrawal of consent, grantees may contact their local human resources representative.
SECTION 17. EFFECTIVE DATE OF PLAN
This Plan shall become effective upon approval by the holders of a majority of the votes cast at a meeting of shareholders at which a quorum is present. Subject to such approval by the shareholders and to the requirement that no Stock may be issued hereunder prior to such approval, Stock Options and other Awards may be granted hereunder on and after adoption of this Plan by the Board. No grants of Stock Options and other Awards may be made hereunder after July 23, 2028 and no grants of Incentive Stock Options may be made hereunder after the tenth (10th) anniversary of the date the Plan is approved by the Board.
SECTION 18. GOVERNING LAW
This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, applied without regard to conflict of law principles.

DATE INITIALLY APPROVED BY BOARD OF DIRECTORS: July 23, 2018
DATE INITIALLY APPROVED BY SHAREHOLDERS: October 24, 2018
DATE RESTATEMENT APPROVED BY BOARD OF DIRECTORS: January 22, 2019
DATE RESTATEMENT APPROVED BY BOARD OF DIRECTORS: August 31, 2020
DATE RESTATEMENT APPROVED BY SHAREHOLDERS: October 28, 2020
DATE RESTATEMENT APPROVED BY BOARD OF DIRECTORS: July 28, 2021
DATE RESTATEMENT APPROVED BY BOARD OF DIRECTORS: July 26, 2022
DATE RESTATEMENT APPROVED BY SHAREHOLDERS: October 26, 2022
DATE RESTATEMENT APPROVED BY BOARD OF DIRECTORS: April 26, 2023
DATE RESTATEMENT APPROVED BY BOARD OF DIRECTORS: September 14, 2023
DATE RESTATEMENT APPROVED BY SHAREHOLDERS:

Appendix B
Reconciliation of Non-GAAP Measures to GAAP Measures
The Company defines adjusted EBITDA as income before other non-operating adjustments, interest income and expense, income taxes, depreciation, amortization of intangible assets, restructuring and other charges, impairment of long-lived assets, acquisition, financing and other third party costs, fair value adjustments from purchase accounting, litigation and settlement income and expense, COVID related expenses, and stock-based and other non-cash compensation expense. The adjustments to calculate this non-GAAP financial measure, and the basis for such adjustments, are outlined below:
•Other non-operating adjustments. The Company records other non-operating adjustments such as gains or losses on foreign currency remeasurement, investments and fixed asset sales or disposals among other adjustments. These adjustments may vary from period to period without any direct correlation to underlying operating performance.
•Interest income and expense. The Company receives interest income on investments and incurs interest expense on loans, capital leases and other financing arrangements. These amounts may vary from period to period due to changes in cash and debt balances and interest rates driven by general market conditions or other circumstances outside of the normal course of the Company's operations.
•Income taxes. The Company's GAAP tax expense can fluctuate materially from period to period due to tax adjustments that are not directly related to underlying operating performance or to the current period of operations.
•Depreciation. The Company incurs depreciation expense related to capital assets purchased to support the ongoing operations of the business. These assets are recorded at cost or fair value and are depreciated using the straight-line method over the useful life of the asset. Purchases of such assets may vary significantly from period to period and without any direct correlation to underlying operating performance.
•Amortization of intangible assets. The Company incurs amortization of intangible assets primarily as a result of acquired intangible assets such as backlog, customer relationships and completed technologies but also due to licenses, patents and other arrangements. These intangible assets are valued at the time of acquisition or upon receipt of right to use the asset, amortized over the requisite life and generally cannot be changed or influenced by management after acquisition.
•Restructuring and other charges. The Company incurs restructuring and other charges in connection with management's decisions to undertake certain actions to realign operating expenses through workforce reductions and the closure of certain Company facilities, businesses and product lines. The Company's adjustments reflected in restructuring and other charges are typically related to acquisitions and organizational redesign programs initiated as part of discrete post-acquisition integration activities. Management believes these items are non-routine and may not be indicative of ongoing operating results.
•Impairment of long-lived assets. The Company incurs impairment charges of long-lived assets based on events that may or may not be within the control of management. Management believes these items are outside the normal operations of the Company’s business and are not indicative of ongoing operating results.
•Acquisition, financing and other third party costs. The Company incurs transaction costs related to acquisition and potential acquisition opportunities, such as legal, accounting, and other third party advisory fees. The Company may also incur third-party costs, such as legal, banking, communications, proxy solicitation, and other third party advisory fees in connection with engagements by activist investors or unsolicited acquisition offers. Although the Company may incur such third-party costs and other related charges and adjustments, it is not indicative that any transaction will be consummated. Additionally, the Company incurs unused revolver and bank fees associated with maintaining its credit facility as well as non-cash financing expenses associated with obtaining its credit facility. Management believes these items are outside the normal operations of the Company's business and are not indicative of ongoing operating results.
•Fair value adjustments from purchase accounting. As a result of applying purchase accounting rules to acquired assets and liabilities, certain fair value adjustments are recorded in the opening balance sheet of acquired companies. These adjustments are then reflected in the Company's income statements in periods subsequent to the acquisition. In addition, the impact of any changes to originally recorded contingent consideration amounts are reflected in the income statements in the period of the change. Management believes these items are outside the normal operations of the Company and are not indicative of ongoing operating results.
•Litigation and settlement income and expense. The Company periodically receives income and incurs expenses related to pending claims and litigation and associated legal fees and potential case settlements and/or judgments. Although the Company may incur such costs and other related charges and adjustments, it is not indicative of any particular outcome until the matter is fully resolved. Management believes these items are outside the normal operations of the Company's business and are not indicative of ongoing operating results. The Company periodically receives warranty claims from customers and makes warranty claims towards its vendors and supply chain. Management believes the expenses and gains associated with these recurring warranty items are within the normal operations and operating cycle of the Company's business. Therefore, management deems no adjustments are necessary unless under extraordinary circumstances.
•COVID related expenses. The Company incurred costs associated with the COVID pandemic. These costs relate primarily to enhanced compensation and benefits for employees as well as incremental supplies and services to support social distancing and mitigate the spread of COVID. These costs include expanded sick pay related to COVID, overtime, the Mercury Employee COVID Relief Fund, meals and other compensation-related expenses as well as ongoing testing for onsite employees. Management believes these items are outside the normal operations of the Company and are not indicative of ongoing operating results.
•Stock-based and other non-cash compensation expense. The Company incurs expense related to stock-based compensation included in its GAAP presentation of cost of revenues, selling, general and administrative expense and research and development expense. The Company also incurs non-cash based compensation in the form of pension related expenses. Although stock-based and other non-cash compensation is an expense of the Company and viewed as a form of compensation, these expenses vary in amount from period to period, and are affected by market forces that are difficult to predict and are not within the control of management, such as the market price and volatility of the Company's shares, risk-free interest rates and the expected term and forfeiture rates of the awards, as well as pension actuarial assumptions. Management believes that exclusion of these expenses allows comparisons of operating results to those of other companies, both public, private or foreign, that disclose non-GAAP financial measures that exclude stock-based compensation and other non-cash compensation.
Below is a reconciliation between adjusted EBITDA and the most comparable GAAP financial measure, net income.

(in thousands)	Fiscal 2023
Net loss	$(28,335)
Other non-operating adjustments, net	(1,589)
Interest expense, net	24,106
Income tax benefit	(20,207)
Depreciation	43,777
Amortization of intangible assets	53,552
Restructuring and other charges	6,981
Impairment of long-lived assets	—
Acquisition, financing and other third party costs	10,019
Fair value adjustments from purchase accounting	356
Litigation and settlement expense, net	495
COVID related expenses	67
Stock-based and other non-cash compensation expense	43,031
Adjusted EBITDA	$132,253

Organic revenue and acquired revenue are non-GAAP measures for reporting financial performance of our business. We believe this information provides investors with insight as to our ongoing business performance. Organic revenue represents total company revenue excluding net revenue from acquired companies for the first four full quarters since the entities' acquisition date (which excludes intercompany transactions). Acquired revenue represents revenue from acquired companies for the first four full quarters since the entities' acquisition date (which excludes intercompany transactions). After the completion of four full fiscal quarters, acquired revenue is treated as organic for current and comparable historical periods.
The following table reconciles the most directly comparable GAAP financial measure to the non-GAAP financial measure:

(in thousands)	Fiscal 2023
Organic revenue	$948,814
Acquired revenue	25,068
Net revenues	$973,882

Free cash flow, a non-GAAP measure for reporting cash flow, is defined as cash provided by operating activities less capital expenditures for property and equipment, which includes capitalized software development costs, and, therefore, has not been calculated in accordance with GAAP. Management believes free cash flow provides investors with an important perspective on cash available for investment and acquisitions after making capital investments required to support ongoing business operations and long-term value creation. The Company believes that trends in its free cash flow are valuable indicators of its operating performance and liquidity.

Free cash flow is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. The Company expects to continue to incur expenditures similar to the free cash flow financial adjustment described above, and investors should not infer from the Company's presentation of this non-GAAP financial measure that these expenditures reflect all of the Company's obligations which require cash.

The following table reconciles the most directly comparable GAAP financial measure to the non-GAAP financial measure.

(in thousands)	Fiscal 2023
Net cash used in operating activities	$(21,254)
Purchases of property and equipment	(38,796)
Free cash flow	$(60,050)

THE MERCURY PROCESSING PLATFORM

The end-to-end processing power that serves
the most critical A&D missions.

MACRO THEMES
OUR CUSTOMERS
DATA TO DECISION
SILICON TO SYSTEMS
PROCESSING
Signal
Display
Compute
Software
Networking
Storage
Security
Technological Superiority
Global Alliances
Strategic Domains
Security & Resilience
Affordability & Futureproofing
Sensor Processing
Mission Compute
Command & Control
Communication
Mission Ready
Trusted & Secure
Software Defined
Open & Modular
Defense System Pioneers
Avionics Visionaries
New Technology Futurists

MERCURY SYSTEMS – INNOVATION THAT MATTERS®

Mercury Systems is a technology company that pushes processing power to the tactical edge, making the latest commercial technologies profoundly more accessible for today's most challenging aerospace and defense missions. From silicon to system scale, Mercury enables customers to accelerate innovation and turn data into decision superiority. Headquartered in Andover, Massachusetts, and has 24 locations worldwide.

mrcy.com

mercury VOTE

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by October 25, 2023 at 1:00 A.M., Eastern time.

Online
Go to **www.envisionreports.com/MRCY** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/MRCY

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommend a vote FOR all the nominees listed, FOR Proposals 2, 4, 5 and 6 and for 1 YEAR on Proposal 3.

	For	Withhold
01 - Gerard J. DeMuro	☐	☐
02 - Roger A. Krone	☐	☐
03 - Scott Ostfeld	☐	☐

	1 Year	2 Years	3 Years	Abstain
3. To approve, on an advisory basis, the frequency of say-on-pay votes.	☐	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appear(s) on this proxy card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

03VKTB

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on October 25, 2023:
The Notice of Annual Meeting, Proxy Statement and 2023 Annual Report to Shareholders are available at: www.edocumentview.com/MRCY.

Small steps make an impact.
Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/MRCY

▼ **IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

Proxy — Mercury Systems, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints William L. Ballhaus, Christopher C. Cambria, and David E. Farnsworth, and each of them singly, with full power of substitution, proxies to represent the undersigned at the Annual Meeting of Shareholders of Mercury Systems, Inc. to be held on October 25, 2023 at 10:00 a.m., local time, and at any adjournments or postponements thereof, to vote in the name and place of the undersigned, with all powers which the undersigned would possess if personally present, upon the proposals set forth on the reverse side of this proxy card.

The undersigned hereby acknowledge(s) receipt of a copy of the accompanying Notice or the Annual Meeting of Shareholders and the Proxy Statement with respect thereto and hereby revoke(s) any proxy or proxies heretofore given.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES, FOR PROPOSALS 2, 4, 5 AND 6 AND FOR 1 YEAR ON PROPOSAL 3 AND IN ACCORDANCE WITH THE PROXIES' DISCRETION ON SUCH OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING.

PLEASE VOTE, DATE AND SIGN THIS PROXY IN THE SPACE PROVIDED AND RETURN IT IN THE ENCLOSED ENVELOPE.

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.